                                               Filed Pursuant to Rule 424(b)(4)
                                               Registration Nos. 333-58355 and
                                                                 333-58355-01



PROSPECTUS

                        1,600,000 PREFERRED SECURITIES
                          FIRST AMERICA CAPITAL TRUST

                  8.50% CUMULATIVE TRUST PREFERRED SECURITIES

                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                      GUARANTEED, AS DESCRIBED HEREIN, BY
                           FIRST BANKS AMERICA, INC.
                              ------------------

                 $40,000,000 8.50% SUBORDINATED DEBENTURES OF

                           FIRST BANKS AMERICA, INC.
                              ------------------


    The 8.50% Cumulative Trust Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of First America Capital Trust, a statutory business trust created under the laws of the State of Delaware ("the Trust"). First Banks America, Inc., a Delaware corporation ("FBA" or the "Company"), will own all of the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust.

                                                       (continued on next page)

    The Preferred Securities have been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "FBAPrT."


                       --------------------------------

    SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                       --------------------------------

   THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NON-BANKING AFFILIATE OF THE COMPANY (EXCEPT TO THE EXTENT THAT PREFERRED
    SECURITIES ARE GUARANTEED BY THE COMPANY AS DESCRIBED HEREIN), ARE
       NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
         ANY OTHER GOVERNMENT AGENCY AND INVOLVE INVESTMENT RISKS,
           INCLUDING POSSIBLE LOSS OF PRINCIPAL. THE SECURITIES
             OFFERED BY THIS PROSPECTUS ARE NOT OBLIGATIONS OF
                    OR GUARANTEED BY FIRST BANKS, INC.

                       --------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


========================================================================================================================
                                                             PRICE TO             UNDERWRITING            PROCEEDS TO
                                                              PUBLIC             COMMISSION<F1>          THE TRUST<F2>
------------------------------------------------------------------------------------------------------------------------
Per Preferred Security...............................         $25.00               0.9375<F2>                $25.00
------------------------------------------------------------------------------------------------------------------------
Total<F3>............................................      $40,000,000           1,500,000<F2>            $40,000,000
========================================================================================================================

<F1>The Trust and the Company have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

<F2>In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed to pay the Underwriters as compensation for their arranging the investment therein of such proceeds $0.9375 per Preferred Security, or
    $1,500,000 in the aggregate ($1,725,000 if the over-allotment option is exercised in full). See
    "Underwriting." The Company has also agreed to pay the expenses of the offering estimated to be
    $250,000.

<F3>The Trust has granted the Underwriters an option exercisable within 30 days from the date of this
    Prospectus to purchase up to 240,000 additional Preferred Securities on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional
    Preferred Securities are purchased, the total Price to Public and Proceeds to the Trust will be
    $46,000,000.

                   -----------------------------------------

    The Preferred Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made on or about July 21, 1998.

STIFEL, NICOLAUS & COMPANY                                      HOEFER & ARNETT
      INCORPORATED                                                INCORPORATED

July 15, 1998

(continued from previous page)


    State Street Bank and Trust Company is the Property Trustee (as defined herein) of the Trust. The Trust exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of 8.50% Subordinated Debentures (the "Subordinated Debentures") of the Company. The Subordinated Debentures will mature on June 30, 2028, which date may be (i) shortened to a date not earlier than June 30, 2003, or (ii) extended to a date not later than June 30, 2037, in each case if certain conditions are met (including, in the case of shortening the Stated Maturity (as defined herein), the Company having received prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve). The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

    Holders of Preferred Securities are entitled to receive preferential cumulative cash distributions, at the annual rate of 8.50% of the liquidation amount of $25 per Preferred Security (the "Liquidation Amount"), accruing from July 21, 1998, the date of original issuance, and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing September 30, 1998 (the "Distributions"). The Company has the right, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"); provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. WHILE THE COMPANY INTENDS TO TAKE THE POSITION THAT THE SUBORDINATED DEBENTURES WILL NOT BE DEEMED TO BE ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID"), DURING AN EXTENSION PERIOD, INTEREST ON THE SUBORDINATED DEBENTURES WILL CONTINUE TO ACCRUE (AND THE AMOUNT OF DISTRIBUTIONS TO WHICH HOLDERS OF THE PREFERRED SECURITIES ARE ENTITLED WILL ACCUMULATE) AT THE RATE OF 8.50% PER ANNUM, COMPOUNDED QUARTERLY, AND HOLDERS OF THE PREFERRED SECURITIES WILL BE REQUIRED TO INCLUDE INTEREST INCOME AS OID IN THEIR GROSS INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. A HOLDER OF PREFERRED SECURITIES WHO DISPOSES OF ITS PREFERRED SECURITIES BETWEEN RECORD DATES FOR PAYMENTS OF DISTRIBUTIONS (AND CONSEQUENTLY DOES NOT RECEIVE A DISTRIBUTION FROM THE TRUST FOR THE PERIOD PRIOR TO SUCH DISPOSITION) WILL NEVERTHELESS BE REQUIRED TO INCLUDE ACCRUED BUT UNPAID INTEREST OR OID, IF ANY, ON THE SUBORDINATED DEBENTURES THROUGH THE DATE OF DISPOSITION IN ORDINARY INCOME AND TO ADD THE AMOUNT OF ANY ACCRUED OID TO ITS ADJUSTED TAX BASIS IN ITS PRO RATA SHARE OF THE UNDERLYING SUBORDINATED DEBENTURES DEEMED DISPOSED OF. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period," "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount" and "--Disposition of Preferred Securities."


    The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein) provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of the Trust under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust, as described herein. See "Description of the Guarantee--General." If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a

                                                       (continued on next page)

(continued from previous page)

holder of Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payments of amounts equal to such Distributions to such holder. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations (each as defined herein) of the Company. The Subordinated Debentures are unsecured obligations of the Company and are subordinated to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

    The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after June 30, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Preferred Securities--Redemption."

    The Company has the right at any time to dissolve, wind-up or terminate the Trust, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. In the event of the voluntary or involuntary dissolution, winding up or termination of the Trust, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Subordinated Debenture having an aggregate principal amount equal to the Liquidation Amount of such Preferred Securities (and carrying with it accumulated interest in an amount equal to the accumulated and unpaid Distributions then due on such Preferred Securities), subject to certain exceptions. See "Description of the Preferred Securities--Redemption" and "--Liquidation Distribution Upon Termination."

                       --------------------------------

    The Company will provide Quarterly Reports containing unaudited financial statements to the holders of Preferred Securities if such reports are furnished to the holders of the Company's common stock, and Annual Reports containing financial statements audited by the Company's independent auditors. The Company will also furnish Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q free of charge to holders of Preferred Securities who so request in writing addressed to the Secretary of the Company.

                       --------------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT, STABILIZING TRANSACTIONS, THE PURCHASE OF PREFERRED SECURITIES TO COVER SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF SUCH ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

                               MAP OF LOCATIONS

                                 [MAP OF USA]

-------------------------------------------------------------------------------

BANKTEXAS N.A.
HAS 6 BRANCHES SERVING HOUSTON
AND DALLAS, TEXAS . . .
--------------------------------

(DALLAS)

Abrams
Irving--Las Colinas
McKinney

(HOUSTON)

Allen Parkway
Northside
Westheimer

--------------------------------

PENDING ACQUISITION . . .

Redwood Bank

FIRST BANK OF CALIFORNIA
HAS 11 BRANCHES SERVING
NORTHERN CALIFORNIA . . .
--------------------------------

Campbell
Concord
Fairfield
Rancho Cordova
Roseville (3)
Sacramento
San Francisco
San Pablo
Vallejo

CORPORATE OFFICE . . .
--------------------------------

FIRST BANKS AMERICA, INC.
135 NORTH MERAMEC AVENUE
ST. LOUIS, MISSOURI 63105

                              PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere (or incorporated by reference) in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

GENERAL

    First Banks America, Inc. ("FBA" or the "Company") is a bank holding company with two wholly-owned banking subsidiaries, First Bank of California ("FB California"), a bank chartered by the State of California, and BankTEXAS National Association, a national banking association ("BankTEXAS") (collectively, the "Subsidiary Banks"). FBA, through FB California and BankTEXAS, operates a total of eleven banking locations in the San Francisco-Sacramento corridor of Northern California and a total of six banking locations in Houston, Dallas, Irving and McKinney, Texas. As of March 31, 1998, FBA had approximately $692.4 million in total assets, $444.1 million in total loans, net of unearned discount, $600.6 million in total deposits and $56.8 million in total stockholders' equity. Since 1994, FBA has been controlled by First Banks, Inc., a $4.3 billion bank holding company headquartered in St. Louis, Missouri ("First Banks").

    In an effort to enhance its banking franchise, FBA places emphasis upon acquiring other financial institutions as a means of accelerating its growth in order to expand its presence in a given market, to increase the scope of its market area or to enter new or noncontiguous market areas. After an acquisition is consummated, FBA endeavors to enhance the franchise of the acquired entity by supplementing the acquired entity's marketing and business development efforts in order to broaden customer bases, strengthen particular business segments or fill voids in its overall market coverage. In addition, the acquisition program enables FBA to further leverage the operational support services available to it through First Banks and to provide the products and services typically available only through such a larger organization. FBA's management philosophy is to centralize overall corporate policies, procedures and administrative functions and to provide operational support functions for the Subsidiary Banks. Primary responsibility for implementation of such policies and management of the Subsidiary Banks resides with the officers and directors of the respective Subsidiary Banks.

    After First Banks' 1994 acquisition of control of FBA, FBA embarked on a business strategy to improve its operating performance and strengthen its asset quality as prerequisites to initiating an effective acquisition program. The initial stages of this strategy involved substantial restructuring of assets and liabilities and reduction of operating expenses, resulting in significant losses in the sale of investment securities and the establishment of substantial provisions for loan losses. The loan losses related primarily to problems with FBA's portfolio of indirect automobile loans. The losses also included significant nonrecurring expenses in connection with the reduction of non-interest expenses, including personnel and employee benefits, occupancy, data processing and other expenses. Following net losses of $4.8 million and $905,000 for the fiscal years ended December 31, 1995 and 1994, respectively, reflecting the implementation of the new strategy, FBA returned to profitability in 1996, with consolidated net income of $691,000, representing a 0.15% return on average assets. FBA's profitability has continued to improve. FBA has reported consolidated net income of $3.5 million for the fiscal year ended December 31, 1997 and consolidated net income of $1.1 million for the three months ended March 31, 1998.

    Selected consolidated financial data of FBA and its subsidiaries, including the Subsidiary Banks, as of and for the five years ended December 31, 1997 and the three months ended March 31, 1998 and 1997 are set forth below:

                                       THREE MONTHS ENDED
                                           MARCH 31,                                   YEAR ENDED DECEMBER 31,
                                    ------------------------         -----------------------------------------------------------
                                      1998            1997            1997         1996         1995         1994         1993
                                      ----            ----            ----         ----         ----         ----         ----
                                                                  (DOLLARS EXPRESSED IN THOUSANDS)
Net income (loss)...............    $  1,100             484           3,533          691       (4,814)        (905)         219
Stockholders' equity............      56,841          38,013          45,091       38,195       40,965       39,714       14,952
Total assets....................     692,409         530,023         643,664      529,087      468,486      331,790      368,608
Return on average assets........        0.67%<F1>       0.37%<F1>       0.65%        0.15%       (1.28)%      (0.25)%       0.07%
Return on average equity........        8.13 <F1>       5.11 <F1>       8.90         1.71       (12.06)       (3.66)        1.49

--------
<F1>Ratios as of March 31, 1998 and 1997 are annualized.

    The Subsidiary Banks offer a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, and interest checking, savings and money market accounts. Loan product offerings include commercial and financial, commercial and residential real estate, real estate construction and development and consumer loans. Other financial services include mortgage banking, automatic teller machines, telephone banking, lockbox deposits, cash management services, sweep accounts, credit-related insurance and safe deposit boxes. FBA and the Subsidiary Banks purchase certain services and supplies, including data processing services, internal auditing, loan review, income tax preparation and assistance, accounting, asset/liability management and investment services, loan servicing and other management and administrative services from First Banks and its affiliates.

    The following table provides general information regarding FB California and BankTEXAS as of March 31, 1998:

                                                NUMBER OF        TOTAL           LOANS, NET OF          TOTAL
                                                LOCATIONS        ASSETS        UNEARNED DISCOUNT       DEPOSITS
                                                ---------        ------        -----------------       --------
                                                               (DOLLARS EXPRESSED IN THOUSANDS)
    FB California...........................       11           $415,806            270,713            365,405
    BankTEXAS...............................        6            271,902            173,386            235,215

    While FBA initially focused its acquisition efforts within its primary market areas of Houston and Dallas, Texas and the immediately surrounding areas, increased prices for potential acquisition candidates in the Texas market generally reduced the suitability to FBA of potential acquisition candidates based in such areas. Accordingly, FBA broadened its target market to include California, where FBA perceived pricing to be more attractive. The economic advantages of the California market were enhanced by the geographic proximity of various offices of First Bank & Trust, a subsidiary of First Banks. Between October 1996 and February 1998, FBA completed four acquisitions of banks located in northern California, which banks were subsequently merged together to form FB California. See "Management's Discussion and Analysis--Acquisitions" for a discussion of FBA's recent acquisitions.

PENDING ACQUISITION

    On June 8, 1998, FBA announced the signing of an Agreement in Principle to acquire Redwood Bancorp ("Redwood"), and its wholly owned subsidiary, Redwood Bank, for cash consideration of $26 million. Redwood is headquartered in San Francisco, California and operates four banking locations in the San Francisco Bay area. As of March 31, 1998, Redwood had approximately $152.0 million in total assets, $120.1 million in total loans, net of unearned discount, $130.1 million in total deposits and $17.8 million in total stockholder's equity. The transaction is subject to various conditions, including the negotiation of a definitive agreement and the receipt of regulatory approvals and the approval of Redwood's sole shareholder. FBA anticipates the transaction will be consummated at the end of the fourth quarter of 1998. See "Use of Proceeds" and "Pro Forma Financial Information."

    Selected consolidated financial data of Redwood and its subsidiaries, as of and for the two years ended December 31, 1997 and the three months ended March 31, 1998 and 1997 are set forth below:

                                              THREE MONTHS ENDED                  YEAR ENDED
                                                  MARCH 31,                      DECEMBER 31,
                                             --------------------            --------------------
                                             1998            1997            1997            1996
                                             ----            ----            ----            ----
                                                       (DOLLARS EXPRESSED IN THOUSANDS)
Net income (loss).......................   $    425             250           1,420           3,307
Stockholders' equity....................     17,826          16,127          17,472          15,943
Total assets............................    152,006         133,157         145,472         134,061
Return on average assets................       1.14%<F1>       0.75%<F1>       1.02%           2.63%
Return on average equity................       9.62 <F1>       6.24 <F1>       8.50           23.02

--------
<F1>Ratios as of March 31, 1998 and 1997 are annualized.

RECENT DEVELOPMENTS

    On July 13, 1998, FBA issued a press release reporting its unaudited financial data for the three month period and six month period ended June 30, 1998. FBA reported net income of $1.02 million or $0.20 per share on a diluted basis, for the quarter ended June 30, 1998 compared to $986,000 or $0.24 per share on a diluted basis for the quarter ended June 30, 1997. FBA reported net income for the six months ended June 30, 1998 and 1997 of $2.12 million and $1.47 million, or $0.42 and $0.36 per share on a diluted basis, respectively. Net income for the period ended June 30, 1998 included expenses associated with converting data processing and back office operations of Surety Bank and Pacific Bay Bank (as hereinafter defined) to FBA's systems and procedures. Results for the six months ended June 30, 1998 include a net charge after related income taxes of $225,000, or $0.04 per share on a diluted basis, in settlement of litigation. At June 30, 1998, FBA had consolidated assets of approximately $675.0 million.


    FBA's principal executive office is located at 135 North Meramec, St. Louis, Missouri 63105, and its telephone number is (314) 854-4600.

                                   THE TRUST

    The Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of June 18, 1998, executed by the Company, as depositor, and the trustees of the Trust (together with the Property Trustee, the "Trustees"), and (ii) a certificate of trust filed with the Secretary of State of the State of Delaware on June 18, 1998. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of Common Securities." The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures and payments thereunder will be the only assets of the Trust and payments under the Subordinated Debentures will be the only revenue of the Trust. The Trust has a term of 55 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of the Trust is 135 North Meramec, St. Louis, Missouri 63105, and its telephone number is
(314) 854-4600.

    The number of Trustees will, pursuant to the Trust Agreement, initially be five. Three of the Trustees (the "Administrative Trustees") will be persons who are employees or officers of, or who are affiliated with, the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). State Street Bank and Trust Company, a state chartered trust company organized under the laws of the Commonwealth of Massachusetts, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, State Street Bank and Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as Debenture Trustee (as defined herein) under the Indenture. The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Wilmington Trust Company, a Delaware chartered trust company, will act as Delaware Trustee.

    The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges under the Indenture. The Property Trustee will also maintain exclusive control of a segregated non-interest-bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities.

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                                 THE OFFERING


Securities Offered................    1,600,000 Preferred Securities having a Liquidation Amount of $25 per Preferred
                                      Security. The Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust, which assets will consist solely of the
                                      Subordinated Debentures and payments thereunder. The Trust has granted the
                                      Underwriters an option, exercisable within 30 days after the date of this
                                      Prospectus, to purchase up to an additional 240,000 Preferred Securities at the initial offering price, solely to cover over-allotments, if any.

Distributions.....................    The Distributions payable on each Preferred Security will be fixed at a rate per annum of 8.50% of the Liquidation Amount of $25 per Preferred Security, will be cumulative, will accrue from July 21, 1998, the date of original issuance of the
                                      Preferred Securities, and will be payable quarterly in arrears, on March 31,
                                      June 30, September 30 and December 31 of each year, commencing September 30,
                                      1998. See "Description of the Preferred Securities--Distributions--Payment of
                                      Distributions."

Option to Extend Interest Payment
  Period..........................    The Company has the right, at any time, so long as no Debenture Event of Default has occurred and is continuing, to defer payments of interest on the Subordinated
                                      Debentures for a period not exceeding 20 consecutive quarters; provided, that no
                                      Extension Period may extend beyond the Stated Maturity of the Subordinated
                                      Debentures. As a consequence of the extension by the Company of the interest payment period, quarterly Distributions on the Preferred Securities will be de-
                                      ferred (though such Distributions would continue to accrue with interest thereon compounded quarterly, since interest will continue to accrue and compound on the
                                      Subordinated Debentures) during any such Extension Period. During an Extension
                                      Period, the Company will be prohibited, subject to certain exceptions described herein, from declaring or paying any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the
                                      Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the foregoing requirements. See "Description of the Preferred
                                      Securities--Distributions--Extension Period" and "Description of the Subordi-
                                      nated Debentures--Option to Extend Interest Payment Period."

                                      Should an Extension Period occur, holders of Preferred Securities will be required to include deferred interest income in their gross income for United
                                      States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. See "Certain
                                      Federal Income Tax Consequences--Potential Extension of Interest Payment Period
                                      and Original Issue Discount."

Optional Redemption...............    The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier

                                       5

                                      redemption. Subject to Federal Reserve approval, if then required under applica-
                                      ble capital guidelines or policies of the Federal Reserve, the Subordinated
                                      Debentures are redeemable prior to maturity at the option of the Company (i) on or after June 30, 2003, in whole at any time or in part from time to time, or
                                      (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company
                                      Event, in each case at the redemption price equal to 100% of the principal amount of the Subordinated Debentures, together with any accrued but unpaid interest to the date fixed for redemption. See "Description of the Subordinated
                                      Debentures--Redemption."

Distribution of Subordinated
  Debentures......................    The Company has the right at any time to terminate the Trust and cause the
                                      Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of the Trust, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred
                                      Securities--Redemption" and "Description of the Preferred
                                      Securities--Liquidation Distribution Upon Termination."

Guarantee.........................    The Company has guaranteed the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust, as described herein. The Company and the
                                      Trust believe that, taken together, the obligations of the Company under the
                                      Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and
                                      the Expense Agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of the Trust under the Preferred Securities. The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations
                                      of the Company. If the Company does not make principal or interest payments on the Subordinated Debentures, the Trust will not have sufficient funds to make distributions on the Preferred Securities; in such event, the Guarantee will not apply to such Distributions until the Trust has sufficient funds available therefor. See "Description of the Guarantee."

Voting Rights.....................    The holders of the Preferred Securities will have no voting rights except in limited circumstances. The affirmative consent of the holders of at least 66 2/3%
                                      of the outstanding Preferred Securities will be required by the Trust for amendments to the Trust Agreement that would adversely affect the rights or privileges of the holders of the Preferred Securities. See "Description of the
                                      Preferred Securities--Voting Rights; Amendment of Trust Agreement."

Use of Proceeds...................    The proceeds from the sale of the Preferred Securities offered hereby will be used by the Trust to purchase the Subordinated Debentures issued by the Company.
                                      The Company intends to use the net proceeds from the sale of the Subordinated
                                      Debentures to repay outstanding indebtedness to First Banks under the terms of a revolving promissory note payable, for general corporate purposes, for acquisi-
                                      tions (including the pending acquisition of Redwood), and the possible repurchase of common stock from time to time. The portion of the net proceeds from the sale of Subordinated Debentures which is not used to repay existing obligations will be invested in short term investment securities pending its use for the purposes described above. See "Use of Proceeds" and "Management's Discussion and
                                      Analysis--Acquisitions."

New York Stock Exchange...........    The Preferred Securities have been approved for listing on the NYSE under the symbol "FBAPrT".

                    SUMMARY CONSOLIDATED FINANCIAL DATA<F1>

    The consolidated financial data below, insofar as it relates to the five years ended December 31, 1997, is derived from the audited consolidated financial statements of FBA. The data for the three month periods ended March 31, 1998 and 1997 has been derived from unaudited interim financial statements; however, in the opinion of the Company, such unaudited interim statements include all adjustments (consisting of normal recurring accruals) necessary to fairly present the data for such periods. The results of operations for the three month period ended March 31, 1998 are not necessarily indicative of results to be achieved for the full year. Such data is qualified in its entirety by reference to the consolidated financial statements of FBA included elsewhere in this Prospectus or incorporated by reference and should be read in conjunction with such financial statements and related notes thereto and "Management's Discussion and Analysis." See "Available Information" and "Incorporation of Certain Documents by Reference."

                              THREE MONTHS ENDED
                                   MARCH 31,                          YEAR ENDED DECEMBER 31,
                              ------------------         ------------------------------------------------
                              1998          1997         1997       1996       1995       1994       1993
                              ----          ----         ----       ----       ----       ----       ----
                                        (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Interest income.........    $ 12,996        9,611       42,517     33,382     26,556     22,649     21,966
 Interest expense........       5,899        4,508       19,155     15,533     13,134     11,072      9,750
                             --------      -------      -------    -------    -------    -------    -------
 Net interest income.....       7,097        5,103       23,362     17,849     13,422     11,577     12,216
 Provision for possible
   loan losses...........         300          550        2,000      2,405      6,416      1,258        490
                             --------      -------      -------    -------    -------    -------    -------
 Net interest income
   after provision for
   possible loan
   losses................       6,797        4,553       21,362     15,444      7,006     10,319     11,726
 Noninterest income......       1,150          871        3,287      3,585        129     (4,511)     3,068
 Noninterest expense.....       6,057        4,493       17,677     17,737     14,148     16,174     14,575
                             --------      -------      -------    -------    -------    -------    -------
 Income (loss) before
   provision (benefit)
   for income taxes and
   minority interest in
   (income) loss of
   subsidiary............       1,890          931        6,972      1,292     (7,013)   (10,366)       219
 Provision (benefit) for
   income tax expense....         790          361        3,145        470     (2,188)    (9,461)        --
                             --------      -------      -------    -------    -------    -------    -------
 Net income (loss) before
   minority interest in
   (income) loss of
   subsidiary............       1,100          570        3,827        822     (4,825)      (905)       219
 Minority interest in
   (income) loss of
   subsidiary............          --          (86)        (294)      (131)        11         --         --
                             --------      -------      -------    -------    -------    -------    -------
 Net income (loss).......    $  1,100          484        3,533        691     (4,814)      (905)       219
                             ========      =======      =======    =======    =======    =======    =======
DIVIDENDS:
 Common stock............    $     --           --           --         --         --         --         --
 Ratio of total dividends
   declared to net
   income................          --%          --%          --%        --%        --%        --%        --%
PER SHARE DATA:
 Earnings (loss) per
   share:
     Basic...............    $   0.22         0.12         0.87       0.16      (1.19)     (0.41)      0.17
     Diluted.............        0.22         0.12         0.86       0.16      (1.19)     (0.41)      0.14
 Weighted average common
   stock outstanding (in
   thousands)............       4,911        4,082        4,069      4,225      4,032      2,181      1,290
BALANCE SHEET DATA (AT
  PERIOD END):
 Investment securities...    $141,131      139,682      148,181    125,139    113,586     61,400    160,158
 Loans, net of unearned
   discount..............     444,099      327,015      431,455    336,371    266,588    203,314    167,732
 Total assets............     692,409      530,023      643,664    529,087    468,486    331,790    368,608
 Total deposits..........     600,557      452,455      556,527    455,942    405,427    241,570    242,897
 Promissory note
   payable...............      13,450       14,000       14,900     14,000      1,054      1,054      1,054
 Stockholders' equity....      56,841       38,013       45,091     38,195     40,965     39,714     14,952
EARNINGS RATIOS:
 Return on average total
   assets<F2>............        0.67%        0.37%        0.65%      0.15%     (1.28)%    (0.25)%     0.07%
 Return on average
   stockholders'
   equity<F2>............        8.13         5.11         8.90       1.71     (12.06)     (3.66)      1.49
ASSET QUALITY RATIOS:
 Allowance for possible
   loan losses to
   loans.................        2.72         3.32         2.64       3.19       3.98       1.36       1.57
 Nonperforming loans to
   loans<F3>.............        1.35         0.75         0.66       0.88       1.90       0.14       0.37
 Allowance for possible
   loan losses to
   nonperforming
   loans<F3>.............      200.95       444.66       400.81     363.10     209.18     940.61     423.95
 Nonperforming assets to
   loans and foreclosed
   assets<F4>............        1.51         1.06         0.80       1.17       2.78       0.90       2.22
 Net loan charge-offs to
   average loans<F2>.....        0.49         0.52         0.40       1.69       1.45       0.62       0.52
CAPITAL RATIOS:
 Average stockholders'
   equity to average
   total assets..........        8.25         7.32         7.34       8.86      10.64       6.80       4.40
 Total risk-based capital
   ratio.................        9.08         6.94         6.88       6.62       9.64      17.50       8.47
 Leverage ratio..........        6.77         4.22         4.96       4.46       5.98      11.97       4.27
RATIO OF EARNINGS (LOSS)
  TO FIXED CHARGES<F5>:
 Including interest on
   deposits..............        1.31x        1.20x        1.35x      1.08x      0.50x      0.11x      1.02x
 Excluding interest on
   deposits..............        3.35         2.17         3.00       1.53      (1.13)     (1.28)      1.09

----------

<F1>The comparability of the selected data presented is affected by FBA's acquisitions of Pacific Bay Bank, Surety Bank and Sunrise Bank of California on February 2, 1998, December 1, 1997 and November 1, 1996, respectively. These acquisitions were accounted for as purchases and, accordingly, the selected data includes the financial position and results of operations of each acquired entity only for the periods subsequent to its date of acquisition. In addition, on February 2, 1998, FBA completed its acquisition of First Commercial Bancorp, Inc. and its subsidiary, First Commercial Bank. As discussed in Note 2 to the consolidated financial statements of FBA, the selected data has been restated to reflect First Banks, Inc.'s interest in First Commercial Bancorp, Inc. for the periods subsequent to August 23, 1995.
<F2>Ratios for the three month periods are annualized.
<F3>Nonperforming loans consist of nonaccrual loans and loans with restructured terms.
<F4>Nonperforming assets consist of nonperforming loans and foreclosed assets.
<F5>For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.

                                 RISK FACTORS

    Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following risk factors in evaluating the Company and its business and the Trust before purchasing the Preferred Securities offered hereby. Prospective investors should note, in particular, that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Act of 1934, as amended (the "Exchange Act"), and that actual results could differ materially from those contemplated by such statements. The considerations listed below represent certain important factors the Company believes could cause such results to differ. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Company and the Trust. It should be recognized that other risks may be significant, presently or in the future, and that the risks set forth below may affect the Company and the Trust to a greater extent than indicated.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

  RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE SUBORDINATED DEBENTURES

    The obligations of the Company under the Guarantee issued for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company, whether now existing or hereafter incurred. At March 31, 1998, the aggregate outstanding Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company was approximately $23.4 million. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any Subsidiary Bank upon such Subsidiary Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that Subsidiary Bank, except to the extent that the Company may itself be recognized as a creditor of that Subsidiary Bank. The Subordinated Debentures, therefore, will be effectively subordinated to all existing and future liabilities of the Subsidiary Banks and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, Subordinated Debt and Additional Senior Obligations, that may be incurred by the Company. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Subordinated Debentures--Subordination."

    The ability of the Trust to pay amounts due on the Preferred Securities is dependent solely upon the Company making payments on the Subordinated Debentures as and when required.

  OPTION TO EXTEND INTEREST PAYMENT PERIOD, TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES


    The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period; provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Trust will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate of 8.50% per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 8.50% compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times the Company may elect to begin an Extension Period. See "Description of the Preferred Securities--Distributions--Extension Period" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Period."


    Should an Extension Period occur, each holder of Preferred Securities will be required to accrue and recognize income (in the form of original issue discount ("OID")) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by the Trust for United States federal income tax purposes. A holder of Preferred Securities must, as a result, include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. Should the Company elect, however, to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which OID accrues that are not subject to such optional deferrals.

  TAX EVENT, CAPITAL TREATMENT EVENT OR INVESTMENT COMPANY EVENT; REDEMPTION

    The Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (whether occurring before or after June 30, 2003), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "--Redemption; Exchange of Preferred Securities for Subordinated Debentures."

    "Tax Event" means the receipt by the Trust of an opinion of counsel rendered by a law firm having a recognized tax and securities law practice to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or, within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

    According to a petition recently filed in the United States Tax Court by a corporation unrelated to the Company and the Trust, the Internal Revenue Service has challenged the deductibility for United States federal income tax purposes of interest payments on certain purported debt instruments for United States federal income tax purposes where the holders of the debt instruments, in turn, issued preferred securities to investors. Although the overall structure of the financing arrangement involved in that case is somewhat similar to the financing structure for the Subordinated Debentures and the Trust, the relevant facts in that case appear to differ significantly from those relating to the Subordinated Debentures and the Trust. Whether the Internal Revenue Service would attempt to challenge the deductibility of interest on the Subordinated Debentures cannot be predicted. The Company intends to take the position that interest payments on the Subordinated Debentures will be deductible by the Company for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Classification of the Subordinated Debentures." Adverse developments relating to the deductibility of interest, whether arising in connection with the case currently pending in the United States Tax Court or not, could give rise to a Tax Event. Consequently, there can be no assurance that a Tax Event will not occur. If the Internal Revenue Service successfully challenged the deductibility of interest on the Subordinated Debentures, and the Subordinated Debentures were determined to constitute equity rather than indebtedness of the Company, the Company would not be entitled to deduct the stated interest payments thereon and thus, the Company's federal income tax liability would likely increase. Consequently, the Company might have less cash on hand with which to make distributions and amounts payable on liquidation, redemption or otherwise, to the holders of the Preferred Securities.

    "Capital Treatment Event" means the receipt by the Trust of an opinion of counsel rendered by a law firm having a recognized banking law practice to the effect that, as a result of any amendment to or any change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then applicable to the Company, provided, however, that the inability of the Company to treat all or any portion of the Liquidation Amount of the Preferred Securities as Tier 1 Capital shall not constitute the basis for a Capital Treatment Event if such inability results from the Company having cumulative preferred capital in excess of the amount which may qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines of the Federal Reserve.

    "Investment Company Event" means the receipt by the Trust of an opinion of counsel rendered by a law firm having a recognized tax and securities law practice to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the date of original issuance of the Preferred Securities. See "--Risk Factors Relating to the Preferred Securities--Recent Tax Legislation" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities prior to June 30, 2003.

  SHORTENING OR EXTENSION OF STATED MATURITY OF SUBORDINATED DEBENTURES

    The Company has the right, at any time, to shorten the maturity of the Subordinated Debentures to a date not earlier than June 30, 2003. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company also has the right to extend the maturity of the Subordinated Debentures (whether or not the Trust is terminated and the Subordinated Debentures are distributed to holders of the Preferred Securities) to a date no later than June 30, 2037, a date approximately 39 years after the initial issuance of the Preferred Securities. Such right may only be exercised, however, if at the time such election is made and at the time of such extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) the Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. See "Description of the Subordinated Debentures--General."

  RIGHTS UNDER THE GUARANTEE

    The Guarantee guarantees to the holders of the Preferred Securities, to the extent not paid by the Trust, (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds available therefor at such time, (ii) the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that the Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution (as defined herein), to the extent the Trust has funds available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of not less than a majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person (as defined in the Guarantee). If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, the Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. In the event, however, that a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Subordinated Debentures does not constitute a Debenture Event of Default. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Subordinated Debentures--Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

    The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement provide in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of the Trust under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee."

  NO VOTING RIGHTS EXCEPT IN LIMITED CIRCUMSTANCES

    Holders of Preferred Securities will have no voting rights except in limited circumstances relating only to the modification of the Preferred Securities and the exercise of the rights of the Trust as holder of the Subordinated Debentures and the Guarantee. The affirmative consent of the holders of at least 66 2/3% of the outstanding Preferred Securities will be required by the Trust for amendments to the Trust Agreement or the Guarantee that would adversely affect the rights or privileges of the holders of the Preferred Securities. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, as such voting rights are vested exclusively in the holder of the Common Securities (except upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" and "Description of the Preferred Securities--Removal of the Trust Trustees."

  RECENT TAX LEGISLATION

    Certain legislative proposals were made in 1996 and 1997 which, if enacted, could have adversely affected the ability of the Company to deduct interest paid on the Subordinated Debentures. These proposals were not, however, incorporated into the legislation enacted on August 5, 1997 as the Taxpayer Relief Act of 1997. Nevertheless, there can be no assurance that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit, but not require, the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, June 30, 2003. See "Description of the Subordinated Debentures--Redemption" and "Description of the Preferred Securities--Redemption--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption" and "Certain Federal
Income Tax Consequences--Effect of Recent Changes in Tax Laws."

  REDEMPTION; EXCHANGE OF PREFERRED SECURITIES FOR SUBORDINATED DEBENTURES

    The Company has the right at any time to dissolve, wind-up or terminate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of the Trust. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will have the right, in certain circumstances, to redeem the Subordinated Debentures in whole or in part, in lieu of a distribution of the Subordinated Debentures by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by the Company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities--Redemption--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption."

    Under current United States federal income tax law, a distribution of Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. If, however, the Trust were to be recharacterized as an association taxable as a corporation at the time of the dissolution of the Trust, the distribution of the Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. Moreover, upon occurrence of a Tax Event, a dissolution of the Trust in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust."

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of the Trust. The Preferred Securities or the Subordinated Debentures may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein.

    If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Subordinated Debentures on the NYSE or such stock exchanges, if any, on which the Preferred Securities are then listed.

  TRADING PRICE; ABSENCE OF PRIOR PUBLIC MARKET FOR THE PREFERRED SECURITIES

    The Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from the Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include all accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Disposition of Preferred Securities."


    There is no current public market for the Preferred Securities. Although the Preferred Securities have been approved for listing on the NYSE, there can be no assurance that an active public market will develop for the

Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.


  PREFERRED SECURITIES ARE NOT INSURED

    The Preferred Securities are not insured by the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") of the
Federal Deposit Insurance Corporation (the "FDIC") or by any other governmental agency.

RISK FACTORS RELATING TO THE COMPANY

  HISTORY OF LOSSES OF FBA

    Prior to 1996, FBA experienced several years of significant operating losses caused by economic conditions in its markets, loan losses and asset quality deterioration, high overhead and operational problems. Consequently, FBA's positive earnings record occurred only during the period from January 1996 through the present. There can be no assurance that a recurrence of some or all of the problems which led to earlier losses will not cause similar problems in the future, or that FBA will be able to sustain the favorable recent earnings trends.

  OPERATING REQUIREMENTS ASSOCIATED WITH GEOGRAPHIC DISPERSION

    Because of the geographic distance between the offices of BankTEXAS and FB California, various operating requirements are placed on FBA's management which are not present in other organizations operating in contiguous markets. These include: (1) the operation of data processing and item processing functions at remote locations; (2) the control of correspondent accounts, reserve balances and wire transfers, particularly where differences in time zones are involved;
(3) providing administrative support, including accounting, human resources, loan servicing, internal audit and credit review, at significant distances and
(4) establishing and monitoring compliance with corporate policies and procedures. This geographic distance adds to the cost of management, and such additional costs could limit the profitability which might otherwise be expected by investors in FBA.

  DEPENDENCE ON FUTURE GROWTH THROUGH ACQUISITIONS

    FBA believes that a business strategy of growth through acquisitions is necessary in order for FBA to achieve the size necessary to compete with larger competitors in the banking industry. There are several risks associated with such a strategy, including the following:

        (1) There is a general trend toward consolidation among financial institutions, and there are a large number of potential competitors for acquisitions viewed favorably by FBA's management, including, in some cases, much larger organizations with substantially more resources than FBA.

        (2) The prices at which acquisitions may be made fluctuates with market conditions, and there is no assurance that FBA will continue to identify acquisition prospects at prices which its management and Board of Directors believe are reasonable. To the extent that FBA is able to identify acquisitions that may be made using securities of FBA rather than cash, the prospects for acquisitions without dilution of FBA's stockholders will also depend to some extent on the market for FBA's securities, which is beyond FBA's control and may fluctuate over time.

        (3) The managerial and operational requirements for completing acquisitions and realizing the benefits therefrom can be burdensome and time-consuming. There is no assurance that FBA will realize the benefits of particular acquisitions in a timely manner or without unanticipated costs.

  UNCERTAINTIES ARISING FROM YEAR 2000

    FBA and the Subsidiary Banks are subject to risks associated with the "Year 2000" problem, a term which refers to uncertainties about the ability of various data processing hardware and software systems to interpret dates correctly after the beginning of the year 2000. Since most of these systems are common with those of First Banks, FBA has been working with First Banks to address this problem. Most of the software used by FBA is purchased from outside vendors. Consequently, FBA has been working with these vendors to determine whether these issues are being adequately addressed.

    FBA's process of evaluating potential effects of Year 2000 issues on customers of the Subsidiary Banks is in its early stages, and it is therefore impossible to quantify the potential adverse effects of incompatible systems on customers of the Subsidiary Banks. The failure of a commercial bank customer to prepare adequately for Year 2000 compatibility could have a significant adverse effect on such customer's operations and profitability, in turn inhibiting its ability to repay loans in accordance with their terms or requiring the use of its deposited funds. Until sufficient information is accumulated from customers of the banks to enable FBA to assess the degree to which customers' operations are susceptible to potential problems, FBA will be unable to quantify the potential effect on its commercial customers. In addressing the uncertainty, FBA has revised its methodology with respect to the adequacy of its allowance for possible loan losses to include an allocation for the estimated risks associated with the Year 2000 issue.

  ADVERSE CHANGES IN INTEREST RATES

    With banking as its principal business, FBA has exposure to changes in interest rates, as its assets and liabilities will not necessarily reprice at the same time in a changing interest rate environment. In addition, changes in interest rates may impact the Company with respect to its ability to attract deposits. FBA believes its existing balance sheet structure is appropriate and will allow it to maintain acceptable interest margins in various interest rate environments. However, there can be no assurance that competitive factors will not result in a change in the composition of the balance sheet, or that interest rate movements will not negatively impact the financial condition or results of operations of the Company. Further, should its ability to attract deposits be diminished because of movements in interest rates, FBA would be required to access secondary funding sources, which would be likely to negatively impact its net interest margin.

  CREDIT RISKS

    FBA, as a financial institution, is exposed to the risk that customers to whom the Subsidiary Banks have made loans will be unable to repay those loans according to their terms and that collateral securing such loans, if any, may not be sufficient in value to assure repayment. Credit losses could have a material adverse effect on FBA's operating results. See "Management's Discussion and Analysis--Provision for Possible Loan Losses."

  GOVERNMENT REGULATION

    Banking organizations are subject to extensive federal and state regulation and supervision. These regulations and laws are primarily intended to protect depositors and the FDIC, not shareholders or other creditors. Regulations and laws affecting the financial institutions industry are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws affecting FBA and the Subsidiary Banks may be modified at any time, and new legislation affecting financial institutions may be proposed and enacted. There is no assurance that such modifications or new laws will not materially and adversely affect the business, condition or operations of FBA and the Subsidiary Banks or benefit competing entities which may not be subject to the same regulation and supervision. See "Supervision and Regulation--Recent and Pending Legislation."

  COMPETITION

    The banking business is highly competitive. The Subsidiary Banks compete with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies, and money market mutual funds. Many of these competitors have substantially greater resources than FBA and the Subsidiary Banks and offer certain services that FBA and the Subsidiary Banks do not currently provide. Such competitors may also have greater lending limits than the Subsidiary Banks. The number of competitors may increase as a result of the easing of restrictions on interstate banking effected under the Riegle-Neal Interstate Banking and Efficiency Act of 1994. Non-bank competitors are also generally not subject to the extensive regulations applicable to FBA and the Subsidiary Banks. See "Business--Competition and Branch Banking" and "Supervision and Regulation--Recent and Pending Legislation."

  DIVIDENDS FROM SUBSIDIARY BANKS

    The ability of FBA to pay interest on the Subordinated Debentures is largely dependent on its receipt of dividends from the Subsidiary Banks. The amount of dividends that the Subsidiary Banks may pay to FBA is limited by various state and federal laws and by the regulations promulgated by their respective primary regulators, which impose certain minimum capital requirements.

  POTENTIAL LIABILITY FOR UNDERCAPITALIZED SUBSIDIARY BANK

    Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank or thrift subsidiary with its primary regulator. If the subsidiary defaults under the plan, the holding company may be required to contribute to the capital of the subsidiary bank an amount equal to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount necessary to bring the bank into compliance with applicable capital standards. It is, therefore, possible that the Company would be required to contribute capital to a Subsidiary Bank or any other bank it may acquire in the event that a Subsidiary Bank or such other bank becomes undercapitalized.

  CONTROL OF FBA BY FIRST BANKS, INC.

    FBA is controlled by First Banks, which exercises effective control over the management and policies of FBA and the election of most or all of the directors of FBA. Furthermore, executive officers of First Banks have significant management responsibility for FBA's business activities, and First Banks performs numerous management and other services for FBA pursuant to contracts between the two companies. Holders of FBA common stock who are not satisfied with the policies and decisions made by the Board of Directors and management of FBA would therefore have less of an opportunity to change such policies through the exercise of voting rights than would stockholders in a comparable corporation with no controlling stockholder.

    The agreement by which First Banks became the majority stockholder of FBA provides certain anti-dilutive rights which allow First Banks to acquire additional shares of Class B common stock if its ownership is reduced below 55% of the total outstanding voting stock of FBA. In that event, First Banks has the right to purchase sufficient additional shares of Class B common stock to maintain 55% ownership, at 106.7% of the then current tangible book value per share. This right will remain effective until August 1999, after which a comparable right will exist to maintain the same level of ownership by purchasing shares at 113% and 120% of the then current tangible book value per share through August 2000 and February 2002, respectively. Thereafter, First Banks' anti-dilutive right will lapse.

    All of the voting stock of First Banks is owned by various trusts which were created by and are administered by and for the benefit of Mr. James F. Dierberg, Chairman of the Board, President and Chief Executive Officer of First Banks, and members of his immediate family. Mr. Dierberg, therefore, controls the management and policies of First Banks and FBA and the election of their directors by and through these trusts.

                                USE OF PROCEEDS

    The proceeds from the sale of the Preferred Securities offered hereby will be used by the Trust to purchase the Subordinated Debentures issued by the Company. The Company intends to use the net proceeds from the sale of the Subordinated Debentures to repay outstanding indebtedness to First Banks under the terms of a revolving promissory note (the "First Banks Note"), for general corporate purposes, for acquisitions (including the pending acquisition of Redwood), and for the possible repurchase of common stock from time to time. The amounts borrowed under the First Banks Note have been used by FBA for the acquisitions of Sunrise Bank of California, Surety Bank and Pacific Bay Bank, and for purchases of treasury stock. The First Banks Note bears interest at one quarter of one percent below the prime rate of interest as announced from time to time in The Wall Street Journal (8.25% as of March 31, 1998). Principal and accrued interest on the First Banks Note are due and payable on October 31, 2001. The portion of the net proceeds from the sale of Subordinated Debentures which is not used to repay existing obligations will be invested in short term investment securities pending its use for the purposes described above.

                      MARKET FOR THE PREFERRED SECURITIES


    Although the Preferred Securities have been approved for listing on the NYSE under the symbol "FBAPrT", there can be no assurance that an active and liquid trading market will develop or, if developed, that such a market will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. See "Underwriting."


                             ACCOUNTING TREATMENT

    The Trust will be treated, for financial reporting purposes, as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of FBA. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Guaranteed Preferred
Beneficial Interests in the Company's Subordinated Debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to consolidated financial statements of FBA. The Company will record Distributions payable on the Preferred Securities as a noninterest expense in its consolidated statements of operations for financial reporting purposes.

    All future reports of the Company filed under the Exchange Act while the Preferred Securities are outstanding will (a) present the Trust Securities issued by the Trust on the balance sheet as a separate line item entitled "Guaranteed preferred beneficial interests in the Company's subordinated debentures," (b) include in a footnote to the financial statements disclosure that the sole assets of the Trust are the Subordinated Debentures (including the outstanding principal amount, interest rate and maturity date of such Subordinated Debentures), and (c) include in a footnote to the financial statements disclosure that the Company owns all of the Common Securities of the Trust, the sole assets of the Trust are the Subordinated Debentures, and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Preferred Securities.

                                CAPITALIZATION

    The following table assumes that the Underwriters' over-allotment option was not exercised and sets forth (i) the unaudited consolidated capitalization of the Company at March 31, 1998, (ii) the unaudited consolidated capitalization of the Company giving effect to the issuance of the Preferred Securities hereby offered by the Trust and the receipt by the Company of the net proceeds from the corresponding sale of the Subordinated Debentures to the Trust (the "Offering"), as if the Offering had been consummated on March 31, 1998, and (iii) the unaudited consolidated capitalization of the Company giving effect to the Offering and the Redwood acquisition as if each had been consummated on March 31, 1998.

                                                                             MARCH 31, 1998
                                                              ---------------------------------------------
                                                                                               AS ADJUSTED
                                                                                               FOR OFFERING
                                                                                               AND PENDING
                                                                            AS ADJUSTED        ACQUISITION
                                                              ACTUAL        FOR OFFERING        OF REDWOOD
                                                              ------        ------------       ------------
                                                                         (DOLLARS IN THOUSANDS)
LONG TERM DEBT:
    Promissory note payable.................................  $13,450              --              1,200
    12% convertible debentures..............................    6,500           6,500              6,500
                                                              -------         -------            -------
            Total long-term debt............................   19,950           6,500              7,700
                                                              -------         -------            -------
GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE COMPANY'S
  SUBORDINATED DEBENTURES:
    Guaranteed preferred beneficial interests in the
      Company's subordinated debentures.....................       --          40,000             40,000
    Less expenses relating to the issuance of the Preferred
      Securities............................................       --          (1,750)            (1,750)
                                                              -------         -------            -------
            Net proceeds from the sale of guaranteed
              preferred beneficial interests in the
              Company's subordinated debentures:............       --          38,250             38,250
                                                              -------         -------            -------
STOCKHOLDERS' EQUITY:
Common stock:
    Common stock, $0.15 par value; 6,666,666 shares
      authorized; 3,238,417 shares issued at March 31,
      1998..................................................      486             486                486
    Class B common stock, $.15 par value; 4,000,000 shares
      authorized; 2,500,000 shares issued and outstanding...      375             375                375
    Capital surplus.........................................   60,173          60,173             60,173
    Retained earnings, since elimination of accumulated
      deficit of $259,117 effective December 31, 1994.......    2,183           2,183              2,183
    Common treasury stock, at cost; 496,056 shares at March
      31, 1998..............................................   (6,814)         (6,814)            (6,814)
    Net fair value adjustment for securities available for
      sale..................................................      438             438                438
                                                              -------         -------            -------
            Total stockholders' equity......................   56,841          56,841             56,841
                                                              -------         -------            -------
            Total capitalization............................  $76,791         101,591            102,791
                                                              =======         =======            =======
CAPITAL RATIOS:
    Stockholders' equity to total assets....................     8.21%           7.91               6.66
    Leverage ratio<F1><F2><F4>..............................     6.77            9.98               6.27<F4>
    Risk-based capital ratios:<F2><F3>
        Tier 1 capital to risk-weighted assets..............     7.82           11.41               7.09
        Total risk-based capital to risk-weighted assets....     9.08           16.47              11.19

--------

<F1>The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory limits.

<F2>The capital ratios are computed including the total estimated net proceeds from the sale of the Preferred Securities, in a manner consistent with Federal Reserve calculation guidelines.

<F3>Federal Reserve guidelines for calculation of Tier 1 capital to risk-weighted assets limit the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 core capital elements (including the cumulative preferred stock). Approximately $18.8 million of the aggregate amount of the Preferred Securities offered hereby will be included as Tier 1 capital for the Company.

<F4>For purposes of this calculation, Redwood balances are assumed to be outstanding for the entire quarter.

              SELECTED CONSOLIDATED AND OTHER FINANCIAL DATA<F1>

    The selected consolidated financial data set forth below, insofar as it relates to the five years ended December 31, 1997, is derived from the audited consolidated financial statements of FBA. The data for the three month periods ended March 31, 1998 and 1997 has been derived from unaudited interim financial statements; however, in the opinion of FBA, such unaudited interim statements include all adjustments (consisting of normal recurring accruals) necessary to fairly present the data for such periods. The results of operations for the three month period ended March 31, 1998 are not necessarily indicative of results to be achieved for the full year. Such data is qualified by reference to the consolidated financial statements of FBA included elsewhere in this Prospectus or incorporated by reference and should be read in conjunction with such financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                       THREE MONTHS
                                                           ENDED
                                                         MARCH 31,                         YEAR ENDED DECEMBER 31,
                                                      ---------------         ------------------------------------------------
                                                      1998       1997         1997       1996       1995       1994       1993
                                                      ----       ----         ----       ----       ----       ----       ----
                                                              (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Interest income................................    $ 12,996      9,611       42,517     33,382     26,556     22,649     21,966
 Interest expense...............................       5,899      4,508       19,155     15,533     13,134     11,072      9,750
                                                    --------    -------      -------    -------    -------    -------    -------
 Net interest income............................       7,097      5,103       23,362     17,849     13,422     11,577     12,216
 Provision for possible loan losses.............         300        550        2,000      2,405      6,416      1,258        490
                                                    --------    -------      -------    -------    -------    -------    -------
 Net interest income after provision for
   possible loan losses.........................       6,797      4,553       21,362     15,444      7,006     10,319     11,726
 Noninterest income.............................       1,150        871        3,287      3,585        129     (4,511)     3,068
 Noninterest expense............................       6,057      4,493       17,677     17,737     14,148     16,174     14,575
                                                    --------    -------      -------    -------    -------    -------    -------
 Income (loss) before provision (benefit) for
   income taxes and minority interest in
   (income) loss of subsidiary..................       1,890        931        6,972      1,292     (7,013)   (10,366)       219
 Provision (benefit) for income tax expense.....         790        361        3,145        470     (2,188)    (9,461)        --
                                                    --------    -------      -------    -------    -------    -------    -------
 Net income (loss) before minority interest in
   (income) loss of subsidiary..................       1,100        570        3,827        822     (4,825)      (905)       219
 Minority interest in (income) loss of
   subsidiary...................................          --        (86)        (294)      (131)        11         --         --
                                                    --------    -------      -------    -------    -------    -------    -------
 Net income (loss)..............................    $  1,100        484        3,533        691     (4,814)      (905)       219
                                                    ========    =======      =======    =======    =======    =======    =======
DIVIDENDS:
 Common stock...................................    $     --         --           --         --         --         --         --
 Ratio of total dividends declared to net
   income.......................................          --%        --%          --%        --%        --%        --%        --%
PER SHARE DATA:
 Earnings (loss) per share:
     Basic......................................    $   0.22       0.12         0.87       0.16      (1.19)     (0.41)      0.17
     Diluted....................................        0.22       0.12         0.86       0.16      (1.19)     (0.41)      0.14
 Weighted average common stock outstanding (in
   thousands)...................................       4,911      4,082        4,069      4,225      4,032      2,181      1,290
BALANCE SHEET DATA (AT PERIOD END):
 Investment securities..........................    $141,131    139,682      148,181    125,139    113,586     61,400    160,158
 Loans, net of unearned discount................     444,099    327,015      431,455    336,371    266,588    203,314    167,732
 Total assets...................................     692,409    530,023      643,664    529,087    468,486    331,790    368,608
 Total deposits.................................     600,557    452,455      556,527    455,942    405,427    241,570    242,897
 Promissory note payable........................      13,450     14,000       14,900     14,000      1,054      1,054      1,054
 Stockholders' equity...........................      56,841     38,013       45,091     38,195     40,965     39,714     14,952
EARNINGS RATIOS:
 Return on average total assets<F2>.............        0.67%      0.37%        0.65%      0.15%     (1.28)%    (0.25)%     0.07%
 Return on average stockholders' equity<F2>.....        8.13       5.11         8.90       1.71     (12.06)     (3.66)      1.49
ASSET QUALITY RATIOS:
 Allowance for possible loan losses to loans....        2.72       3.32         2.64       3.19       3.98       1.36       1.57
 Nonperforming loans to loans<F3>...............        1.35       0.75         0.66       0.88       1.90       0.14       0.37
 Allowance for possible loan losses to
   nonperforming loans<F3>......................      200.95     444.66       400.81     363.10     209.18     940.61     423.95
 Nonperforming assets to loans and foreclosed
   assets<F4>...................................        1.51       1.06         0.80       1.17       2.78       0.90       2.22
 Net loan charge-offs to average loans<F2>......        0.49       0.52         0.40       1.69       1.45       0.62       0.52
CAPITAL RATIOS:
 Average stockholders' equity to average total
   assets.......................................        8.25       7.32         7.34       8.86      10.64       6.80       4.40
 Total risk-based capital ratio.................        9.08       6.94         6.88       6.62       9.64      17.50       8.47
 Leverage ratio.................................        6.77       4.22         4.96       4.46       5.98      11.97       4.27
RATIO OF EARNINGS (LOSS) TO FIXED CHARGES<F5>:
 Including interest on deposits.................        1.31x      1.20x        1.35x      1.08x      0.50x      0.11x      1.02x
 Excluding interest on deposits.................        3.35       2.17         3.00       1.53      (1.13)     (1.28)      1.09

----------

<F1>The comparability of the selected data presented is affected by FBA's acquisitions of Pacific Bay Bank, Surety Bank and Sunrise Bank of California on February 2, 1998, December 1, 1997 and November 1, 1996, respectively. These acquisitions were accounted for as purchases and, accordingly, the selected data includes the financial position and results of operations of each acquired entity only for the periods subsequent to its date of acquisition. In addition, on February 2, 1998, FBA completed its acquisition of First Commercial Bancorp, Inc. and its subsidiary, First Commercial Bank. As discussed in Note 2 to the consolidated financial statements of FBA, the selected data has been restated to reflect First Banks, Inc.'s interest in First Commercial Bancorp, Inc. for the periods subsequent to August 23, 1995.
<F2>Ratios for the three month periods are annualized.
<F3>Nonperforming loans consist of nonaccrual loans and loans with restructured terms.
<F4>Nonperforming assets consist of nonperforming loans and foreclosed assets.
<F5>For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed balance sheet as of March 31, 1998 and unaudited pro forma combined condensed statements of operations for the three months ended March 31, 1998 and 1997, and for the year ended December 31, 1997, have been prepared to reflect the effects on the historical results of FBA of the proposed acquisition of Redwood and its wholly owned subsidiary, Redwood Bank. The unaudited pro forma combined condensed balance sheet has been prepared as if the acquisition of Redwood occurred on March 31, 1998. The unaudited pro forma combined condensed statements of operations have been prepared assuming the acquisition of Redwood occurred on January 1, 1997. In addition, the unaudited pro forma combined condensed statements of operations reflect the acquisitions of Surety Bank, completed on December 1, 1997, and of the minority stockholders' interest in the net assets of FCB, completed on February 2, 1998, as if the transactions occurred on January 1, 1997. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1997 and for the three months ended March 31, 1997 also reflect the restatement of FBA's results of operations for its acquisition of First Banks' interest in FCB completed on February 2, 1998. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that will occur in the future.

           UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET<F1>

                                                                            MARCH 31, 1998
                                                       ----------------------------------------------------------
                                                                                      PRO FORMA
                                                                                    ADJUSTMENTS -       PRO FORMA
                                                       FBA            REDWOOD          REDWOOD          COMBINED
                                                       ---            -------       -------------       ---------
                      ASSETS                           (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and cash equivalents:
    Cash and due from banks........................  $ 32,651           6,034              --             38,685
    Interest bearing deposits......................     2,271              --              --              2,271
    Federal funds sold.............................    42,250           3,000              --             45,250
                                                     --------         -------           -----            -------
            Total cash and cash equivalents........    77,172           9,034              --             86,206
                                                     --------         -------           -----            -------
Investment securities--available for sale, at fair
  value............................................   141,131          16,667              --            157,798

Loans:
    Commercial and financial.......................   113,312          14,893              --            128,205
    Real estate construction and development.......    96,035           9,762              --            105,797
    Real estate mortgage...........................   166,160          82,848              --            249,008
    Consumer and other.............................    71,017          13,069              --             84,086
                                                     --------         -------           -----            -------
            Total loans............................   446,524         120,572              --            567,096

    Unearned discount..............................    (2,425)           (512)             --             (2,937)
    Allowance for possible loan losses.............   (12,063)         (1,180)             --            (13,243)
                                                     --------         -------           -----            -------
            Net loans..............................   432,036         118,880              --            550,916
                                                     --------         -------           -----            -------
Bank premises and equipment, net...................    11,382             784              --             12,166

Intangibles associated with the purchase of
  subsidiaries.....................................     8,794           3,920           8,174<F6>         20,888
Foreclosed property, net...........................       725              --              --                725
Deferred tax assets................................    13,739           1,460              --             15,199
Other assets.......................................     7,430           1,261              --              8,691
                                                     --------         -------           -----            -------
            Total assets...........................  $692,409         152,006           8,174            852,589
                                                     ========         =======           =====            =======

        See notes to pro forma combined condensed financial statements.

     UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET<F1> (CONTINUED)

                                                                            MARCH 31, 1998
                                                       ----------------------------------------------------------
                                                                                      PRO FORMA
                                                                                    ADJUSTMENTS -       PRO FORMA
                                                       FBA            REDWOOD          REDWOOD          COMBINED
                                                       ---            -------       -------------       ---------
                                                       (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
                    LIABILITIES
Deposits:
     Demand:
          Non-interest-bearing.....................  $101,270          26,232               --           127,502
          Interest-bearing.........................    73,433          28,080               --           101,513
     Savings.......................................   158,625          25,108               --           183,733
     Time deposits:
          Time deposits of $100 or more............    57,725          19,864               --            77,589
          Other time deposits......................   209,504          30,827               --           240,331
                                                     --------         -------          -------           -------
            Total deposits.........................   600,557         130,111               --           730,668

Short-term borrowings..............................     3,453           2,910               --             6,363
Promissory note payable............................    13,450              --          (12,250)<F7>        1,200
Deferred tax liabilities...........................     1,049             695               --             1,744
Accrued expenses and other liabilities.............    10,559             464               --            11,023
12% convertible debentures.........................     6,500              --               --             6,500
                                                     --------         -------          -------           -------
            Total liabilities......................   635,568         134,180          (12,250)          757,498
                                                     --------         -------          -------           -------

Guaranteed preferred beneficial interests in FBA's
  subordinated debentures..........................        --              --           38,250 <F7>       38,250
                                                     --------         -------          -------           -------

               STOCKHOLDERS' EQUITY
Common stock:
    Common stock...................................       486             833             (833)<F6>          486
    Class B common stock...........................       375              --               --               375
Capital surplus....................................    60,173          10,640          (10,640)<F6>       60,173
Retained earnings..................................     2,183           6,412           (6,412)<F6>        2,183
Treasury stock.....................................    (6,814)             --               --            (6,814)
Accumulated other comprehensive income.............       438             (59)              59 <F6>          438
                                                     --------         -------          -------           -------
            Total stockholders' equity.............    56,841          17,826          (17,826)           56,841
                                                     --------         -------          -------           -------
            Total liabilities and stockholders'
              equity...............................  $692,409         152,006            8,174           852,589
                                                     ========         =======          =======           =======

        See notes to pro forma combined condensed financial statements.

      UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS<F1>

                                                                  FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                                            ------------------------------------------------------
                                                                                      PRO FORMA
                                                                                    ADJUSTMENTS -        PRO FORMA
                                                            FBA          REDWOOD    REDWOOD & FCB        COMBINED
                                                            ---          -------    -------------        ---------
                                                           (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income:
    Interest and fees on loans..........................  $10,568         2,701            --             13,269
    Investment securities...............................    2,033           309            --              2,342
    Federal funds sold and other........................      395            28            --                423
                                                          -------         -----         -----             ------
        Total interest income...........................   12,996         3,038            --             16,034
                                                          -------         -----         -----             ------
Interest expense:
    Interest on deposits................................    5,362         1,072            --              6,434
    Note payable and other borrowings...................      537             6          (321)<F3><F8>       222
                                                          -------         -----         -----             ------
        Total interest expense..........................    5,899         1,078          (321)             6,656
                                                          -------         -----         -----             ------
        Net interest income.............................    7,097         1,960           321              9,378

Provision for possible loan losses......................      300            --            --                300
                                                          -------         -----         -----             ------
        Net interest income after provision for
          possible loan losses..........................    6,797         1,960           321              9,078
                                                          -------         -----         -----             ------
Noninterest income:
    Service charges on deposit accounts.................      739            63            --                802
    Other income........................................      411           175            --                586
                                                          -------         -----         -----             ------
        Total noninterest income........................    1,150           238            --              1,388
                                                          -------         -----         -----             ------
Noninterest expense:
    Salary and employee benefits........................    2,135           800            --              2,935
    Occupancy, furniture and equipment..................      838           234            --              1,072
    Other noninterest expense...........................    3,084           403         1,056<F2><F8>      4,543
                                                          -------         -----         -----             ------
        Total noninterest expense.......................    6,057         1,437         1,056              8,550
                                                          -------         -----         -----             ------

        Income before provision for income tax
          expense.......................................    1,890           761          (735)             1,916
Provision for income tax expense (benefit)..............      790           336          (199)               927
                                                          -------         -----         -----             ------
        Net income......................................  $ 1,100           425          (536)               989
                                                          =======         =====         =====             ======
Weighted average common stock outstanding
  (in thousands)........................................    4,911            --           365<F9>          5,276
                                                          =======         =====         =====             ======
Earnings per common share:
    Basic...............................................  $  0.22                                           0.19
    Diluted.............................................     0.22                                           0.19
                                                          =======                                         ======

        See notes to pro forma combined condensed financial statements.

      UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS<F1>

                                                          FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                     -----------------------------------------------------------------------------------
                                                        PRO FORMA
                                                      ADJUSTMENTS -                              PRO FORMA
                                                          FCB &          PRO FORMA             ADJUSTMENTS -   PRO FORMA
                                     FBA     SURETY      SURETY          COMBINED    REDWOOD      REDWOOD      COMBINED
                                     ---     ------      ------          ---------   -------   -------------   ---------
                                                   (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
    Interest and fees on loans....  $7,453   1,145           --            8,598      2,404           --        11,002
    Investment securities.........   1,781     182           --            1,963        197           --         2,160
    Federal funds sold............     377      --           --              377         68           --           445
                                    ------   -----        -----           ------      -----        -----        ------
        Total interest income.....   9,611   1,327           --           10,938      2,669           --        13,607
                                    ------   -----        -----           ------      -----        -----        ------
Interest expense:
    Interest on deposits..........   3,963     607           --            4,570        907           --         5,477
    Note payable and other
      borrowings..................     545       2         (126)<F3><F5>     421         --         (249)<F8>      172
                                    ------   -----        -----           ------      -----        -----        ------
        Total interest expense....   4,508     609         (126)           4,991        907         (249)        5,649
                                    ------   -----        -----           ------      -----        -----        ------
        Net interest income.......   5,103     718          126            5,947      1,762          249         7,958

Provision for possible loan
  losses..........................     550      35           --              585         --           --           585
                                    ------   -----        -----           ------      -----        -----        ------
        Net interest income after
          provision for possible
          loan losses.............   4,553     683          126            5,362      1,762          249         7,373
                                    ------   -----        -----           ------      -----        -----        ------
Noninterest income:
    Service charges on deposit
      accounts....................     575     101           --              676         57           --           733
    Other income..................     296     156           (5)<F4>         447        151           --           598
                                    ------   -----        -----           ------      -----        -----        ------
        Total noninterest
          income..................     871     257           (5)           1,123        208           --         1,331
                                    ------   -----        -----           ------      -----        -----        ------
Noninterest expense:
    Salary and employee
      benefits....................   1,550     434           --            1,984        931           --         2,915
    Occupancy, furniture and
      equipment...................     838      90            2<F4>          930        227           --         1,157
    Other noninterest expense.....   2,105     309           73<F2><F4>    2,487        346        1,047<F8>     3,880
                                    ------   -----        -----           ------      -----        -----        ------
        Total noninterest
          expense.................   4,493     833           75            5,401      1,504        1,047         7,952
                                    ------   -----        -----           ------      -----        -----        ------
        Income before provision
          for income tax expense
          and minority interest in
          income of subsidiary....     931     107           46            1,084        466         (798)          752
Provision for income tax
  expense.........................     361      43           42              446        216         (224)          438
                                    ------   -----        -----           ------      -----        -----        ------
        Income before minority
          interest in income of
          subsidiary..............     570      64            4              638        250         (574)          314
Minority interest in income of
  subsidiary......................     (86)     --           86<F2>           --         --           --            --
                                    ------   -----        -----           ------      -----        -----        ------
        Net income................  $  484      64           90              638        250         (574)          314
                                    ======   =====        =====           ======      =====        =====        ======
Weighted average common stock
  equivalents outstanding (in
  thousands)......................   4,082     265<F9>    1,093<F9>        5,440         --           --         5,440
                                    ======   =====        =====           ======      =====        =====        ======
Earnings per common share:
    Basic.........................  $ 0.12                                  0.12                                  0.06
    Diluted.......................    0.12                                  0.12                                  0.06
                                    ======                                ======                                ======

        See notes to pro forma combined condensed financial statements.

      UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS<F1>

                                                             FOR THE YEAR ENDED DECEMBER 31, 1997
                                      ----------------------------------------------------------------------------------
                                                         PRO FORMA
                                                       ADJUSTMENTS -                             PRO FORMA
                                                           FCB &         PRO FORMA             ADJUSTMENTS -   PRO FORMA
                                      FBA     SURETY      SURETY         COMBINED    REDWOOD      REDWOOD      COMBINED
                                      ---     ------   -------------     ---------   -------   -------------   ---------
                                                 (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
    Interest and fees on loans....  $33,393   4,338           --          37,731     10,418           --        48,149
    Investment securities.........    7,870     699           --           8,569      1,018           --         9,587
    Federal funds sold............    1,254      --           --           1,254        244           --         1,498
                                    -------   -----        -----          ------     ------       ------        ------
        Total interest income.....   42,517   5,037           --          47,554     11,680           --        59,234
                                    -------   -----        -----          ------     ------       ------        ------
Interest expense:
    Interest on deposits..........   16,716   2,297           --          19,013      3,863           --        22,876
    Note payable and other
      borrowings..................    2,439      16         (504)<F3><F5>  1,951       1            (995)<F8>      957
                                    -------   -----        -----          ------     ------       ------        ------
        Total interest expense....   19,155   2,313         (504)         20,964      3,864         (995)       23,833
                                    -------   -----        -----          ------     ------       ------        ------
        Net interest income.......   23,362   2,724          504          26,590      7,816          995        35,401

Provision for possible loan
  losses..........................    2,000     255           --           2,255         --           --         2,255
                                    -------   -----        -----          ------     ------       ------        ------
        Net interest income after
          provision for possible
          loan losses.............   21,362   2,469          504          24,335      7,816          995        33,146
                                    -------   -----        -----          ------     ------       ------        ------
Noninterest income:
    Service charges on deposit
      accounts....................    2,239     369           --           2,608        373           --         2,981
    Other income..................    1,048     952          (20)<F4>      1,980         28           --         2,008
                                    -------   -----        -----          ------     ------       ------        ------
        Total noninterest
          income..................    3,287   1,321          (20)          4,588        401           --         4,989
                                    -------   -----        -----          ------     ------       ------        ------
Noninterest expense:
    Salary and employee
      benefits....................    6,226   2,151           --           8,377      3,362           --        11,739
    Occupancy, furniture and
      equipment...................    3,315     360            8<F4>       3,683        934           --         4,617
    Other noninterest expense.....    8,136   1,580          293<F2><F4>  10,009      1,345        4,184<F8>    15,538
                                    -------   -----        -----          ------     ------       ------        ------
        Total noninterest
          expense.................   17,677   4,091          301          22,069      5,641        4,184        31,894
                                    -------   -----        -----          ------     ------       ------        ------
        Income (loss) before
          provision for income tax
          expense (benefit) and
          minority interest in
          income of subsidiary....    6,972    (301)         183           6,854      2,576       (3,189)        6,241

Provision for income tax expense
  (benefit).......................    3,145    (120)         167           3,192      1,156         (897)        3,451
                                    -------   -----        -----          ------     ------       ------        ------
        Income before minority
          interest in income of
          subsidiary..............    3,827    (181)          16           3,662      1,420       (2,292)        2,790

Minority interest in income of
  subsidiary......................     (294)     --          294<F2>          --         --           --            --
                                    -------   -----        -----          ------     ------       ------        ------
        Net income................  $ 3,533    (181)         310           3,662      1,420       (2,292)        2,790
                                    =======   =====        =====          ======     ======       ======        ======

Weighted average common stock
  equivalents outstanding (in
  thousands)......................    4,069     265<F9>    1,093<F9>       5,427         --           --         5,427
                                    =======   =====        =====          ======     ======       ======        ======

Earnings per common share:
    Basic.........................  $  0.87                                 0.67                                  0.51
    Diluted.......................     0.86                                 0.67                                  0.51
                                    =======                               ======                                ======

        See notes to pro forma combined condensed financial statements.

          NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    (1) The unaudited pro forma combined condensed balance sheet has been prepared based on the historical financial statements of FBA and Redwood as if the pending acquisition of Redwood had occurred on March 31, 1998. The unaudited pro forma combined condensed statements of operations set forth the results of operations of FBA as if the pending acquisition of Redwood had occurred as of January 1, 1997. In addition, the unaudited pro forma combined condensed statements of operations reflect the acquisitions of Surety Bank and of the minority stockholders' interest in the net assets of FCB as if these transactions were completed on January 1, 1997. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1997 and for the three months ended March 31, 1997 also reflect the restatement of FBA's results of operations for its acquisition of First Banks' interest in FCB completed on February 2, 1998. For further discussion of FBA's acquisition activities, see "--Management's Discussion and Analysis--Acquisitions" and "Note 2" to the accompanying consolidated financial statements of FBA. No adjustments have been made for any operational synergies that may occur as a result of these transactions. The pro forma financial information is unaudited and not necessarily indicative of the results that will occur in the future.

ACQUISITION OF THE MINORITY STOCKHOLDERS' INTEREST IN FCB:

    (2) The application of the purchase method of accounting gives rise to purchase adjustments to reflect the fair value of assets acquired and liabilities assumed. Intangibles associated with the purchase of subsidiaries includes $1.63 million of goodwill for the acquisition of the minority stockholders' interest in the net assets of FCB. This amount represents the difference between the minority stockholders' interest in the net assets of FCB as of February 2, 1998 of $2.85 million and the estimated market value of that interest. The pro forma combined condensed statements of operations have been adjusted to include the amortization of goodwill generated by this transaction, amortized over a 15 year period using the straight-line method, and the elimination of minority interest in income of subsidiary.

    (3) The pro forma combined condensed statements of operations have been adjusted to reflect the reduction in interest expense from the exchange of $10 million of the First Banks Note for 804,000 shares of FBA common stock as of February 2, 1998. The First Banks Note carries an interest rate equal to 25 basis points below the prime rate. During 1998 and 1997, the average prime rate of interest was approximately 8.50% and 8.375%, respectively.

ACQUISITION OF SURETY:

    (4) Intangibles associated with the purchase of subsidiaries include $2.77 million in goodwill generated by the transaction between FBA and Surety, representing the difference between the purchase price and the fair value of the net assets acquired. The fair value of the net assets acquired reflects increases of $200,000 and $210,000 relating to bank premises and mortgage servicing rights (MSRs), respectively, offset by the accrual of $389,000 in estimated acquisition costs. The deferred tax effects of these adjustments were recorded using an effective tax rate of 35%. The pro forma combined condensed statements of operations for the year ended December 31, 1997 and for the three months ended March 31, 1997 have been adjusted to include the amortization of goodwill generated by the transaction, amortized over a 15 year period using the straight-line method, and the additional depreciation and amortization relating to the increases in bank premises and MSRs.

    (5) The pro forma combined condensed statements of operations for the year ended December 31, 1997 and for the three months ended March 31, 1997 have been adjusted to reflect the amount of interest expense which would have been paid on the advance under the First Banks Note to fund the cash portion of the acquisition. The First Banks Note carries an interest rate equal to 25 basis points below the prime rate. During 1997, the average prime rate of interest was approximately 8.375%.

PENDING ACQUISITION OF REDWOOD:

    (6) The pro forma combined condensed balance sheet has been adjusted to reflect the application of the purchase method of accounting. Adjustments to intangibles associated with the purchase of subsidiaries result in $12.1 million of goodwill for the pending acquisition of Redwood. This amount represents the difference between the assumed purchase price of $26.0 million and the fair value of the net assets acquired.

    (7) The pro forma combined condensed financial statements reflect the assumed issuance of $40 million of Preferred Securities as of January 1, 1997. The proceeds of the offering, net of estimated issuance costs, are assumed to be $38.3 million. The proceeds will be used by the Trust to purchase the Subordinated Debentures issued by FBA. FBA intends to use the proceeds from the sale of the Subordinated Debentures to repay outstanding indebtedness under the First Banks Note, for general corporate purposes, for acquisitions (including the pending acquisition of Redwood), and the possible repurchase of common stock from time to time. See "Use of Proceeds."

    (8) The pro forma combined condensed statements of operations have been adjusted to include the reduction in interest expense under the First Banks Note, the amortization of goodwill generated by this pending transaction, amortized over a 15 year period using the straight-line method, and the cost of the Subordinated Debentures at an estimated rate of 8.75%, including the amortization of estimated issuance costs.

EARNINGS PER SHARE:

    (9) Pro forma earnings per share were calculated based upon FBA's weighted average shares outstanding plus 289,552 shares issued for the acquisition of the minority stockholders' interest in the fair value of the net assets of FCB, 804,000 shares issued in exchange for $10.0 million of the First Banks Note and 264,622 shares issued in the transaction between FBA and Surety.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

    The discussion set forth in Management's Discussion and Analysis contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. These forward-looking statements are subject to certain risks and uncertainties, not all of which can be predicted or anticipated. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements herein include general market conditions as well as conditions specifically affecting the banking industry generally and factors having a specific impact on the Company, including, but not limited to, the specific risks and uncertainties identified in the section of this Prospectus entitled "RISK FACTORS--Risk Factors Relating to the Company." Readers should therefore not place undue reliance on forward-looking statements appearing herein.

ACQUISITIONS

    FBA believes in order for a financial institution to prosper in the current environment of rapid restructuring and consolidation in the banking industry, and intense competition both within the industry and from non-banking entities, it must achieve a size sufficient to enable it to take advantage of many of the efficiencies available to its much larger competitors. FBA further believes failure to achieve this growth would place FBA at a competitive disadvantage relative to those larger competitors with respect to its costs of operation which, over time, will be an increasingly difficult obstacle to overcome. FBA projects internal growth alone will not be sufficient to advance FBA to the size which is necessary within an acceptable time frame and, accordingly, views a combination of internal growth and acquisitions as the means by which FBA will achieve its growth objectives.

    Although FBA originally viewed Texas, particularly the Dallas and Houston areas, as its primary acquisition area, during 1995 and 1996 prices for acquisitions escalated sharply in those areas. Acquisitions at the prices required to successfully consummate these transactions would have caused substantial diminution in the economic benefits which FBA envisioned would be available in its acquisition program. This diminution in benefits resulted in FBA's evaluation of California for acquisition candidates, where acquisition pricing was considerably more favorable, and subsequently led to FBA's acquisition of Sunrise Bank of California, Roseville, California ("Sunrise Bank") in November 1996 and Surety Bank, Vallejo, California in December 1997, as well as the acquisitions of First Commercial Bancorp, Inc., Sacramento, California, ("FCB"), the holding company parent of First Commercial Bank ("First Commercial"), and Pacific Bay Bank, San Pablo, California ("Pacific Bay Bank") in February 1998.

    In enhancing its banking franchise, FBA places emphasis upon acquiring other financial institutions as a means of accelerating its growth to significantly expand its presence in a given market, to increase the extent of its market area or to enter new or noncontiguous market areas. After an acquisition is consummated, FBA expects to enhance the franchise of the acquired entity by supplementing the marketing and business development efforts to broaden the customer bases, strengthening particular segments of the business or filling voids in the overall market coverage. In addition, the acquisition program enables FBA to further leverage the operational support services available to it through First Banks and its affiliates and to provide the products and services typically available only through such a larger organization. FBA will utilize cash, borrowings and the issuance of additional common stock to meet its growth objectives under the acquisition program.

    In November 1996, FBA completed its acquisition of Sunrise Bank for $17.5 million in cash. At the time of the transaction, Sunrise Bank had $110.8 million in total assets, $17.7 million in investment securities, $61.1 million in total loans, net of unearned discount, and $91.1 million in deposits. Sunrise Bank conducted its business through two banking locations in Roseville and Rancho Cordova, California. Sunrise Bank was merged into FB California.

    On December 1, 1997, FBA completed its acquisition of Surety Bank for $3.8 million in cash and 264,622 shares of FBA common stock. At the time of the transaction, Surety Bank had $72.8 million in total assets, $11.8 million in investment securities, $54.4 million in total loans, net of unearned discount, and $67.5 million in deposits. Surety Bank conducted its banking business through two banking locations in Vallejo and Fairfield, California. On December 1, 1997, Surety Bank was merged into FB California.

    On February 2, 1998, FBA completed two acquisitions, FCB and its wholly owned subsidiary, First Commercial, and Pacific Bay Bank. FCB operated through First Commercial, which had six banking locations located in Sacramento, Roseville (2), Concord, Campbell and San Francisco, California. At the time of the acquisition, FCB had $192.5 million in total assets, $64.4 million in investment securities, $118.9 million in total loans, net of unearned discount, and $173.1 million in deposits. Consideration paid for FCB consisted of approximately 752,000 shares of FBA common stock. Additionally, $6.5 million in convertible debentures of FCB owned by First Banks were exchanged for $6.5 million in convertible debentures of FBA. Pacific Bay Bank had one banking location in San Pablo, California and one loan production office in Lafayette, California. At the time of the acquisition, Pacific Bay Bank had $38.3 million in total assets, $2.2 million in total interest-bearing deposits with other financial institutions, $29.7 million in total loans, net of unearned discount, and $35.2 million in deposits. Consideration paid for Pacific Bay consisted of approximately $4.2 million in cash. Both First Commercial and Pacific Bay Bank were merged into FB California.

RESTATEMENT OF FINANCIAL INFORMATION

    In connection with FBA's acquisition of FCB and its wholly owned subsidiary, First Commercial, as of February 2, 1998, FBA's financial information for the period from August 23, 1995 to February 2, 1998 has been restated to include the ownership interest of First Banks, FBA's majority owner, in FCB consistent with the accounting treatment applicable to entities under common control. First Banks' ownership interest in FCB was approximately 96.1% from August 23, 1995 to May 1996 and 61.5% from June 1996 to February 2, 1998. The remaining interest in FCB acquired by FBA is reflected in the consolidated financial statements of FBA as minority interest for the period from August 23, 1995 to February 2, 1998. Accordingly, Management's Discussion and Analysis of Financial Condition and Results of Operations and the accompanying consolidated financial statements of FBA are presented as if FBA and FCB had been consolidated for all periods after August 23, 1995.

FINANCIAL CONDITION AND AVERAGE BALANCES

    FBA's average total assets were $665.2 million and $524.4 million for the three months ended March 31, 1998 and 1997, respectively. The increase is primarily attributable to the acquisitions of Pacific Bay Bank and Surety Bank, and internal loan growth resulting from the expansion of the commercial business development staff.

    FBA's average total assets were $540.8 million, $456.7 million and $375.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. For 1997, total average assets increased by $84.1 million compared to 1996 primarily due to the acquisitions of Surety Bank and Sunrise Bank on December 1, 1997 and November 1, 1996, respectively, and internal loan growth resulting from the expansion of the business development staff. For 1996, total average assets increased by $81.6 million from 1995. The increase for 1996 is primarily attributable to including the average assets of FCB for the full year in 1996, or $153.7 million, compared to an average of $56.8 million for 1995. As previously discussed under "--Restatement of Financial Information," the historical financial information of FBA was retroactively restated to include FCB as if the acquisition was completed on August 23, 1995. Partially offsetting this increase were reductions in BankTEXAS' consumer indirect automobile loan and investment securities portfolios consistent with strategies employed during 1995.

    Loans, net of unearned discount, averaged $438.4 million and $326.5 million for the three months ended March 31, 1998 and 1997, and $343.3 million, $273.1 million and $230.5 million for the years ended December 31, 1997, 1996 and 1995, respectively. During 1995, average loans increased by $47.6 million, reflecting FBA's acquisition of FCB and the prior emphasis on indirect automobile lending. As more fully discussed under "--Net Interest Income," during the second quarter of 1995, FBA elected to reduce the level of originations of indirect automobile loans. Accordingly, indirect automobile loans, which initially increased from $147.7 million at December 31, 1994 to $159.5 million at June 30, 1995, have subsequently decreased to $59.0 million at March 31, 1998 and $61.4 million, $86.6 million and $130.3 million at December 31, 1997, 1996 and 1995, respectively. At the same time, FBA expanded its corporate banking activities, resulting in the increase of the commercial and financial, commercial real estate and real estate construction loan portfolios to $314.8 million at March 31, 1998 and $296.7 million and $203.1 million at December 31, 1997 and 1996, respectively, including the loans provided by the acquisition of Surety Bank and Sunrise Bank, from $102.1 million at December 31, 1995.

    Investment securities previously increased to an average of $141.7 million for the year ended December 31, 1994 from an investment strategy which FBA implemented during 1992. Under this strategy, funds were borrowed, principally through repurchase agreements and advances from the Federal Home Loan Bank ("FHLB"), which were in turn used to purchase investment securities, primarily mortgage-backed securities. As more fully discussed under "--Net Interest Income," this strategy resulted in a declining net interest income and net interest margin.

    Recognizing the need to improve the net interest income and net interest margin, during 1994 FBA commenced the process of restructuring its investment portfolio. The restructuring process consisted initially of hedging the existing investment security portfolio in an attempt to reduce the overall interest rate risk to a more acceptable level. At the same time, FBA began disposing of securities which had greater interest rate risk and reducing the level of short-term borrowings. Remaining funds generated in this process were invested in shorter-term U.S. Treasury and U.S. Government Agency securities which generally have less interest rate risk. The restructuring of the investment security portfolio was completed during 1995 and resulted in a reduction of $51.8 million in the average balance of investment securities to $89.9 million for the year ended December 31, 1995.

    The average balance of investment securities was $136.5 million and $125.5 million for the three months ended March 31, 1998 and 1997 and $129.9 million and $107.2 million for the years ended December 31, 1997 and 1996, respectively. The increases are attributable to the securities acquired through the acquisitions of Pacific Bay Bank, Surety Bank and Sunrise Bank.

    Deposits are the primary funding source for FBA and are acquired from a broad base of local markets, including both individual and corporate customers. The average balance of deposits was $573.3 million and $449.3 million for the three months ended March 31, 1998 and 1997, respectively. The increase is attributable to the acquisitions of Pacific Bay Bank and Surety Bank, which provided deposits of $35.2 million and $67.5 million, respectively, and to internal growth resulting from FBA's promotional efforts. For 1997, average deposits were $461.3 million, an increase of $67.1 million, from $394.2 million for 1996. Average deposits increased $94.3 million during 1996, from $299.9 million for the year ended December 31, 1995. These increases are primarily attributable to the acquisitions of Surety Bank, Sunrise Bank and FCB.

    The average balance of promissory notes payable and short-term borrowings decreased to $26.8 million and $13.8 million for the years ended December 31, 1997 and 1996, respectively, from $31.5 million for 1995. The decrease in the average balance during 1996 is attributable to a strategic decision to reduce FBA's dependence on short-term borrowings as a funding source for its investment securities portfolio. The increase in the average balance for 1997 is attributable to borrowings under the First Banks Note to facilitate its funding of the acquisition of Sunrise Bank as of December 1, 1996. For the three months ended March 31, 1998 and 1997, promissory notes payable and short-term borrowings averaged $24.6 million and $24.4 million, respectively.

    Stockholders' equity averaged $54.9 million and $38.4 million for the three months ended March 31, 1998 and 1997, respectively. The increase is primarily attributable to net income, to the conversion of $10.0 million of the First Banks Note for common stock and to the issuance of common stock in connection with the acquisition of Surety Bank in December 1997 and the publicly-owned portion of FCB in February 1998. The increase was partially offset by the repurchase of $2.5 million of common stock for treasury during the three months ended March 31, 1998. Stockholders' equity averaged $39.7 million, $40.5 million and $39.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. These fluctuations are primarily attributable to the repurchases of common stock for treasury, repurchases of an outstanding warrant and an option to purchase common stock, and a net loss of $4.8 million for the year ended December 31, 1995, partially offset by net income of $3.5 million and $691,000 for the years ended December 31, 1997 and 1996, respectively.

    In addition, effective December 31, 1994, stockholders' equity includes the impact of implementing an accounting adjustment referred to as a "quasi-reorganization" as approved by the Board of Directors of FBA. In accordance with the accounting provisions applicable to a quasi-reorganization, the assets and liabilities of FBA were adjusted to fair value and the accumulated deficit was eliminated. Fair value adjustments included a reduction in the carrying value of bank premises and equipment of $4.4 million and the elimination of the net fair value adjustment for securities available for sale of $1.1 million. As a result of implementing the quasi-reorganization, stockholders' equity was reduced by $3.1 million. The implementation of the quasi-reorganization did not have a significant impact on the results of operations of FBA.

    The following table sets forth certain information relating to FBA's average balance sheets, and reflects the average yield earned on interest-bearing assets, the average cost of interest-bearing liabilities and the resulting net interest income for the periods indicated.

                                                                          THREE MONTHS ENDED MARCH 31,
                                                        ----------------------------------------------------------------
                                                                    1998                               1997
                                                        -----------------------------      -----------------------------
                                                                   INTEREST                           INTEREST
                                                        AVERAGE    INCOME/    AVERAGE      AVERAGE    INCOME/    AVERAGE
                                                        BALANCE    EXPENSE     RATE        BALANCE    EXPENSE     RATE
                                                        -------    --------   -------      -------    --------   -------
                                                                        (DOLLARS EXPRESSED IN THOUSANDS)

Earning assets:
    Time deposits with banks..........................  $  1,985   $    28     5.72%       $    624    $   11     7.15%
    Investment securities<F2><F3>.....................   136,501     2,033     6.04         125,544     1,781     5.75
    Federal funds sold and securities purchased under
      agreements to resell............................    26,077       367     5.71          28,736       366     5.17
    Loans<F1><F2>.....................................   438,421    10,568     9.78         326,474     7,453     9.26
                                                        --------   -------                 --------    ------
        Total earning assets..........................   602,984    12,996     8.74         481,378     9,611     8.10
                                                                   -------                             ------
Nonearning assets.....................................    62,166                             43,064
                                                        --------                           --------
        Total assets..................................  $665,150                           $524,442
                                                        ========                           ========
Interest-bearing liabilities:
    Interest-bearing demand and savings deposits......  $224,528     1,803     3.26        $166,263     1,120     2.73
    Time deposits of $100 or more.....................    51,594       775     6.09          39,465       529     5.44
    Other time deposits...............................   205,975     2,784     5.48         171,480     2,314     5.47
                                                        --------   -------                 --------    ------
        Total interest-bearing deposits...............   482,097     5,362     4.51         377,208     3,963     4.26
    Promissory notes payable and short-term
      borrowings<F3>..................................    24,602       537     8.85          24,393       545     9.06
                                                        --------   -------                 --------    ------
        Total interest-bearing liabilities............   506,699     5,899     4.72         401,601     4,508     4.55
                                                                   -------                             ------
Non-interest-bearing liabilities:
    Demand deposits...................................    91,230                             72,129
    Other liabilities.................................    12,360                             12,312
                                                        --------                           --------
        Total liabilities.............................   610,289                            486,042
Stockholders' equity..................................    54,861                             38,400
                                                        --------                           --------
        Total liabilities and stockholders' equity....  $665,150                           $524,442
                                                        ========                           ========
Net interest income...................................             $ 7,097                             $5,103
                                                                   =======                             ======
Interest rate spread..................................                         4.02                               3.55
Net interest margin...................................                         4.77                               4.30
                                                                               ====                               ====

---------

<F1>Nonaccrual loans are included in the average loan amounts.

<F2>FBA has no tax-exempt income.

<F3>Includes the effect of an interest rate exchange agreement.

                                              YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------
                1997                                    1996                                    1995
-------------------------------------   -------------------------------------   -------------------------------------
               INTEREST                                INTEREST                                INTEREST
AVERAGE        INCOME/        AVERAGE   AVERAGE        INCOME/        AVERAGE   AVERAGE        INCOME/        AVERAGE
BALANCE        EXPENSE         RATE     BALANCE        EXPENSE         RATE     BALANCE        EXPENSE         RATE
-------        --------       -------   -------        --------       -------   -------        --------       -------
                                         (DOLLARS EXPRESSED IN THOUSANDS)


$  1,019       $    58         5.69%    $ 19,813       $ 1,062          5.36%   $  4,693       $   319         6.80%
 129,865         7,870         6.06      107,211         6,257          5.84      89,860         5,426         6.04

  22,058         1,196         5.42       17,347           926          5.34      12,801           724         5.66
 343,329        33,393         9.73      273,063        25,137          9.21     230,451        20,087         8.72
--------       -------                  --------       -------                  --------       -------
 496,271        42,517         8.57      417,434        33,382          8.00     337,805        26,556         7.86
               -------                                 -------                                 -------
  44,498                                  39,295                                  37,336
--------                                --------                                --------
$540,769                                $456,729                                $375,141
========                                ========                                ========

$175,117         5,145         2.94     $134,091         3,575          2.67    $ 99,596         2,967         2.98
  39,126         2,144         5.48       36,586         2,008          5.49      29,073         1,610         5.54
 168,795         9,427         5.59      152,812         8,353          5.47     116,919         6,258         5.35
--------       -------                  --------       -------                  --------       -------
 383,038        16,716         4.36      323,489        13,936          4.31     245,588        10,835         4.41

  26,755         2,439         9.12       13,769         1,597         11.60      31,548         2,299         7.29
--------       -------                  --------       -------                  --------       -------
 409,793        19,155         4.67      337,258        15,533          4.61     277,136        13,134         4.74
               -------                                 -------                                 -------

  78,222                                  70,739                                  54,288
  13,043                                   8,247                                   3,807
--------                                --------                                --------
 501,058                                 416,244                                 335,231
  39,711                                  40,485                                  39,910
--------                                --------                                --------
$540,769                                $456,729                                $375,141
========                                ========                                ========
               $23,362                                 $17,849                                 $13,422
               =======                                 =======                                 =======
                               3.90                                     3.39                                   3.12
                               4.71                                     4.28                                   3.97
                               ====                                    =====                                   ====

     The following table indicates the changes in interest income and interest expense which are attributable to changes in average volume and changes in average rates, in comparison with the same period in the preceding year. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the dollar amounts of the change in each.

                                                            INCREASE (DECREASE) ATTRIBUTABLE TO CHANGES IN:
                                        ----------------------------------------------------------------------------------------
                                           MARCH 31, 1998 COMPARED      DECEMBER 31, 1997 COMPARED   DECEMBER 31, 1996 COMPARED
                                              TO MARCH 31, 1997            TO DECEMBER 31, 1996         TO DECEMBER 31, 1995
                                        -----------------------------  ----------------------------  ---------------------------
                                                               NET                           NET                           NET
                                         VOLUME      RATE     CHANGE   VOLUME       RATE    CHANGE    VOLUME     RATE    CHANGE
                                         ------      ----     ------   ------       ----    ------    ------     ----    ------
                                                                    (DOLLARS EXPRESSED IN THOUSANDS)
Earning assets:
    Time deposits with banks..........   $   19       (2)        17    (1,074)        70    (1,004)      795       (52)     743
    Investment securities<F1><F2>.....      160       92        252     1,365        248     1,613     1,001      (170)     831
    Federal funds sold and securities
      purchased under agreements to
      resell..........................       (8)       9          1       256         14       270       240       (38)     202
    Loans<F2>.........................    2,677      438      3,115     6,761      1,495     8,256     3,865     1,185    5,050
                                         ------      ---      -----    ------      -----    ------   -------   -------    -----
        Total interest income.........    2,848      537      3,385     7,308      1,827     9,135     5,901       925    6,826
                                         ------      ---      -----    ------      -----    ------   -------   -------    -----
Interest-bearing liabilities:
    Interest-bearing demand and
      savings deposits................      440      243        683     1,175        395     1,570       868      (260)     60
    Time deposits of $100 or more.....      177       69        246       139         (3)      136       412       (14)     398
    Other time deposits...............      466        4        470       884        190     1,074     1,955       140    2,095
    Notes payable and short-term
      borrowings<F1>..................        5      (13)        (8)    1,089       (247)      842    13,968   (14,670)    (702)
                                         ------      ---      -----    ------      -----    ------   -------   -------    -----
        Total interest expense........    1,088      303      1,391     3,287        335     3,622    17,203   (14,804)   2,399
                                         ------      ---      -----    ------      -----    ------   -------   -------    -----
        Net interest income...........   $1,760      234      1,994     4,021      1,492     5,513   (11,302)   15,729    4,427
                                         ======      ===      =====    ======      =====    ======   =======   =======    =====

----------

<F1>Includes the effect of an interest rate exchange agreement.

<F2>FBA has no tax-exempt income.

NET INTEREST INCOME

    The primary source of FBA's income is net interest income, which is the difference between the interest earned on assets and the interest paid on liabilities. Net interest income was $7.1 million, or 4.8% of average earnings assets, compared to $5.1 million, or 4.3% of average earnings assets, for the three months ended March 31, 1998 and 1997, respectively. For the year ended December 31, 1997, net interest income was $23.4 million, or 4.7% of average earning assets, compared with $17.8 million, or 4.3% of average earning assets, and $13.4 million, or 4.0% of average earning assets, for the years ended December 31, 1996 and 1995, respectively.

    FBA's loan portfolio, which represents its primary interest-earning asset and primary source of net interest income, previously consisted primarily of fixed rate indirect automobile loans. As interest rates began to increase during 1994, the yield on this fixed rate portfolio remained relatively constant. Furthermore, intense competition for automobile loans, particularly from nonbank entities, caused market rates to increase more slowly than interest rates in general. Consequently, both the amounts and rates at which new loans were originated were less than anticipated. The combination of these factors and the continued repayments of the older loans caused the yield on the loan portfolio to increase by only 41 basis points to 8.7% for the year ended December 31, 1995, compared with 8.3% for the year ended December 31, 1994. At the same time, FBA's cost of interest-bearing deposits, the principal source of funding for the loan portfolio, increased by 77 basis points to 4.4% for the year ended December 31, 1995 from 3.6% for the year ended December 31, 1994.

    During this same time frame, FBA was following an investment strategy whereby funds were borrowed on a short-term basis and were invested in mortgage-backed securities. While these instruments initially generated an incremental spread, as interest rates increased in 1994, the contribution to net interest margin of this investment strategy was substantially reduced.

    The following is a comparison of the yield earned on the investment portfolio and the cost of short-term borrowings for the years ended December 31, 1995 and 1994:

                                                    1995          1994
                                                    ----          ----
Average yield on investment securities............   6.04%        4.91%
Average cost of borrowings........................   7.29         4.35
                                                    -----         ----
Interest spread...................................  (1.25)%       0.56%
                                                    =====         ====

    Concerned with its interest rate risk profile and the overall impact of further increases in interest rates, FBA began the process of restructuring its investment securities portfolio and repositioning its loan portfolio in the latter part of 1994. The restructuring process included sales of investment securities of $71.0 million and $113.9 million, resulting in net losses of $3.0 million and $7.1 million for the years ended December 31, 1995 and 1994, respectively. To reposition the loan portfolio, FBA significantly expanded its ability to originate commercial and financial, commercial real estate and real estate construction and development loans while maintaining a presence in the indirect automobile lending business. The current composition of the loan portfolio and the changes are presented under "--Loans and Allowance for Possible Loan Losses."

    The culmination of FBA's efforts in repositioning its loan portfolio, including the expansion into the San Francisco-Sacramento corridor of northern California and the restructuring of the investment securities portfolio, has resulted in an improvement of the net interest margin to 4.7% of average interest-earning assets for the year ended December 31, 1997, from 4.3% and 4.0% for the years ended December 31, 1996 and 1995, respectively. This improvement is attributable to the increase in the average yield on the loan portfolio to 9.7% for 1997 from 8.7% for 1995, while the overall cost of funds decreased by approximately four basis points from 1995 to 1997.

    For the three months ended March 31, 1998, the increase in net interest income over the same period in 1997 is primarily attributable to the net interest-earning assets provided by the acquisitions of Surety Bank and Pacific Bay Bank, the improved yield on BankTEXAS' repositioned loan portfolio and the effect of the exchange of $10.0 million of the First Banks Note for common stock of FBA.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    NET INCOME. Net income was $1.1 million, or $0.22 per share on a diluted basis, for the three months ended March 31, 1998, compared to $484,000 or $0.12 per share on a diluted basis, for the same period in 1997. The improved operating results of FBA reflect the improved performance of both BankTEXAS and FB California. BankTEXAS' net income increased to $753,000 from $629,000 for the three month periods ended March 31, 1998 and 1997, respectively. FB California recorded net income of $739,000 for the three month period ended March 31, 1998, in comparison to $395,000 for the same period in 1997. The results for the first quarter of 1998 include a net charge after related income taxes of $225,000, or $0.05 per share on a diluted basis, in settlement of certain litigation. Excluding this charge, earnings per share on a diluted basis for the first quarter of 1998 would have been $0.27. As previously discussed, net interest income increased by $2.0 million to $7.1 million, or 4.8% of average interest-earning assets, from $5.1 million, or 4.3% of average interest-earnings assets, for the same period in 1997.

    PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses was $300,000 and $550,000 for the three month periods ended March 31, 1998 and 1997, respectively. The decrease in the provision for possible loan losses for the first quarter of 1998, compared to the same period in 1997, is primarily attributable to improved asset quality of FBA's existing loan portfolio, as determined by management's review and evaluation of the credit quality of the loans in the portfolio and its assessment of the adequacy of the allowance for possible loan losses.

    Net loan charge-offs were $529,000 for the three month period ended March 31, 1998, compared to $422,000 for the same period in 1997. The increase in net loan charge-offs is primarily attributable to the loans obtained through the acquisitions of Surety Bank and Pacific Bay Bank. The acquired allowance for possible loan losses for Pacific Bay Bank totaled $885,000 at the acquisition date. See "--Lending and Credit Management" for a summary of nonperforming loans and a summary of loan loss experience.

    NONINTEREST INCOME AND EXPENSE. The following table summarizes noninterest income and noninterest expense for the three months ended March 31, 1998 and 1997.

                                                                                 INCREASE (DECREASE)
                                                                                 -------------------
                                                         1998        1997         AMOUNT     PERCENT
                                                         ----        ----         ------     -------
                                                              (DOLLARS EXPRESSED IN THOUSANDS)

Noninterest income:
    Service charges on deposit accounts...........      $  739         575           164        28.5%
    Other income..................................         319         296            23         7.8
    Gain on sales of securities, net..............          92          --            92          --
                                                        ------       -----         -----     -------
        Total noninterest income..................      $1,150         871           279        32.0
                                                        ======       =====         =====     =======
Noninterest expense:
    Salaries and employee benefits................      $2,135       1,550           585        37.7%
    Occupancy, net of rental income...............         491         571           (80)      (14.0)
    Furniture and equipment.......................         347         267            80        30.0
    Federal Deposit Insurance Corporation
      premiums....................................          43          38             5        13.2
    Postage, printing and supplies................         167         148            19        12.8
    Legal, examination and professional fees......         890         750           140        18.7
    Data processing...............................         475         327           148        45.3
    Communications................................         200         164            36        22.0
    Losses and expenses on sale of foreclosed
      property, net of gains......................         157          (9)          166     1,844.4
    Other.........................................       1,152         687           465        67.7
                                                        ------       -----         -----
        Total noninterest expense.................      $6,057       4,493         1,564        34.8
                                                        ======       =====         =====     =======

    NONINTEREST INCOME. Noninterest income was $1.2 million for the three month period ended March 31, 1998 compared to $871,000 for the same period in 1997. Noninterest income consists primarily of service charges on deposit accounts and customer service fees.

    Service charges on deposit accounts and customer service fees increased to $739,000 for the three month period ended March 31, 1998, in comparison to $575,000 for the same period in 1997. This increase is primarily attributable to the acquisitions of Surety Bank and Pacific Bay Bank.

    NONINTEREST EXPENSE. Noninterest expense was $6.1 million for the three month period ended March 31, 1998, compared to $4.5 million for the same period in 1997. The increase is attributable to the noninterest expense of Surety Bank and Pacific Bay Bank, nonrecurring expenses associated with those acquisitions and the additional noninterest expense attributable to FBA's expansion of its corporate lending and retail banking staff. Specifically, salaries and employee benefits increased by $585,000 to $2.1 million from $1.6 million for the three months ended March 31, 1998 and 1997, respectively. Additionally, other noninterest expense for the three months ended March 31, 1998 includes a $350,000 charge in settlement of certain litigation.

    During these same periods, occupancy expense, net of rental income, declined to $491,000 for the three months ended March 31, 1998 from $571,000 for the same period in 1997. This decline is the result of increased sub-leasing of excess space within FB California's banking premises and relocation of certain California branches.

    INCOME TAXES. The accompanying consolidated statements of operations reflect a provision for income taxes of $790,000 for the three month period ended March 31, 1998, compared to $361,000 for the same period in 1997. At March 31, 1998 and December 31, 1997, the accompanying consolidated balance sheets included a deferred tax asset, net of deferred tax liabilities, of $12.7 million and $13.1 million, respectively. The deferred tax asset valuation allowance was $7.0 million at March 31, 1998 and December 31, 1997.

COMPARISON OF RESULTS OF OPERATIONS FOR YEARS ENDED 1997 AND 1996

    NET INCOME. Net income for the year ended December 31, 1997 improved to $3.5 million from $691,000 for the same period in 1996, an increase of 411%. This improvement is primarily attributable to net interest income. As previously discussed, net interest income increased by $5.6 million to $23.4 million, an increase of 30.9% or 4.7% of average earning assets, for 1997, from $17.8 million, or 4.3% of average earning assets, for 1996.

    PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses was $2.0 million and $2.4 million for the years ended December 31, 1997 and 1996, respectively. Net loan charge-offs were $1.4 million and $4.6 million for the years ended December 31, 1997 and 1996, respectively. The allowance for possible loan losses was $11.4 million, or 2.6% of total loans, net of unearned discount, at December 31, 1997, compared to $10.7 million, or 3.2% of total loans, net of unearned discount, at December 31, 1996. Loans which were either 90 days or more past due and still accruing interest or on nonaccrual status totaled $4.0 million and $3.6 million at December 31, 1997 and 1996, respectively, representing 0.9% and 1.1% of total loans, net of unearned discount, at those dates. Loans which were between 30 and 89 days past due were $7.9 million, or 1.8% of total loans, net of unearned discount, at December 31, 1997, compared to $7.3 million, or 2.2% of total loans, net of unearned discount, at December 31, 1996.

    Although asset quality has improved, FBA has continued to provide for possible loan losses in recognition of the overall growth in the loan portfolio as well as its changing composition. As the portfolio changes from one with significant preponderance in indirect automobile loans, to one having substantial portions of commercial and financial, real estate construction and development and commercial real estate loans, the credit risk profile also changes. Typically, a larger group of lower balance homogeneous loans, such as the indirect automobile loan portfolio, exhibits certain past due and loan loss experience trends which provides FBA a basis for establishing an adequate level of allowance for possible loan losses. While these same trends are included in FBA's evaluation of its commercial lending activities, the overall credit risk of this type of portfolio is heightened as the possibility of a significant unforeseen loss occurring over time is greater. See "--Loans and Allowance for Possible Loan Losses" for a further discussion of FBA's policies and practices of monitoring and maintaining the allowance for possible loan losses.

    NONINTEREST INCOME AND EXPENSE. The following table summarizes noninterest income and noninterest expense for the years ended December 31, 1997 and 1996.

                                                                                   INCREASE (DECREASE)
                                                                                   -------------------
                                                         1997          1996        AMOUNT      PERCENT
                                                         ----          ----        ------      -------
                                                               (DOLLARS EXPRESSED IN THOUSANDS)

Noninterest income:
    Service charges on deposit accounts...........      $ 2,239        2,258         (19)        (0.8)%
    Loan sales and servicing income...............           40           70         (30)       (42.9)
    Other income..................................          932        1,072        (140)       (13.1)
    Gain on sales of securities, net..............           76          185        (109)       (58.9)
                                                        -------       ------       ------
        Total noninterest income..................      $ 3,287        3,585        (298)        (8.3)
                                                        =======       ======       ======      ======
Noninterest expense:
    Salaries and employee benefits................      $ 6,226        5,249         977         18.6%
    Occupancy, net of rental income...............        2,166        1,832         334         18.2
    Furniture and equipment.......................        1,149        1,003         146         14.6
    Federal Deposit Insurance Corporation
      premiums....................................          119          497        (378)       (76.1)
    Postage, printing and supplies................          496          744        (248)       (33.3)
    Legal, examination and professional fees......        3,241        2,777         464         16.7
    Data processing...............................        1,084          735         349         47.5
    Communications................................          673          623          50          8.0
    (Gain) loss on sale of foreclosed property,
      net of gains................................         (350)       1,148       (1,498)     (130.5)
    Other.........................................        2,873        3,129        (256)        (8.2)
                                                        -------       ------       ------
        Total noninterest expense.................      $17,677       17,737         (60)        (0.3)
                                                        =======       ======       ======      ======

    NONINTEREST INCOME. Noninterest income was $3.3 million for the year ended December 31, 1997, in comparison to $3.6 million for 1996, representing a decrease of $300,000.

    Service charges on deposit accounts decreased to $2.2 million from $2.3 million for the years ended December 31, 1997 and 1996, respectively. The decrease is primarily attributable to the deposit base of FCB, which experienced both a reduction in the number of demand deposit accounts subject to service charges and which reduced its minimum balance requirements in conjunction with a promotional campaign. The decrease was substantially offset by the additional service charges and fees provided by the acquisition of Sunrise Bank.

    Loan servicing fees decreased to $40,000 from $70,000 for the years ended December 31, 1997 and 1996, respectively. The decrease is due to a reduction in the amount of indirect automobile loans serviced for others as FBA is no longer selling indirect automobile loans on a servicing retained basis.

    Other income was $932,000 and $1.1 million for the years ended December 31, 1997 and 1996, respectively. For 1997, other income consists primarily of certain legal settlements received applicable to pending litigation of the former Sunrise Bank and a net gain of $47,000 realized upon sales of repossessed and other assets. Other income for the year ended December 31, 1996 includes a $795,000 gain realized upon FCB's sale and assignment of certain railroad cars and the associated leveraged leases to an unrelated party.

    In addition, the decrease in noninterest income for the year ended December 31, 1997 is attributable to a gain of $76,000 recognized upon the sale of an investment security for the year ended December 31, 1997, compared to a gain of $185,000 for 1996.

    NONINTEREST EXPENSE. Noninterest expense decreased by $60,000 to $17.7 million for the year ended December 31, 1997 compared to 1996. The decrease is primarily attributable to a gain on sale of foreclosed property, net of expenses, substantially offset by increases in other noninterest expense categories including salaries and benefits, occupancy, net of rental income, data processing and legal, examination and professional fees. These increases are primarily attributable to the acquisitions of Surety Bank, Sunrise Bank and FBA's expansion of its corporate lending and retail staff. In particular, salaries and employee benefits increased by $980,000 to $6.2 million for 1997 from $5.2 million for 1996. In addition, occupancy expense, net of rental income, and data processing expenses increased by $334,000 and $349,000 for the year ended December 31, 1997, respectively, in comparison to 1996.

    Legal, examination and professional fees increased to $3.2 million from $2.8 million for the years ended December 31, 1997 and 1996, respectively. The increase is primarily attributable to the costs associated with expanding FBA's organizational capabilities to achieve both internal and external growth as well as its overall growth in 1997.

    For 1997, FBA realized a gain on sale of foreclosed property, net of expenses, of $350,000, compared to losses and expenses on sale of foreclosed property of $1.1 million for the same period in 1996. The improvement for 1997 is attributable to a gain realized upon sale of a foreclosed property, net of gains, and an overall decrease in the losses and expenses of maintaining a reduced level of foreclosed properties. In addition, for 1996, losses and expenses on foreclosed property, net of gains, included $996,000 of valuation write-downs.

    Noninterest expense also reflects a decrease in other expense of $256,000 to $2.9 million from $3.1 million for the years ended December 31, 1997 and 1996, respectively. The decrease is primarily attributable to the noncredit provision for possible losses within the indirect automobile dealer lending program of $842,000 recorded in 1996, partially offset by an increase in fees paid to First Banks and its affiliates of approximately $700,000 for 1997 in comparison to 1996. Fees payable to First Banks and its affiliates generally increase as FBA expands through acquisitions and internal growth, reflecting the higher levels of service needed to operate the Subsidiary Banks. See Note 14 to the consolidated financial statements of FBA.

    INCOME TAXES. The accompanying consolidated statements of operations reflect a deferred income tax charge of $3.1 million for the year ended December 31, 1997, compared to $470,000 in 1996. At December 31, 1997 and 1996, the accompanying consolidated balance sheets include a deferred tax asset, net of deferred tax liabilities, of $13.1 million and $14.6 million, respectively. The deferred tax asset valuation allowance was $7.0 million and $6.6 million at December 31, 1997 and 1996.

COMPARISON OF RESULTS OF OPERATIONS FOR 1996 AND 1995

    NET INCOME. Net income for the year ended December 31, 1996 was $691,000 in comparison to a net loss of $4.8 million for the same period in 1995. As more fully discussed below, the operating results for 1995 reflect an after-tax loss of $2.1 million incurred in connection with the restructuring of FBA's investment portfolio and a sharply higher provision for possible loan losses in comparison to 1996. As previously discussed, net interest income was $17.8 million, or 4.3% of average earning assets, for 1996, compared to $13.4 million, or 4.0% of average earning assets, for 1995.

    PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses was $2.4 million and $6.4 million for the years ended December 31, 1996 and 1995, respectively. Net loan charge-offs were $4.6 million and $3.4 million for the years ended December 31, 1996 and 1995, respectively. The allowance for possible loan losses was $10.7 million, or 3.2% of total loans, net of unearned discount, at December 31, 1996, compared to $10.6 million, or 4.0% of total loans, net of unearned discount, at December 31, 1995. Loans which were either 90 days or more past due and still accruing interest or on nonaccrual status totaled $3.6 million and $7.8 million at December 31, 1996 and 1995, respectively, representing 1.1% and 2.9% of total loans, net of unearned discount, at those dates. Loans which were between 30 and 89 days past due were $7.3 million, or 2.2% of total loans, net of unearned discount, at December 31, 1996 compared to $9.7 million, or 3.6% of total loans, net of unearned discount, at December 31, 1995.

    The provision for possible loan losses for 1995 was higher than normal in recognition of increasing loan charge-offs and delinquencies which were experienced during 1995 within the portfolio of indirect automobile loans.

    NONINTEREST INCOME AND EXPENSE. The following table summarizes noninterest income and noninterest expense for the years ended December 31, 1996 and 1995.

                                                                                          INCREASE (DECREASE)
                                                                                          --------------------
                                                               1996         1995          AMOUNT       PERCENT
                                                               ----         ----          ------       -------
                                                                     (DOLLARS EXPRESSED IN THOUSANDS)
Noninterest income:
    Service charges on deposit accounts.....................  $ 2,258       1,682            576         34.2%
    Loan sales and servicing income.........................       70         159            (89)       (56.0)
    Other income............................................    1,072       1,284           (212)       (16.5)
    Gain (loss) on sales of securities, net.................      185      (2,996)         3,181       (106.2)
                                                              -------      ------          -----
            Total noninterest income........................  $ 3,585         129          3,456      2,679.1
                                                              =======      ======          =====      =======
Noninterest expense:
    Salaries and employee benefits..........................  $ 5,249       5,358           (109)        (2.0)%
    Occupancy, net of rental income.........................    1,832       1,615            217         13.4
    Furniture and equipment.................................    1,003         895            108         12.1
    Federal Deposit Insurance Corporation premiums..........      497         493              4          0.8
    Postage, printing and supplies..........................      744         396            348         87.9
    Legal, examination and professional fees................    2,777       1,337          1,440        107.7
    Data processing.........................................      735         755            (20)        (2.6)
    Communications..........................................      623         619              4          0.6
    Losses and expenses on foreclosed property, net of
      gains.................................................    1,148         643            505         78.5
    Other...................................................    3,129       2,037          1,092         53.6
                                                              -------      ------          -----
            Total noninterest expense.......................  $17,737      14,148          3,589         25.4
                                                              =======      ======          =====      =======

    NONINTEREST INCOME. Noninterest income was $3.6 million for the year ended December 31, 1996 in comparison to $129,000 for 1995. As more fully discussed under "--Net Interest Income and Interest Rate Risk Management," noninterest income for 1995 includes a $3.0 million loss realized upon sales of investment securities.

    Service charges on deposit accounts increased by $580,000 to $2.3 million from $1.7 million for the years ended December 31, 1996 and 1995, respectively. The increase is primarily attributable to the acquisition of FCB. See Note 2 to the accompanying consolidated financial statements of FBA.

    Loan sales and servicing income decreased to $70,000 from $159,000 for the years ended December 31, 1996 and 1995, respectively. The decrease is due to a reduction in the amount of indirect automobile loans serviced for others.

    Other income decreased by $210,000 to $1.1 million from $1.3 million for the years ended December 31, 1996 and 1995, respectively. Other income for the year ended December 31, 1995 includes a nonrecurring benefit of $179,000 from the termination of the FBA's Directors' Retirement Plan and an $802,000 nonrecurring benefit from the termination of a self-insurance trust. During 1990, FBA established a trust in lieu of purchasing officer and director liability insurance. Since coverage is now available and in place through First Banks, the trust was terminated and the funds were returned to FBA. For 1996, other income includes a $795,000 gain realized upon FCB's sale and assignment of certain railroad cars and leveraged leases to an unrelated party.

    NONINTEREST EXPENSE. Noninterest expense increased by $3.6 million to $17.7 million from $14.1 million for the years ended December 31, 1996 and 1995, respectively. The increase, as more fully discussed below, is primarily attributable to the acquisition of FCB on August 23, 1995, offset by cost reductions achieved through the reengineering of FBA's operations and the centralization of various functions with First Banks' systems during 1995.

    The decrease in salaries and employee benefits of $109,000 to $5.2 million from $5.4 million for the years ended December 31, 1996 and 1995, respectively, relates primarily to reductions in staff during 1995 substantially offset by the acquisition of FCB. FBA's existing staff was reduced from 142 and 162 full-time equivalent employees at December 31, 1994 and 1993, respectively, to 130 full-time equivalent employees at December 31, 1995, including the addition of 63 full-time equivalent employees from the acquisition of FCB.

    Legal, examination and professional fees increased to $2.8 million from $1.3 million for the years ended December 31, 1996 and 1995, respectively. The increase is primarily attributable to the additional costs associated with the reorganization of FBA and FCB and the amalgamating of acquired entities into FBA's systems and cultures and the costs incurred in expanding FBA's organizational capabilities to achieve its internal and external growth objectives.

    Losses and expenses on foreclosed property, net of gains, increased by $505,000 to $1.1 million from $643,000 for the years ended December 31, 1996 and 1995, respectively. The increase is attributable to valuation write-downs of $996,000 for 1996, compared to $116,000 for 1995.

    Other expenses increased $1.1 million to $3.1 million from $2.0 million for the years ended December 31, 1996 and 1995, respectively. The increase is primarily attributable to the noncredit provision for possible losses within the indirect automobile dealer lending program of $842,000 in 1996. Also included in other expenses are fees paid to First Banks and its affiliates for the various services rendered. These fees totaled $2.4 million and $895,000 for the years ended December 31, 1996 and 1995, respectively. Fees payable to First Banks and its affiliates generally increase as FBA expands through acquisitions and internal growth, reflecting the higher levels of service needed to operate the Subsidiary Banks.

    INCOME TAXES. The accompanying consolidated statements of operations reflect a deferred income tax charge of $470,000 for the year ended December 31, 1996. This compares to a $2.2 million deferred income tax benefit for the same period in 1995. At December 31, 1996 and 1995, the accompanying consolidated balance sheets include a deferred tax asset, net of deferred tax liabilities, of $14.6 million and $13.2 million, respectively. The deferred tax asset valuation allowance was $6.6 million and $5.6 million at December 31, 1996 and 1995, respectively.

INVESTMENT SECURITIES

    FBA classifies the securities within its investment portfolio as held to maturity or available for sale. FBA does not engage in the trading of investment securities. As more fully described in Notes 1 and 3 of the consolidated financial statements of FBA, the investment security portfolio consists solely of securities designated as available-for-sale at December 31, 1997 and 1996. The investment security portfolio was $141.1 million at March 31, 1998, compared to $148.2 million and $125.1 million at December 31, 1997 and 1996, respectively. See, "--General,

Financial Condition and Average Balances and Net interest Income" for further discussion of the investment security portfolio.

LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

    Interest earned on the loan portfolio is the primary source of income for FBA. Loans, net of unearned discount, represented 64.1% of total assets as of March 31, 1998, compared to 67.0% and 63.6% as of December 31, 1997 and 1996, respectively. At March 31, 1998 and December 31, 1997, total loans, net of unearned discount, were $444.1 million and $431.5 million, increases of $107.7 million and $95.1 million, from $336.4 million at December 31, 1996. For 1996, total loans, net of unearned discount, increased by $69.8 million from $266.6 million at December 31, 1995. As previously discussed under "--Acquisitions and Financial Condition and Average Balances," the increases are attributable to the loans provided by the acquisitions of Pacific Bay Bank, Surety Bank and Sunrise Bank and the expansion of the commercial and financial, commercial real estate and real estate construction and development loan portfolios, partially offset by the decrease in the portfolio of indirect automobile loans.

    The following table summarizes the changes in the loan portfolio for the periods indicated:

                                                                      INCREASE (DECREASE)
                                                              ------------------------------------
                                                                FOR THE
                                                              THREE MONTHS
                                                                 ENDED        FOR THE YEARS ENDED
                                                               MARCH 31,         DECEMBER 31,
                                                              ------------   ---------------------
                                                                  1998        1997          1996
                                                                  ----        ----          ----
                                                                (DOLLARS EXPRESSED IN THOUSANDS)
Loans provided by acquisition:
    Pacific Bay Bank........................................    $ 29,700          --            --
    Surety Bank.............................................          --      54,400            --
    Sunrise Bank............................................          --          --        61,100
Internal loan volumes:
    Commercial lending......................................       3,100      71,200        48,900
    Indirect automobile loans...............................      (5,800)    (28,600)      (36,800)
    Other...................................................     (14,400)     (1,900)       (3,400)
                                                                --------     -------       -------
            Total increase in loans, net of unearned
              discount......................................    $ 12,600      95,100        69,800
                                                                ========     =======       =======
Decrease in potential problem loans<F1>.....................    $    600       7,100         4,100
                                                                ========     =======       =======

--------

<F1>Potential problem loans include indirect automobile loans 60 days or more past due, loans on nonaccrual status and other loans identified by management as having potential credit problems.

    FBA's lending strategy stresses quality, growth and diversification by collateral, geography and industry. A common credit underwriting structure is in place throughout FBA. The commercial lenders focus principally on small to middle-market companies. Retail lenders focus principally on residential loans, including home equity loans, automobile financing and other consumer financing needs arising out of FBA's branch banking network.

    Commercial and financial loans include loans that are made primarily based on the borrowers' general credit strength and ability to generate repayment cash flows from income sources even though such loans and bonds may also be secured by real estate or other assets. Real estate construction and development loans, primarily relating to residential properties and smaller commercial properties, represent interim financing secured by real estate under construction. Real estate mortgage loans consist primarily of loans secured by single-family owner-occupied properties and various types of commercial properties on which the income from the property is the intended source of repayment. Consumer and installment loans are loans to individuals and consist primarily of loans secured by automobiles. Loans held for sale are generally fixed and adjustable rate residential loans pending sale in the secondary mortgage market in the form of a mortgage-backed security, or to various private third-party investors.

    The following table shows the composition of the loan portfolio by major category and the percent of each category to the total portfolio as of the dates presented:

                                                 MARCH 31,                                     DECEMBER 31,
                                    -----------------------------------   ------------------------------------------------------
                                          1998               1997               1997               1996               1995
                                    ----------------   ----------------   ----------------   ----------------   ----------------
                                     AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %
                                     ------      -      ------      -      ------      -      ------      -      ------      -
Commercial and financial..........  $113,312    25.5%  $ 82,978    25.4%  $109,763    25.8%  $ 80,781    24.0%  $ 48,807    18.3%
Real estate construction and
  development.....................    96,035    21.6     58,922    18.0     93,454    22.0     58,045    17.3     30,142    11.3
Real estate mortgage..............   166,160    37.4     92,070    28.1    149,951    35.2     93,864    27.9     45,530    17.1
Consumer and installment, net of
  unearned discount...............    68,592    15.5     93,045    28.5     72,579    17.0    103,681    30.8    142,109    53.3
                                    --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
    Total loans, excluding loans
      held for sale...............   444,099   100.0%   327,015   100.0%   425,747   100.0%   336,371   100.0%   266,588   100.0%
                                               =====              =====              =====              =====              =====
Loans held for sale...............        --                 --              5,708                 --                 --
                                    --------           --------           --------           --------           --------
    Total loans...................  $444,099           $327,015           $431,455           $336,371           $266,588
                                    ========           ========           ========           ========           ========

                                               DECEMBER 31,
                                    -----------------------------------
                                          1994               1993
                                    ----------------   ----------------
                                     AMOUNT      %      AMOUNT      %
                                     ------      -      ------      -
Commercial and financial..........  $ 14,556     7.4%  $  7,653     5.2%
Real estate construction and
  development.....................    13,793     7.0      9,072     6.2
Real estate mortgage..............    14,796     7.6     12,862     8.8
Consumer and installment, net of
  unearned discount...............   152,916    78.0    117,116    79.8
                                    --------   -----   --------   -----
    Total loans, excluding loans
      held for sale...............   196,061   100.0%   146,703   100.0%
                                               =====              =====
Loans held for sale...............     7,253             21,029
                                    --------           --------
    Total loans...................  $203,314           $167,732
                                    ========           ========

      Loans at December 31, 1997 mature as follows:

                                                                 OVER ONE YEAR
                                                                    THROUGH
                                                                  FIVE YEARS        OVER FIVE YEARS
                                                               -----------------   -----------------
                                                    ONE YEAR   FIXED    FLOATING   FIXED    FLOATING
                                                    OR LESS     RATE      RATE      RATE      RATE      TOTAL
                                                    --------   -----    --------   -----    --------    -----
                                                                 (DOLLARS EXPRESSED IN THOUSANDS)
Commercial and financial..........................  $ 95,695   10,013     1,584       427     2,044    109,763
Real estate construction and development..........    92,476      118       419        94       347     93,454
Real estate mortgage..............................   109,325   14,130     9,686     6,331    10,479    149,951
Consumer and installment, net of unearned
  discount........................................     9,315   55,356       150     7,758        --     72,579
Loans held for sale...............................     5,708       --        --        --        --      5,708
                                                    --------   ------    ------    ------    ------    -------
    Total loans...................................  $312,519   79,617    11,839    14,610    12,870    431,455
                                                    ========   ======    ======    ======    ======    =======

    The following table is a summary of loan loss experience for the three months ended March 31, 1998 and 1997 and for the five years ended December 31, 1997:

                                                                MARCH 31,                         DECEMBER 31,
                                                            ------------------   -----------------------------------------------
                                                              1998      1997      1997      1996      1995      1994      1993
                                                              ----      ----      ----      ----      ----      ----      ----
                                                                  (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance at beginning of period............................  $ 11,407    10,744    10,744    10,616     2,756     2,637     3,044
Acquired allowances for possible loan losses..............       885        --        30     2,338     4,797        --        --
                                                            --------   -------   -------   -------   -------   -------   -------
                                                              12,292    10,744    10,774    12,954     7,553     2,637     3,044
                                                            --------   -------   -------   -------   -------   -------   -------
Loans charged off:
    Commercial and financial..............................      (376)      (64)     (966)   (2,286)       --        (7)     (268)
    Real estate construction and development..............        --        --       (15)     (164)       (2)       --        --
    Real estate mortgage..................................      (465)      (43)     (244)     (786)     (153)     (375)       (8)
    Consumer and installment..............................      (218)     (875)   (2,430)   (3,818)   (4,018)   (1,876)   (1,622)
                                                            --------   -------   -------   -------   -------   -------   -------
            Total loans charged-off.......................    (1,059)     (982)   (3,655)   (7,054)   (4,173)   (2,258)   (1,898)
                                                            --------   -------   -------   -------   -------   -------   -------
Recoveries of loans previously charged off:
    Commercial and financial..............................       299       151       926     1,271       223       184       164
    Real estate construction and development..............        25        58        68        15         1        --        --
    Real estate mortgage..................................        30        73       195       109        36       258       154
    Consumer and installment..............................       176       278     1,099     1,044       560       677       683
                                                            --------   -------   -------   -------   -------   -------   -------
            Total recoveries of loans previously charged
               off........................................       530       560     2,288     2,439       820     1,119     1,001
                                                            --------   -------   -------   -------   -------   -------   -------
            Net loans charged-off.........................      (529)     (422)   (1,367)   (4,615)   (3,353)   (1,139)     (897)
                                                            --------   -------   -------   -------   -------   -------   -------
Provision for possible loan losses........................       300       550     2,000     2,405     6,416     1,258       490
                                                            --------   -------   -------   -------   -------   -------   -------
Balance at end of period..................................  $ 12,063    10,872    11,407    10,744    10,616     2,756     2,637
                                                            ========   =======   =======   =======   =======   =======   =======
Loans outstanding:
    Average...............................................  $438,421   326,474   343,329   273,063   230,451   182,922   171,889
    End of period.........................................   444,099   327,015   431,455   336,371   266,588   203,314   167,732
    Ratio of allowance for possible loan losses to loans
      outstanding:
        Average...........................................      2.75%     3.33%     3.32%     3.93%     4.61%     1.51%     1.53%
        End of period.....................................      2.72      3.32      2.64      3.19      3.98      1.36      1.57
    Ratio of net charge-offs to average loans
      outstanding.........................................      0.49      0.52       .40      1.69      1.45      0.62      0.52
                                                            ========   =======   =======   =======   =======   =======   =======
Allocation of allowance for possible loan losses at end of
  period:
    Commercial and financial..............................  $  2,525     3,458     2,552     3,417     2,534       197       229
    Real estate construction and development..............     2,108     1,336     1,680     1,320     1,835       187       237
    Real estate mortgage..................................     3,218     3,688     3,536     3,645     2,210       201       720
    Consumer and installment..............................     1,297     2,390     1,539     2,362     4,037     2,171     1,451
    Unallocated...........................................     2,915        --     2,100        --        --        --        --
                                                            --------   -------   -------   -------   -------   -------   -------
            Total.........................................  $ 12,063    10,872    11,407    10,744    10,616     2,756     2,637
                                                            ========   =======   =======   =======   =======   =======   =======
Percent of categories to loans, net of unearned discount:
    Commercial and financial..............................      25.5%     25.4%     25.4%     24.0%     18.3%      7.1%      4.6%
    Real estate construction and development..............      21.6      18.0      21.7      17.3      11.3       6.8       5.4
    Real estate mortgage..................................      37.4      28.1      34.8      27.9      17.1       7.3       7.7
    Consumer and installment..............................      15.5      28.5      16.8      30.8      53.3      75.2      69.8
    Loans held for sale...................................        --        --       1.3        --        --       3.6      12.5
                                                            --------   -------   -------   -------   -------   -------   -------
            Total.........................................     100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
                                                            ========   =======   =======   =======   =======   =======   =======

    Nonperforming assets include nonaccrual loans, restructured loans and foreclosed property. The following table presents the categories of nonperforming assets and certain ratios as of the dates indicated:

                                                     MARCH 31,                         DECEMBER 31,
                                                 ------------------   -----------------------------------------------
                                                   1998      1997      1997      1996      1995      1994      1993
                                                   ----      ----      ----      ----      ----      ----      ----
                                                                   (DOLLARS EXPRESSED IN THOUSANDS)
Nonperforming loans............................  $  6,003     2,445     2,846     2,959     5,075       293       622
Foreclosed property, net.......................       725     1,035       601       977     2,393     1,553     3,171
                                                 --------   -------   -------   -------   -------   -------   -------
            Total nonperforming assets.........  $  6,728     3,480     3,447     3,936     7,468     1,846     3,793
                                                 ========   =======   =======   =======   =======   =======   =======
Loans, net of unearned discount................  $444,099   327,015   431,455   336,371   266,588   203,314   167,732
                                                 ========   =======   =======   =======   =======   =======   =======
Loans past due:
    Over 30 days to 90 days....................  $ 12,428     6,781     7,866     7,302     9,664     1,368     1,571
    Over 90 days and still accruing............       672       672     1,158       615     2,766       183       803
                                                 --------   -------   -------   -------   -------   -------   -------
            Total past-due loans...............  $ 13,100     7,453     9,024     7,917    12,430     1,551     2,374
                                                 ========   =======   =======   =======   =======   =======   =======
Allowance for possible loan losses to loans....      2.72%     3.32%     2.64%     3.19%     3.98%     1.36%     1.57%
Nonperforming loans to loans...................      1.35      0.75      0.66      0.88      1.90      0.14      0.37
Allowance for possible loan losses to
  nonperforming loans..........................    200.95    444.66    400.81    363.10    209.18    940.61    423.95
Nonperforming assets to loans and
  foreclosed property..........................      1.51      1.06      0.80      1.17      2.78      0.90      2.22
                                                 ========   =======   =======   =======   =======   =======   =======

    Nonperforming loans, consisting of loans on nonaccrual status and restructured loans, were $6.0 million at March 31, 1998 in comparison to $2.8 million and $2.4 million at December 31, 1997 and March 31, 1997, respectively. The increase is primarily attributable to the loans obtained through the acquisition of Pacific Bay Bank. The acquired allowance for possible loan losses totaled $885,000 at the acquisition date.

    As of March 31, 1998 and December 31, 1997 and 1996, $5.3 million, $5.9 million and $13.0 million, respectively, of loans not included in the table above were identified by management as having potential credit problems which raised doubts as to the ability of the borrowers to comply with the present loan repayment terms.

    FBA's credit management policy and procedures focus on identifying, measuring and controlling credit exposure. These procedures employ a lender-initiated system of rating credits, which is ratified in the loan approval process and subsequently tested in internal loan reviews, external audits and regulatory bank examinations. Basically, the system requires rating all loans at the time they are made, except for homogeneous categories of loans, such as residential real estate mortgage loans and indirect automobile loans. These homogeneous loans are assigned an initial rating based on FBA's experience with each type of loan. Adjustments to these ratings are based on payment experience subsequent to their origination.

    Adversely rated credits, including loans requiring close monitoring which would not normally be considered criticized credits by regulators, are included on a monthly loan watch list. Loans may be added to the watch list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added whenever any adverse circumstance is detected which might affect the borrower's ability to meet the terms of the loan. Such circumstances include the delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Loans on the watch list require detailed loan status reports prepared by the responsible officer every four months, which are then discussed in formal meetings with the loan review and credit administration staffs. Downgrades of loan risk ratings may be initiated by the responsible loan officer at any time. However, upgrades of risk ratings may only be made with the concurrence of the loan review and credit administration staffs generally at the time of the formal watch list review meetings.

    Each month, the credit administration department provides FBA's management with detailed lists of loans on the watch list and summaries of the entire loan portfolio of each Subsidiary Bank by risk rating. These are coupled with analyses of changes in the risk profiles of the portfolios, changes in past due and nonperforming loans and changes in watch list and classified loans over time. In this manner, the overall increases or decreases in the levels of risk in the portfolios are monitored continually. Factors are applied to the loan portfolios for each category of loan risk to determine acceptable levels of allowance for possible loan losses. These factors are derived primarily from the actual loss experience of the Subsidiary Banks and from published national surveys of norms in the industry. The calculated allowances required for the portfolios are then compared to the actual allowance balances to determine the provisions necessary to maintain the allowances at appropriate levels. In addition, management exercises judgment in its analysis of determining the overall level of the allowance for possible losses. In its analysis, management considers the change in the portfolio, including growth and composition, and the economic conditions of the regions in which FBA operates.

    Based on this quantitative and qualitative analysis, the allowance for possible loan losses is adjusted. Such adjustments are reflected in the consolidated statements of operations.

    FBA does not engage in lending in foreign countries or based on activities in foreign countries. Additionally, FBA does not have any concentrations of loans exceeding 10% of total loans which are not otherwise disclosed in the loan portfolio composition table and Note 4 to the accompanying consolidated financial statements of FBA. FBA does not have any interest-bearing assets which would have been included in nonaccrual, past due or restructured loans if such assets were loans.

DEPOSITS

    Deposits are the primary source of funds for FBA. FBA's deposits consist principally of core deposits from its local market areas. FBA does not accept brokered deposits. The following table sets forth the distribution of FBA's average deposit accounts at the dates indicated and the weighted average interest rates by category of deposit:

                                                                                    YEARS ENDED DECEMBER 31,
                                                  MARCH 31,         ---------------------------------------------------------
                                                    1998                 1997                 1996                 1995
                                               ---------------      ---------------      ---------------      ---------------
                                               BALANCE    RATE      BALANCE    RATE      BALANCE    RATE      BALANCE    RATE
                                               -------    ----      -------    ----      -------    ----      -------    ----
                                                                      (DOLLARS EXPRESSED IN THOUSANDS)
Non-interest-bearing demand..................  $ 91,230     --%     $ 78,222     --%     $ 70,739     --%     $ 54,288     --%
Interest-bearing demand......................    73,291   1.93        66,687   2.10        43,048   1.76        24,020   2.41
Savings......................................   151,237   3.90       108,430   3.46        91,043   3.10        75,576   3.16
Time deposits of $100 or more................    51,594   6.09        39,126   5.48        36,586   5.49        29,073   5.54
Other time...................................   205,975   5.48       168,795   5.59       152,812   5.47       116,919   5.35
                                               --------   ====      --------   ====      --------   ====      --------   ====
            Total average deposits...........  $573,327             $461,260             $394,228             $299,876
                                               ========             ========             ========             ========

CAPITAL

    In 1996, FBA purchased an outstanding warrant to acquire 131,336 shares of FBA common stock at $0.75 per share from the FDIC for an aggregate amount of $1.3 million. The purchase of the warrant was applied as a reduction of capital surplus.

    FBA issued 264,622 shares of common stock in connection with its acquisition of Surety Bank, resulting in an increase to stockholders' equity of $4.8 million. The increase represents the fair value of the net assets exchanged for FBA common stock, as determined by the market value of FBA common stock at the date of exchange.

    On February 2, 1998, FBA completed its acquisition of FCB. As described under "--Acquisitions" and in Note 2 of the accompanying consolidated financial statements of FBA, in connection with the acquisition, FBA issued approximately 1,555,728 shares of common stock, of which 1,266,176 were issued to First Banks. The consolidated statements of changes in stockholders' equity reflect the accounts of FBA as if the common stock issued to acquire First Banks' interest in FCB had been outstanding since August 23, 1995.

    The Board of Directors has authorized the purchase of up to a cumulative total of 816,906 shares of common stock for treasury during 1995 through 1998. Aggregate shares purchased for treasury totaled 496,056, 386,458 and 280,430, at an aggregate cost of $6.8 million, $4.4 million and $2.8 million as of March 31, 1998 and December 31, 1997 and 1996, respectively.

    At March 31, 1998 and December 31, 1997, FBA's and the Subsidiary Banks' capital ratios were as follows:

                                                            RISK-BASED CAPITAL RATIOS
                                                      ------------------------------------
                                                            TOTAL              TIER 1          LEVERAGE RATIO
                                                      ----------------    ----------------    ----------------
                                                      1998        1997    1998        1997    1998        1997
                                                      ----        ----    ----        ----    ----        ----
FBA.................................................   9.08%       6.88%   7.82%       5.62%   6.77%      4.96%
BankTEXAS...........................................  12.99       12.26   11.73       11.00    9.24       8.90
FB California.......................................  13.18       12.19   11.91       10.93   11.12      10.40

    Management believes as of December 31, 1997 and March 31, 1998, each of the Subsidiaries was "well capitalized" as defined by the Federal Deposit
Insurance Corporation Improvement Act of 1991.

INTEREST RATE RISK MANAGEMENT

    For financial institutions, the maintenance of a satisfactory level of net interest income is a primary factor in achieving acceptable income levels. However, the maturity and repricing characteristics of the institution's loan and investment portfolios, relative to those within its deposit structure, may differ significantly. These characteristics are influenced by the nature of the loan and deposit markets within which such institution operates, as well as its objectives for business development within those markets at any point in time. In addition, the ability of borrowers to repay loans and depositors to withdraw funds prior to stated maturity dates introduces divergent option characteristics which operate primarily as interest rates change. These factors cause various elements of the institution's balance sheet to react in different manners and at different times relative to changes in interest rates, thereby leading to increases or decreases in net interest income over time. Depending upon the nature and velocity of interest rate movements and their effect on the specific components of the institution's balance sheet, the effects on net interest income can be substantial. Consequently, a fundamental requirement in managing a financial institution is establishing effective control over the exposure of the institution to changes in interest rates.

    FBA manages its interest rate risk by: (1) maintaining an Asset Liability Committee ("ALCO") responsible to FBA's Board of Directors to review the overall interest rate risk management activity and approve actions taken to reduce risk; (2) maintaining an effective simulation model to determine FBA's exposure to changes in interest rates; (3) coordinating the lending, investing and deposit-generating functions to control the assumption of interest rate risk; and (4) employing various off-balance-sheet financial instruments to offset inherent interest rate risk when it becomes excessive. The objective of these procedures is to limit the adverse impact which changes in interest rates may have on net interest income.

    The ALCO has overall responsibility for the effective management of interest rate risk and the approval of policy guidelines. The ALCO includes the Chairman and Chief Executive Officer, the senior executives of investments, credit, retail banking, commercial banking and finance, and certain other officers. The ALCO is supported by the Asset Liability Management Group which monitors interest rate risk, prepares analyses for review by the ALCO and implements actions which are either specifically directed by the ALCO or established by policy guidelines.

    The objective and primary focus of interest sensitivity management is to optimize earnings results, while managing, within internal policy constraints, interest rate risk. FBA's policy on rate sensitivity is to manage exposure to potential risks associated with changing interest rates by maintaining a balance sheet posture in which annual net interest income is not significantly impacted by reasonably possible near-term changes in interest rates. To measure the effect of interest rate changes, FBA recalculates its net income over two one-year horizons on a pro forma basis. The analysis assumes various scenarios for increases and decreases in interest rates including both instantaneous and gradual and parallel and non-parallel shifts in the yield curve, in varying amounts. For purposes of arriving at reasonably possible near-term changes in interest rates, FBA includes a forecast based on actual changes in interest rates which have occurred over a two year period, simulating both a declining and rising interest rate scenario. Consistent with the table presented on page 45, which indicates FBA is "asset-sensitive," FBA's simulation model indicates a loss of projected net income should interest rates decline. While a decline in interest rates of less than 10% has a diminutive effect on the earnings of FBA, a significant decline in interest rates, resembling the actual decline which occurred over a two-year period commencing in March 1991, indicates a loss of net income equivalent to approximately 7% of net interest income for the year ended December 31, 1997.

    FBA utilizes off-balance-sheet derivative financial instruments to assist in the management of interest rate sensitivity and to modify the repricing, maturity and option characteristics of on-balance-sheet assets and liabilities. Derivative financial instruments held by FBA at March 31, 1998 and December 31, 1997 and 1996 consist of an interest rate cap agreement with a notional amount of $10.0 million and credit exposure of $146,000, $222,000 and $335,000, respectively. The notional amount of the interest rate cap agreement does not represent amounts exchanged by the parties and, therefore, is not a measure of FBA's credit exposure through its use of derivative financial instruments. The amounts actually exchanged are determined by reference to the notional amounts and the other terms of the agreement.

    FBA's interest rate cap agreement limits the interest expense associated with certain of its interest-bearing liabilities. In exchange for an initial fee, the interest rate cap agreement entitles FBA to receive interest payments when a specified index rate exceeds a predetermined rate. The agreement outstanding at March 31, 1998 and December 31, 1997 and 1996 effectively limits the interest rate to 5.0% on $10.0 million of interest-bearing liabilities from October 15, 1997 to May 15, 2000.

    Previously, FBA sold interest rate futures contracts and purchased options on interest rate futures contracts to hedge the interest rate risk of its available-for-sale securities portfolio. Interest rate futures contracts are commitments either to purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery of such financial instruments. Options on interest rate futures contracts confer the right to purchase or sell financial futures contracts at a specified price and are settled in cash. There were no outstanding interest rate futures contracts or options on interest rate futures contracts at December 31, 1995 and no activity subsequent to December 31, 1995.

    During 1995, as interest rates declined, FBA incurred losses on the interest rate futures contracts of $5.9 million, of which $806,000 was amortized to income as a yield adjustment to the investment security portfolio and $5.1 million was included in the cost basis in determining the gain or loss upon the sale of the securities. The losses incurred on the interest rate futures contracts were partially offset by gains in the available-for-sale securities portfolio. The overall net loss in net market value of these positions was attributable to an increase in the projected prepayments of principal underlying the available-for-sale securities portfolio. These increased prepayment projections disproportionately shortened the expected lives of the available-for-sale securities portfolio in comparison to the effective maturity created with the hedge position. As a result, beginning in the second quarter of 1995, FBA began to reduce its hedge position to coincide with the current expected life of the available-for-sale securities portfolio by decreasing the number of outstanding interest rate futures contracts. FBA continued to reduce its hedge position during the third and fourth quarters of 1995 as a result of the further declines in interest rates. In addition, on November 3, 1995, upon sales of $48.9 million of securities, which marked the completion of the restructuring of the available-for-sale securities portfolio, the remaining outstanding interest rate futures contracts were closed.

    In addition to the simulation model employed by FBA, a more traditional interest rate sensitivity position is prepared and reviewed in conjunction with the results of the simulation model. The following table presents the projected maturities and periods to repricing of FBA's rate sensitive assets and liabilities as of December 31, 1997, adjusted to account for anticipated prepayments:

                                                         OVER THREE   OVER SIX
                                               THREE      THROUGH     THROUGH     OVER ONE     OVER
                                               MONTHS       SIX        TWELVE     THROUGH      FIVE
                                              OR LESS      MONTHS      MONTHS    FIVE YEARS    YEARS     TOTAL
                                              -------    ----------   --------   ----------    -----     -----
                                                              (DOLLARS EXPRESSED IN THOUSANDS)
Interest-earning assets:
    Loans<F1>...............................  $310,342     21,466      35,589      61,820       2,238   431,455
    Investment securities...................    26,959      4,162       9,706     101,638       5,716   148,181
    Federal funds sold......................     2,215         --          --          --          --     2,215
    Interest-bearing deposits with other
      financial institutions................       690         --          --          --          --       690
                                              --------    -------     -------     -------     -------   -------
            Total interest-earning assets...   340,206     25,628      45,295     163,458       7,954   582,541
                                              --------    -------     -------     -------     -------   -------
Interest-bearing liabilities:
    Interest-bearing demand accounts........    27,084     16,835      10,980       8,052      10,248    73,199
    Money market demand accounts............    68,201         --          --          --          --    68,201
    Savings accounts........................    13,502     11,119       9,531      13,501      31,769    79,422
    Time deposits...........................    58,703     49,824      65,196      64,589          --   238,312
    Notes payable and other borrowed
      funds.................................    18,003        584          --       6,500          --    25,087
                                              --------    -------     -------     -------     -------   -------
            Total interest-bearing
              liabilities...................   185,493     78,362      85,707      92,642      42,017   484,221
                                              --------    -------     -------     -------     -------   -------
Interest-sensitivity gap:
    Periodic................................  $154,713    (52,734)    (40,412)     70,816     (34,063)   98,320
                                                                                                        =======
    Cumulative..............................   154,713    101,979      61,567     132,383      98,320
                                              ========    =======     =======     =======     =======
Ratio of interest-sensitive assets to
  interest-sensitive liabilities:
    Periodic................................      1.83       0.33        0.53        1.76        0.19      1.20
                                                                                                        =======
    Cumulative..............................      1.83       1.39        1.18        1.30        1.20
                                              ========    =======     =======     =======     =======

--------

<F1>Loans presented net of unearned discount.

    Management made certain assumptions in preparing the table above. These assumptions included: Loans will repay at historic repayment speeds; mortgage-backed securities, included in investment securities, will repay at projected repayment speeds; interest-bearing demand accounts and savings accounts are interest-sensitive at a rate of 37% and 17%, respectively, of the remaining balance for each period presented; and fixed maturity deposits will not be withdrawn prior to maturity.

    At December 31, 1997, FBA's asset-sensitive position on a cumulative basis through the twelve-month time horizon was $61.6 million, or 9.6% of total assets. The asset-sensitive position is attributable to the composition of the loan and investment security portfolios.

    The interest-sensitivity position is one of several measurements of the impact of interest rate changes on net interest income. Its usefulness in assessing the effect of potential changes in net interest income varies with the constant change in the composition of FBA's assets and liabilities. For this reason, FBA places greater emphasis on a simulation model for monitoring its interest rate risk exposure.

LIQUIDITY

    The liquidity of FBA and the Subsidiary Banks is the ability to maintain a cash flow which is adequate to fund operations and meet obligations and other commitments on a timely basis. The Subsidiary Banks receive funds for liquidity from customer deposits, loan payments, maturities of loans and investments, sales of investments and from earnings. In addition, the Subsidiary Banks may avail themselves of more volatile sources of funds through the issuance of certificates of deposit in denominations of $100,000 or more, federal funds borrowed, securities sold under agreements to repurchase and through borrowings from the FHLB. The aggregate funds acquired from these more volatile sources were $61.2 million at March 31, 1998 and $56.2 million and $43.8 million at December 31, 1997 and 1996, respectively.

    The following table presents the maturity structure of volatile funds, which consists of certificates of deposit of $100,000 or more and other short-term borrowings, at March 31, 1998 and December 31, 1997:

                                                                 MARCH 31, 1998   DECEMBER 31, 1997
                                                                 --------------   -----------------
                                                                  (DOLLARS EXPRESSED IN THOUSANDS)
                3 months or less...............................     $21,562            19,333
                Over 3 through 6 months........................      13,606            11,284
                Over 6 through 12 months.......................      13,315            14,142
                Over 12 months.................................      12,695            11,400
                                                                    -------            ------
                            Total..............................     $61,178            56,159
                                                                    =======            ======

    In addition to these more volatile sources of funds, FBA borrowed $13.5 million, $14.9 million and $14.0 million at March 31, 1998 and December 31, 1997 and 1996, respectively, from First Banks under the $20.0 million First Banks Note to facilitate the funding of its acquisitions. The borrowings under the First Banks Note bear interest at an annual rate of one-quarter percent less than the "Prime Rate" as reported in The Wall Street Journal. The principal and accrued interest under the First Banks Note are due and payable on October 31, 2001. In connection with the acquisition of FCB, $10.0 million of the outstanding principal balance of the First Banks Note was exchanged for 804,000 shares of FBA common stock.

    Management believes the available liquidity and operating results of the Subsidiary Banks will be sufficient to provide funds for growth and to meet FBA's operating and debt service requirements both on a short-term and long-term basis, including the First Banks Note.

YEAR 2000 COMPATIBILITY

    FBA and its Subsidiary Banks are subject to risks associated with the Year 2000 software problem, a term which refers to uncertainties about the ability of various software systems to interpret dates correctly after the beginning of the Year 2000. FBA and its Subsidiary Banks have significant dependence on various computer equipment and software for their daily operations. Most software systems were originally designed to operate using date fields which contain two digits to correspond to the last two digits of the Year. With the approaching change to the Year 2000, this limitation in these systems could cause the computers to misinterpret years beginning with "20" as instead being years beginning with "19." If not corrected, this could cause miscalculation of data for financial purposes, and operating failure of equipment which is date dependent. While the most obvious part of this problem is the mainframe computer system, there are many other potential ramifications. These can be categorized as: (1) the ancillary software systems which are used for various other purposes throughout FBA on secondary mainframe computers, personal computers or intelligent terminals; (2) other types of equipment which are not related to or connected to computer equipment, such as vault time locks, elevators, security equipment and heating/air conditioning systems, which are used in bank branches for various purposes; and (3) the effects which the transition to the Year 2000 may have on external suppliers and servicers, as well as on the loan and deposit customers of FBA.

    Recognizing this issue, FBA has established an operating committee, which includes representatives of First Banks, to identify all of the various Year 2000 problems which may arise and to work with the various departments within FBA to address these issues. Since most of the software used by FBA is purchased from outside vendors, FBA has been working with these vendors to ensure the issues are being corrected. In a few instances, there are particular systems or equipment which the vendors do not intend to convert to Year 2000 compatibility. However, generally these are items which are at the end of their economic lives and scheduled for replacement. Consequently, FBA believes its cost of Year 2000 compliance will not be material to its financial position or results of operations. These costs are expensed as incurred.

    FBA's process of evaluating potential effects of Year 2000 issues on customers of the Subsidiary Banks is in its early stages, and it is therefore impossible to quantify the potential adverse effects of incompatible software systems on loan or deposit customers of FBA's Subsidiary Banks. The failure of a commercial bank customer to prepare adequately for Year 2000 compatibility could have a significant adverse effect on such customer's operations and profitability, in turn inhibiting its ability to repay loans in accordance with their terms or requiring it to use its deposit balances. Until sufficient information is accumulated from customers of the Subsidiary Banks to enable FBA to assess the degree to which customers' operations are susceptible to potential problems, FBA will be unable to quantify the potential effect on its commercial customers. FBA has revised its method of determining its adequacy of the allowance for possible loan losses to include an allocation for the risks associated with the year 2000 issue.

EFFECT OF NEW ACCOUNTING STANDARDS

    FBA adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130--Reporting Comprehensive Income ("SFAS 130") retroactively on January 1, 1998. SFAS 130 established standards for reporting and displaying income and its components (revenues, gains and losses) in a full set of general purpose financial statements. The statement mandates that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comparative financial statements provided for earlier periods have been restated to reflect the application of SFAS 130. The implementation of SFAS 130 did not have a material impact on FBA's consolidated financial statements of FBA.

    During 1997, the Financial Accounting Standards Board ("FASB") issued
SFAS No. 131--Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Additionally, SFAS 131 establishes standards for related disclosures about products and services, geographic areas, and major customers superseding SFAS No. 14--Financial Reporting for Segments of a Business Enterprise. FBA is currently evaluating information required by SFAS 131 and believes expanded disclosure information will be required to be included in FBA's consolidated financial statements of FBA for fiscal years beginning after December 15, 1997.

    In June 1998, the FASB issued SFAS No. 133--Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge in one of three categories described in the pronouncement. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Under SFAS 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated and documented pursuant to the provisions of SFAS 133. Earlier application of all of the provisions is encouraged but is permitted only as of the beginning of any fiscal quarter that begins after issuance of SFAS 133. Additionally, SFAS 133 should not be applied retroactively to financial statements of prior periods. FBA is currently evaluating SFAS 133 to determine its impact on the consolidated financial statements of FBA.

EFFECTS OF INFLATION

    Financial institutions are less affected by inflation than other types of companies. Financial institutions make relatively few significant asset acquisitions which are directly affected by changing prices. Instead, the assets and liabilities are primarily monetary in nature. Consequently, interest rates are more significant to the performance of financial institutions than the effect of general inflation levels. While a relationship exists between the inflation rate and interest rates, FBA believes this is generally manageable through its asset/liability management program.

                                   BUSINESS

GENERAL

    First Banks America, Inc. ("FBA" or the "Company") is a bank holding company with two wholly-owned banking subsidiaries, First Bank of California ("FB California"), a bank chartered by the State of California, and BankTEXAS National Association, a national banking association ("BankTEXAS") (collectively, the "Subsidiary Banks"). FBA, through FB California and BankTEXAS, operates a total of eleven banking locations in the San Francisco-Sacramento corridor of Northern California and a total of six banking locations in Houston, Dallas, Irving and McKinney, Texas. As of March 31, 1998, FBA had approximately $692.4 million in total assets, $444.1 million in total loans, net of unearned discount, $600.6 million in total deposits and $56.8 million in total stockholders' equity. Since 1994, FBA has been controlled by First Banks, a $4.3 billion bank holding company headquartered in St. Louis, Missouri. First Banks holds, as of March 31, 1998, approximately 72% of FBA's outstanding voting stock. FBA's senior executive officers, as well as a majority of FBA's Board of Directors, are executive officers of First Banks. FBA and the Subsidiary Banks purchase certain services and supplies, including data processing services, internal auditing, loan review, income tax preparation and assistance, accounting, asset/liability management and investment services, loan servicing and other management and administrative services from First Banks and its affiliates.

    In an effort to enhance its banking franchise, FBA places emphasis upon acquiring other financial institutions as a means of accelerating its growth in order to expand its presence in a given market, to increase the scope of its market area or to enter new or noncontiguous market areas. After an acquisition is consummated, FBA endeavors to enhance the franchise of the acquired entity by supplementing the acquired entity's marketing and business development efforts in order to broaden customer bases, strengthen particular business segments or fill voids in its overall market coverage. In addition, the acquisition program enables FBA to further leverage the operational support services available to it through First Banks and to provide the products and services typically available only through such a larger organization. FBA's management philosophy is to centralize overall corporate policies, procedures and administrative functions and to provide operational support functions for the Subsidiary Banks. Primary responsibility for implementation of such policies and management of the Subsidiary Banks resides with the officers and directors of the respective Subsidiary Banks.

    After First Banks' 1994 acquisition of control of FBA, FBA embarked on a business strategy to improve its operating performance and strengthen its asset quality as prerequisites to initiating an effective acquisition program. The initial stages of this strategy involved substantial restructuring of assets and liabilities and reduction of operating expenses, resulting in significant losses in the sale of investment securities and the establishment of substantial provisions for loan losses. The loan losses related primarily to problems with FBA's portfolio of indirect automobile loans. The losses also included significant nonrecurring expenses in connection with the reduction of non-interest expenses, including personnel and employee benefits, occupancy, data processing and other expenses. Following net losses of $4.8 million and $905,000 for the fiscal years ended December 31, 1995 and 1994, respectively, reflecting the implementation of the new strategy, FBA returned to profitability in 1996, with consolidated net income of $691,000, representing a 0.15% return on average assets. FBA's profitability has continued to improve. FBA has reported consolidated net income of $3.5 million for the fiscal year ended December 31, 1997 and consolidated net income of $1.1 million for the three months ended March 31, 1998.

    Selected consolidated financial data of FBA and its subsidiaries, including the Subsidiary Banks, as of and for the five years ended December 31, 1997 and the three months ended March 31, 1998 and 1997 are set forth below:

                                      THREE MONTHS ENDED
                                          MARCH 31,                                YEAR ENDED DECEMBER 31,
                                   ------------------------           --------------------------------------------------
                                     1998            1997              1997      1996      1995         1994      1993
                                     ----            ----              ----      ----      ----         ----      ----
                                                             (DOLLARS EXPRESSED IN THOUSANDS)
Net income (loss)................  $  1,100             484             3,533       691    (4,814)        (905)      219
Stockholders' equity.............    56,841          38,013            45,091    38,195    40,965       39,714    14,952
Total assets.....................   692,409         530,023           643,664   529,087   468,486      331,790   368,608
Return on average assets.........      0.67%<F1>       0.37%<F1>         0.65%     0.15%    (1.28)%      (0.25)%    0.07%
Return on average equity.........      8.13 <F1>       5.11 <F1>         8.90      1.71    (12.06)       (3.66)     1.49

---------

<F1>Ratios as of March 31, 1998 and 1997 are annualized.

    The Subsidiary Banks offer a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, and interest checking, savings and money market accounts. Loan product offerings include commercial and financial, commercial and residential real estate, real estate construction and development and consumer loans. Other financial services include mortgage banking, automatic teller machines, telephone banking, lockbox deposits, cash management services, sweep accounts, credit-related insurance and safe deposit boxes. FBA and the Subsidiary Banks purchase certain services and supplies, including data processing services, internal auditing, loan review, income tax preparation and assistance, accounting, asset/liability management and investment services, loan servicing and other management and administrative services from First Banks and its affiliates.

    The following table provides general information regarding FB California and BankTEXAS as of March 31, 1998:

                                         NUMBER OF        TOTAL           LOANS, NET OF          TOTAL
                                         LOCATIONS        ASSETS        UNEARNED DISCOUNT       DEPOSITS
                                         ---------        ------        -----------------       --------
                                                        (DOLLARS EXPRESSED IN THOUSANDS)
                FB California..........     11           $415,806            270,713            365,405
                BankTEXAS..............      6            271,902            173,386            235,215

    While FBA initially focused its acquisition efforts within its primary market areas of Houston and Dallas, Texas and the immediately surrounding areas, increased prices for potential acquisition candidates in the Texas market generally reduced the suitability to FBA of potential acquisition candidates based in such areas. Accordingly, FBA broadened its target market to include California, where FBA perceived pricing to be more attractive. The economic advantages of the California market were enhanced by the geographic proximity of various offices of First Bank & Trust, a subsidiary of First Banks. Between October 1996 and February 1998, FBA completed four acquisitions of banks located in northern California, which banks were subsequently merged together to form FB California. See "Management's Discussion and Analysis--Acquisitions" for a discussion of FBA's recent acquisitions.

PENDING ACQUISITION

    On June 8, 1998, FBA announced the signing of an Agreement in Principle to acquire Redwood, and its wholly owned subsidiary Redwood Bank, for cash consideration of $26 million. Redwood is headquartered in San Francisco, California and operates four banking locations in the San Francisco Bay area. As of March 31, 1998, Redwood had approximately $152.0 million in total assets, $120.1 million in total loans, net of unearned discount, $130.1 million in total deposits and $17.8 million in total stockholder's equity. The transaction is subject to various conditions, including the negotiation of a definitive agreement and the receipt of regulatory approvals and the approval of Redwood's sole shareholder. FBA anticipates the transaction will be consummated at the end of the fourth quarter of 1998. See "Use of Proceeds" and "Pro Forma Financial Information."

LENDING ACTIVITIES

    FBA's lending activities are conducted pursuant to a written loan policy which has been adopted by each of the Subsidiary Banks. Each loan officer has a defined lending authority, and loans made by each such officer must be reviewed by a loan committee of the banking facility at which the loan officer is located and by the Subsidiary Bank's board of directors or the Central Finance Committee of FBA, depending upon the amount of the loan request. Loan requests for amounts in excess of $5.0 million, and loan requests for amounts in excess of $1.0 million where the aggregate indebtedness of the borrower exceeds $10.0 million, must also be approved by FBA's Chairman of the Board, Chief Financial Officer or Chief Credit Officer.

    Loans generally are limited to borrowers residing or doing business in the immediate market area of the originating Subsidiary Bank. FBA's policy is for each Subsidiary Bank to meet the quality loan demand and credit needs of its local community before it considers the purchase of loan participations from an affiliate.

    FBA offers commercial and financial, real estate construction and development, commercial and residential real estate and consumer loans. Additional information regarding FBA's loan portfolio is included under "Management's Discussion and Analysis--Loans and Allowance for Possible Loan Losses."

INVESTMENT PORTFOLIO

    FBA has established a written investment policy which has been adopted by the Subsidiary Banks and is reviewed annually. The investment policy identifies investment criteria and states specific objectives in terms of risk, interest rate sensitivity and liquidity. The investment policy directs management of the Subsidiary Banks to consider, among other criteria, the quality, term and marketability of the securities acquired for their respective investment portfolios. FBA does not engage in the practice of trading securities for the purpose of generating portfolio gains. The composition of the investment portfolio is shown in the Notes to consolidated financial statements of FBA; see also "Management's Discussion and Analysis--Investment Securities."

DEPOSITS

    FBA's deposits consist principally of core deposits from the local market areas of the Subsidiary Banks. The Subsidiary Banks currently do not hold brokered deposits, except for any such deposits which acquired institutions may have had prior to their acquisition by FBA. A table summarizing the distribution of FBA's deposit accounts and the weighted average nominal interest rates on each category of deposits for the three years ending December 31, 1997 and for the three months ended March 31, 1998 is included under "Management's Discussion and Analysis--Deposits."

COMPETITION AND BRANCH BANKING

    The activities in which the Subsidiary Banks are engaged are highly competitive. Those activities and the geographic markets served primarily involve competition with other banks and thrift institutions, some of which are affiliated with large regional or national holding companies. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of services rendered, the convenience of banking facilities and, in the case of loans to large commercial borrowers, relative lending limits.

    In addition to competing with other banks and thrift institutions within their primary service areas, the Subsidiary Banks also compete with other financial intermediaries, such as credit unions, industrial loan associations, securities firms, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit organizations and other enterprises. Additional competition for depositors' funds comes from United States Government securities, private issuers of debt obligations and suppliers of other investment alternatives for depositors. Many of FBA's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally-insured banks and state regulations governing state-chartered banks. As a result, such non-bank competitors may have certain advantages over FBA in providing some services.

    The trend in the Subsidiary Banks' markets has been for multi-state holding companies to acquire independent banks and thrifts. FBA believes it will continue to face competition in the acquisition of banks and thrifts from larger holding companies. Many of the financial institutions with which FBA competes are larger than FBA and have substantially greater resources available for making acquisitions.

    Subject to regulatory approval, both commercial banks and thrift institutions operating in Texas and California are permitted to establish branches throughout each of those states, thereby creating the potential for additional competition in the service areas of the Subsidiary Banks.

                          SUPERVISION AND REGULATION

GENERAL

    The Company and the Subsidiary Banks are extensively regulated under federal and state law. These laws and regulations are intended to protect depositors, not stockholders. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Changes in applicable laws or regulations may have a material effect on the business and prospects of the Company. The operations of the Company may be affected by legislative changes and by the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effects on its business and earnings that fiscal or monetary policies, economic controls or new federal or state legislation may have in the future.

    FBA is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA") and, as such, is subject to regulation, supervision and examination by the Federal Reserve. FBA is required to file annual reports with the Federal Reserve and to provide the Federal Reserve such additional information as it may require.

    BankTEXAS and FB California are subject to supervision and regulation by the United States Office of the Comptroller of the Currency (the "OCC") and the State Banking Department of the State of California, respectively. The Subsidiary Banks are also subject to supervision and regulation by the Federal Deposit Insurance Corporation ("FDIC"), which provides deposit insurance to the Subsidiary Banks.

LEGISLATION

    The enactment of the legislation described below has significantly affected the banking industry generally and will have an ongoing effect on the Company and the Subsidiary Banks in the future.

    FINANCIAL INSTITUTIONS REFORM, RECOVERY, AND ENFORCEMENT ACT OF 1989. The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") reorganized and reformed the regulatory structure applicable to financial institutions generally. Among other things, FIRREA enhanced the supervisory and enforcement powers for the federal bank regulatory agencies; required insured financial institutions to guaranty repayment of losses incurred by the FDIC in connection with the failure of an affiliated financial institution; required financial institutions to provide their primary federal regulator with notice, under certain circumstances, of changes in senior management and broadened authority for bank holding companies to acquire savings institutions.

    Under FIRREA, federal bank regulators were granted expanded enforcement authority over "institution-affiliated parties" (i.e., officers, directors, controlling stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution). Federal banking regulators have power to bring enforcement actions against insured institutions and institution-affiliated parties, including cease and desist orders, prohibition orders, civil money penalties, termination of insurance and the imposition of operating restrictions and capital plan requirements. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Since the enactment of FIRREA, the federal bank regulators have significantly increased the use of written agreements to correct compliance deficiencies with respect to applicable laws and regulations and to ensure safe and sound practices. Violations of such written agreements are grounds for initiation of cease-and-desist proceedings. FIRREA granted the FDIC back-up enforcement authority to recommend enforcement action to an appropriate federal banking agency and to bring such enforcement action against a financial institution or an institution-affiliated party if such federal banking agency fails to follow the FDIC's recommendation. In addition, FIRREA generally requires public disclosure of final enforcement actions by the federal banking agencies.

    FIRREA also established a cross-guarantee provision ("Cross-Guarantee") pursuant to which the FDIC may recover from a depository institution losses that the FDIC incurs in providing assistance to, or paying off the depositors of, any of such depository institution's affiliated insured banks or thrifts. The Cross-Guarantee thus enables the FDIC to assess a holding company's healthy Bank Insurance Fund (the "BIF") members and Savings Association Insurance
Fund (the "SAIF") members for the losses of any of such holding company's failed BIF and SAIF members. Cross-Guarantee liabilities are generally superior in priority to obligations of the depository institution to its stockholders due solely to their status as stockholders and obligations to other affiliates. Cross-Guarantee liabilities are generally subordinated to deposit liabilities, secured obligations or any other general or senior liabilities, and any obligations subordinated to depositors or other general creditors.

    THE FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was adopted to recapitalize the BIF and impose certain supervisory and regulatory reforms on insured depository institutions. FDICIA includes provisions, among others, to: (i) increase the FDIC's line of credit with the U.S. Treasury in order to provide the FDIC with additional funds to cover the losses of federally insured banks; (ii) reform the deposit insurance system, including the implementation of risk-based deposit insurance premiums; (iii) establish a format for closer monitoring of financial institutions to enable prompt corrective action by banking regulators when a financial institution begins to experience financial difficulty; (iv) establish five capital levels for financial institutions ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") that impose more scrutiny and restrictions on less capitalized institutions; (v) require the banking regulators to set operational and managerial standards for all insured depository institutions and holding companies, including limits on excessive compensation to executive officers, directors, employees and principal stockholders, and establish standards for loans secured by real estate; (vi) adopt certain accounting reforms and require annual on-site examinations of federally insured institutions, including the ability to require independent audits of banks and thrifts; (vii) revise risk-based capital standards to ensure that they (a) take adequate account of interest-rate changes, concentration of credit risk and the risks of nontraditional activities, and (b) reflect the actual performance and expected risk of loss of multi-family mortgages; and (viii) restrict state-chartered banks from engaging in activities not permitted for national banks unless they are adequately capitalized and have FDIC approval. Further, FDICIA permits the FDIC to make special assessments on insured depository institutions, in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources or for any other purpose the FDIC deems necessary. FDICIA also grants authority to the FDIC to establish semiannual assessment rates on BIF and SAIF member banks so as to maintain these funds at the designated reserve ratios.

    As noted above, FDICIA authorizes and, under certain circumstances, requires the federal banking agencies to take certain actions against institutions that fail to meet certain capital-based requirements. Under FDICIA, the federal banking agencies are required to establish five levels of insured depository institutions based on leverage limit and risk-based capital requirements established for institutions subject to their jurisdiction, plus, in their discretion, individual additional capital requirements for such institutions. Under the final rules that have been adopted by each of the federal banking agencies, an institution is designated: (i) well capitalized if the institution has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 8% or greater and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure; (ii) adequately capitalized if the institution has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater; (iii) undercapitalized if the institution has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a leverage ratio that is less than 4%; (iv) significantly undercapitalized if the institution has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and (v) critically undercapitalized if the institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

    Undercapitalized, significantly undercapitalized and critically undercapitalized institutions are required to submit capital restoration plans to the appropriate federal banking agency and are subject to certain operational restrictions. Moreover, companies controlling an undercapitalized institution are required to guarantee the subsidiary institution's compliance with the capital restoration plan, subject to an aggregate limitation of the lesser of 5% of the institution's assets at the time it received notice that it was undercapitalized or the amount of the capital deficiency when the institution first failed to meet the plan.

    Significantly or critically undercapitalized institutions and undercapitalized institutions that fail to submit or comply with acceptable capital restoration plans are subject to regulatory sanctions. A forced sale of shares or merger, restriction on affiliate transactions and restrictions on rates paid on deposits are required to be imposed by the banking agency unless it is determined that they would not further capital improvement. FDICIA generally requires the appointment of a conservator or receiver within 90 days after an institution becomes critically undercapitalized. The federal banking agencies have adopted uniform procedures for the issuance of directives by the appropriate federal banking agency. Under these procedures, an institution is generally provided advance notice when the appropriate federal banking agency proposes to impose one or more of the sanctions set forth above. These procedures provide an opportunity for the institutions to respond to the proposed agency action or, where circumstances warrant immediate agency action, an opportunity for administrative review of the agency's action.

    As described in "Management's Discussion and Analysis--Capital," management believes each of the Subsidiary Banks was "well capitalized" as of March 31, 1998.

    Pursuant to FDICIA, the federal banking agencies adopted real estate lending guidelines pursuant to which each insured depository institution is required to adopt and maintain written real estate lending policies in conformity with the prescribed guidelines. Under these guidelines, each institution is expected to set loan-to-value ratios not exceeding the supervisory limits set forth in the guidelines. A loan-to-value ratio is generally defined as the total loan amount divided by the appraised value of the property at the time the loan is originated. The guidelines require that the institution's real estate policy provide for proper loan documentation and prudent underwriting standards.

    FDICIA also contained the Truth in Savings Act, which requires clear and uniform disclosure of the rates and interest payable on deposit accounts by depository institutions and the fees assessable against deposit accounts, so that consumers can make a meaningful comparison between the competing claims of financial institutions with regard to deposit accounts and products.

    RIEGLE-NEAL INTERSTATE BANKING AND BRANCHING EFFICIENCY ACT OF 1994. In 1994 Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Beginning in 1995, bank holding companies gained the right to expand, by acquiring existing banks, into all states, even those which had theretofore restricted entry. The legislation also provides that a holding company has the right, commencing in 1997, to convert the banks which its owns in different states to branches of a single bank. The Interstate Act also establishes limits on acquisitions by large banking organizations, providing that no acquisition may be undertaken if it would result in the organization having deposits exceeding either 10% of all bank deposits in the United States or 30% of the bank deposits in the state in which the acquisition would occur.

    ECONOMIC GROWTH AND REGULATORY PAPERWORK REDUCTION ACT OF 1996. The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("EGRPRA") streamlined the non-banking activities application process for well-capitalized and well-managed bank holding companies. Under EGRPRA, qualified bank holding companies may commence a regulatory approved non-banking acquisition or share purchase, assuming the size of the acquisition does not exceed 10% of risk-weighted assets of the acquiring bank holding company and the consideration does not exceed 15% of Tier 1 capital. The foregoing prior notice requirement also applies to commencing a non-banking activity de novo if that activity has been previously approved by order of the Federal Reserve, but has not yet been implemented by regulations. EGRPRA also provided for the recapitalization of the SAIF in order to bring it into parity with the BIF of the FDIC.

    PENDING LEGISLATION. Because of concerns relating to competitiveness and the safety and soundness of the banking industry, Congress is considering a number of wide-ranging proposals for altering the structure, regulation and competitive relationships of the nation's financial institutions. On May 13, 1998, the House of Representatives passed H.R.10 which, if passed by the Senate and signed into law, would alter the statutory separation of commercial and investment banking and to further expand the powers of banks, bank holding companies and competitors of banks. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which the business of the Company may be affected thereby.

BANK AND BANK HOLDING COMPANY REGULATION

    BHCA. Under the BHCA, the activities of a bank holding company are limited to businesses so closely related to banking, managing or controlling banks as to be a proper incident thereto. The Company is also subject to capital requirements applied on a consolidated basis in a form substantially similar to those required of the Subsidiary Banks. The BHCA also requires a bank holding company to obtain approval from the Federal Reserve before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. The Federal Reserve will not approve any acquisition, merger or consolidation that would have a substantially anticompetitive result, unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve also considers capital adequacy and other financial and managerial factors in reviewing acquisitions or mergers.

    The BHCA also prohibits a bank holding company, with certain limited exceptions: (i) from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company; or (ii) from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks. In making this determination, the Federal Reserve considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency in resources, which can be expected to outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices. FIRREA, which is described in more detail above, made a significant addition to this list of permitted non-bank activities for bank holding companies by providing that bank holding companies may acquire thrift institutions.

    INSURANCE OF ACCOUNTS. The FDIC provides insurance to deposit accounts at the Subsidiary Banks to a maximum of $100,000 for each insured depositor. Through December 31, 1992, all FDIC-insured institutions, whether members of the BIF or the SAIF, paid the same premium (23 cents per $100 of domestic deposits) under a flat-rate system mandated by law. FDICIA required the FDIC to raise the reserves of the BIF and the SAIF, implement a risk-related premium system and adopt a long-term schedule for recapitalizing the BIF. Effective in 1993, the FDIC amended its regulations regarding insurance premiums to provide that a bank or thrift would pay an insurance assessment within a range of 23 cents to 31 cents per $100 of domestic deposits, depending on its risk classification.

    Effective January 1, 1993, the FDIC established a risk-based deposit insurance premium assessment system, with assessment rates ranging from 0.23% of domestic deposits (the same rate as under the previous flat-rate assessment system) for those banks deemed to pose the least risk to the insurance fund to 0.31% for those banks deemed to pose greater risk. The assessment rate applicable to a bank is subject to change with each semi-annual assessment period. Effective September 15, 1995, the FDIC lowered the assessment rate schedule for BIF-insured institutions from a range of 0.23% to 0.31% of domestic deposits to a range of 0.04% to 0.31% of domestic deposits. This reduction in the assessment rate schedule was made retroactive to June 1, 1995 because the FDIC determined that the BIF achieved its statutorily-required reserve ratio of 1.25% on May 31, 1995. On November 14, 1995, the FDIC again lowered the assessment rate schedule for BIF-insured institutions, effective for the semiannual assessment period beginning January 1, 1996, to a range of 0.00% to 0.27% of domestic deposits. The deposits of BankTEXAS consist solely of BIF deposits, and the deposits of FB California include both BIF and SAIF deposits.

    The statutory semiannual minimum assessment of $1,000 per insured institution was eliminated as part of EGRPRA, which was signed into law on September 30, 1996. EGRPRA provided for the recapitalization of the SAIF through a one-time special assessment on SAIF-insured deposits in order to bring it into parity with the BIF. Since January 1, 1997, BIF and SAIF premiums are assessed at between 0.00% and 0.27%, depending on the supervisory rating assigned.

    EGRPRA also requires BIF members to pay a portion of the annual interest on the Financing Corporation ("FICO") bonds issued by a government instrumentality in 1987 to begin funding the resolution of the problems of the savings and loan industry. Since January 1, 1997, BIF members have paid a FICO premium on BIF deposits equal to 0.0129%. During that same period, SAIF members have paid a FICO premium on SAIF deposits equal to 0.0644%. Beginning January 1, 2000, BIF members will share in the payment of the FICO assessment with SAIF members on a pro rata basis, with the annual assessment expected to equal approximately 0.0243% until retirement of the FICO bond obligation in approximately 2017. This assessment is not expected to have a material adverse effect on the Subsidiary Banks.

    THE PREFERRED SECURITIES AND THE SUBORDINATED DEBENTURES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS, ARE NOT OBLIGATIONS OF ANY BANKING OR NONBANKING AFFILIATE OF FBA (EXCEPT TO THE EXTENT THAT PREFERRED SECURITIES ARE GUARANTEED BY FBA AS DESCRIBED HEREIN), ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

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
    REGULATIONS GOVERNING CAPITAL ADEQUACY. The federal bank regulatory agencies use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If the capital falls below the minimum levels established by these guidelines, the bank holding company or bank may be denied approval to acquire or establish additional banks or nonbank businesses or to open facilities.

    The Federal Reserve, the FDIC and the OCC have adopted risk-based capital guidelines for banks and bank holding companies, and the OTS has adopted similar guidelines for thrifts. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among financial institutions and holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The Federal Reserve has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. Under these guidelines, all bank holding companies and federally regulated banks must maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital.

    The Federal Reserve also has implemented a leverage ratio, which is the ratio of Tier 1 capital to total assets, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve requires a minimum leverage ratio of 3%. For all but the most highly-rated bank holding companies and for bank holding companies seeking to expand, however, the Federal Reserve expects that additional capital sufficient to increase the ratio by at least 100 to 200 basis points will be maintained.

    As described in "Management's Discussion and Analysis--Capital," management believes each of the Subsidiary Banks was "well capitalized" as of March 31, 1998.

    Management of the Company believes that the risk-weighting of assets and the risk-based capital guidelines do not have a material adverse impact on the Company's operations or on the operations of the Subsidiary Banks. The requirement of deducting certain intangibles in computing capital ratios contained in the guidelines, however, could adversely affect the ability of the Company to make acquisitions in the future in transactions that would be accounted for using the purchase method of accounting.

    COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act of 1977 (the "CRA") requires that, in connection with examinations of financial institutions within their jurisdiction, the federal banking regulators must evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.

    REGULATIONS GOVERNING EXTENSIONS OF CREDIT. The Subsidiary Banks are subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to FBA or its non-bank subsidiaries and its affiliates, or investments in their securities and on the use of their securities as collateral for loans to any borrowers. These regulations and restrictions may limit the Company's ability to obtain funds from the Subsidiary Banks for its cash needs, including funds for acquisitions and for payment of dividends, interest and operating expenses. Further, under the BHCA and certain regulations of the Federal Reserve, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, the Subsidiary Banks may generally not require a customer to obtain other services from the Subsidiary Banks or any other affiliated bank or the Company and may not require the customer to promise not to obtain other services from a competitor, as a condition to an extension of credit to the customer.

    The Subsidiary Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with persons not covered and who are not employees; and
(ii) must not involve more than the normal risk of repayment or present other unfavorable features. The Subsidiary Banks are also subject to certain lending limits and restrictions on overdrafts to such persons.

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    RESERVE REQUIREMENTS. The Federal Reserve requires all depository institutions to maintain reserves against their transaction accounts and non-personal time deposits. Reserves of 3% must be maintained against total transaction accounts of $47.8 million or less (subject to adjustment by the Federal Reserve) and an initial reserve of $1,434,000 plus 10% of any amount over $47.8 million (subject to adjustment by the Federal Reserve to a level between 8% and 14%) must be maintained against that portion of total transaction accounts in excess of such amount. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements.

    Institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve regulations require institutions to exhaust other reasonable alternative sources of funds, including advances from Federal Home Loan Banks ("FHLBs"), before borrowing from the Federal Reserve Bank.

    FEDERAL HOME LOAN BANK SYSTEM. The Subsidiary Banks are members of the Federal Home Loan Bank System ("FHLB System"), which consists of twelve regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board, an independent agency created by FIRREA. The FHLBs provide a central credit facility primarily for member institutions. The Subsidiary Banks are required to acquire and hold shares of capital stock in an FHLB in an amount at least equal to 1% of the aggregate principal amount of their respective unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20th of advances (borrowings) from the FHLB, whichever is greater. The Subsidiary Banks were in compliance with these regulations at March 31, 1998, with investments of $857,000 in stock of the FHLB of Dallas held by BankTEXAS and $715,000 in stock of the FHLB San Francisco held by FB California.

    RESTRICTIONS ON THRIFT ACQUISITIONS. FBA is prohibited from acquiring, without prior approval of the Director of the Office of Thrift Supervision, (i) control of any savings institution or savings and loan holding company or substantially all the assets thereof; or (ii) more than 5% of the voting shares of a savings institution or holding company which is not a subsidiary. Furthermore, such an acquisition would require FBA itself to become registered as a savings and loan holding company subject to all applicable regulations of the OTS.

    DIVIDENDS. FBA's primary source of funds is the dividends, if any, paid by the Subsidiary Banks. The ability of the Subsidiary Banks to pay dividends is limited by federal laws, by the regulations promulgated by the bank regulatory agencies and by principles of prudent bank management. In addition, the amount of dividends that the Subsidiary Banks may pay to the Company is limited by the provisions of First Bank's credit agreement with a group of unaffiliated lenders, which imposes certain minimum capital requirements. Under the most restrictive of these requirements, dividends from the Subsidiary Banks are limited to approximately $2.5 million as of March 31, 1998, unless prior permission of regulatory authorities is obtained.

    MONETARY POLICY AND ECONOMIC CONTROL. The commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowings, availability of borrowing at the "discount window," open market operations, the imposition of changes in reserve requirements against member bank deposits and assets of foreign branches, and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the Federal Reserve. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks and are expected to do so in the future. The monetary policies of the Federal Reserve are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and in the fiscal policies of the U.S. Government. Future monetary policies and the effect of such policies on the future business and earnings of the Company or the Subsidiary Banks cannot be predicted.

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                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, State Street Bank and Trust Company, will act as indenture trustee for the Preferred Securities under the Trust Agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, the Trust Act, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    Pursuant to the terms of the Trust Agreement, the Trustees, on behalf of the Trust, will issue the Trust Securities. All of the Common Securities will be owned by the Company. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust.

    The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities, except as described under "--Subordination of Common Securities." Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the Trust does not have funds on hand available to make such payments. State Street Bank and Trust Company, as Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the Preferred Securities. See "Description of the Guarantee."

DISTRIBUTIONS


    PAYMENT OF DISTRIBUTIONS. Distributions on each Preferred Security will be payable at the annual rate of 8.50% of the stated Liquidation Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The record date will be the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from July 21, 1998, the date of original issuance. The first Distribution Date for the Preferred Securities will be September 30, 1998. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally due and payable. "Business Day" means any day other than a Saturday or a Sunday, a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

    EXTENSION PERIOD. The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time, or from time to time (each, an "Extension Period"), which, if exercised, would defer quarterly Distributions on the Preferred Securities during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum of 8.50% thereof, compounded quarterly from the relevant Distribution Date. "Distributions," as used herein, includes any such additional Distributions. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not

                                      57
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exceeding 20 consecutive quarters, and no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided that such Extension Period may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.


    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

    SOURCE OF DISTRIBUTIONS. The funds of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Subordinated Debentures." Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee." Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of holders of the Preferred Securities on the relevant record dates, which will be the 15th day of the month in which the relevant Distribution Date occurs.

REDEMPTION

    GENERAL. The Subordinated Debentures will mature on June 30, 2028. The Company will have the right to redeem the Subordinated Debentures (i) on or after June 30, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from the Trust until after June 30, 2003. See "Description of the Subordinated Debentures--General."

    MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount (as defined herein) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of the Subordinated Debentures--Redemption." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption will be allocated to the redemption of the Trust Securities pro rata.

    DISTRIBUTION OF SUBORDINATED DEBENTURES. Subject to the Company having received prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve, the Company will have

                                      58
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the right at any time to dissolve, wind-up or terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of the Trust. See "--Liquidation Distribution Upon Termination."

    TAX EVENT REDEMPTION, CAPITAL TREATMENT EVENT REDEMPTION OR INVESTMENT COMPANY EVENT REDEMPTION. If a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities occurs and is continuing, the Company has the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Trust Securities in whole (but not in part) at the Redemption Price within 180 days following the occurrence of such Tax Event, Capital Treatment Event or Investment Company Event. In the event that a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities has occurred and the Company does not elect to redeem the Subordinated Debentures and thereby cause a mandatory redemption of such Trust Securities or to liquidate the Trust and cause the Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of the Trust as described below under "--Liquidation Distribution Upon Termination," such Preferred
Securities will remain outstanding and Additional Payments (as defined herein) may be payable on the Subordinated Debentures.

    "Additional Payments" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event.

    "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed. Each Subordinated Debenture distributed pursuant to clause (ii) above will carry with it accumulated interest in an amount equal to the accumulated and unpaid interest then due on such Subordinated Debentures.

    "Liquidation Amount" means the stated amount of $25 per Trust Security.

    After the liquidation date fixed for any distribution of Subordinated Debentures for Preferred Securities, (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) any certificates representing Preferred Securities will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. The Preferred Securities that an investor may purchase, or the Subordinated Debentures that an investor may receive on dissolution and liquidation of the Trust, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

    Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities."

    If the Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, Eastern Standard Time, on the Redemption Date, to the extent funds are available, the Property Trustee will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give the paying agent for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding

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the foregoing, Distributions payable on or prior to the Redemption Date for any
Preferred Securities called for redemption will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption will have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional
Distribution, interest or other payment in respect of any such delay) with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust, or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."

    Subject to applicable law (including, without limitation, United States federal securities law), and further provided that the Company does not and is not continuing to exercise its right to defer interest payments, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    Payment of the Redemption Price on the Preferred Securities and any distribution of Subordinated Debentures to holders of Preferred Securities will be made to the applicable recordholders thereof as they appear on the register for the Preferred Securities on the relevant record date, which date will be the date 15 days prior to the Redemption Date or liquidation date, as applicable.

    If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed will be allocated pro rata to the Trust Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee will promptly notify the registrar for the Preferred Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, will have been made or provided for, and all funds available to the Property Trustee will first be

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applied to the payment in full in cash of all Distributions on, or Redemption
Price of, the Preferred Securities then due and payable.

    In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company, as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

    The Company will have the right at any time to dissolve, wind-up or terminate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject, however, to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

    Pursuant to the Trust Agreement, the Trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of
(i) certain events of bankruptcy, dissolution or liquidation of the Company,
(ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of its Trust Securities, if the Company, as depositor, has given written direction to the Property Trustee to terminate the Trust (which direction is optional and wholly within the discretion of the Company, as depositor), (iii) redemption of all of the Preferred Securities as described under "Description of the Preferred Securities--Redemption--Mandatory Redemption," or (iv) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

    If an early termination occurs as described in clause (i), (ii) or (iv) of the preceding paragraph, the Trust will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities will be paid on a pro rata basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that, if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities. See "--Subordination of Common Securities."

    Under current United States federal income tax law and interpretations and assuming, as expected, that the Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust." If the Company elects neither to redeem the Subordinated Debentures prior to maturity nor to liquidate the Trust and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

    If the Company elects to liquidate the Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of the Trust, the Company will continue to have the right to shorten or extend the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of the Subordinated Debentures--General."

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LIQUIDATION VALUE

    The amount of the Liquidation Distribution payable on the Preferred Securities in the event of any liquidation of the Trust is $25 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "--Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

    Any one of the following events constitutes an event of default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (i) the occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures--Debenture Events of Default"); or

        (ii) default by the Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

        (iii) default by the Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

        (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustee(s) by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

        (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default has been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon termination of the Trust. See "--Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF THE TRUST TRUSTEES

    Unless a Debenture Event of Default has occurred and is continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event, however, will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

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CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

    Unless an Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, will have power to appoint one or more Persons (as defined in the Trust Agreement) either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee is a party, or any Person succeeding to all or substantially all the corporate trust business of such Trustee, will be the successor of such Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

    The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, except as described below. The Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either
(a) expressly assumes all of the obligations of the Trust with respect to the Preferred Securities, or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed (including, if applicable, the NYSE), if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and
(b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an "investment company" under the Investment
Company Act, and (vi) the Company owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee, the Indenture, the Subordinated Debentures, the Trust Agreement and the Expense Agreement. Notwithstanding the foregoing, the Trust will not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

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VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

    Except as provided below and under "Description of the Guarantee--Voting Rights; Amendments and Assignment" and as otherwise required by the Trust Act, the Trust Agreement and the Guarantee, the holders of the Preferred Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) with respect to acceptance of appointment by a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement (provided such amendment is not inconsistent with the other provisions of the Trust Agreement), (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as is necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act, or (iv) to reduce or increase the Liquidation Amount per Trust Security and simultaneously to increase or reduce the number of Trust Securities issued and outstanding solely for the purpose of maintaining the eligibility of the Preferred Securities for listing or quotation on any national securities exchange or other organization on which the Preferred Securities are then listed or quoted (including, if applicable, the NYSE); provided, however, that in the case of clause (ii), such action may not adversely affect in any material respect the interests of any holder of Trust Securities and that, in the case of clause (iv), the aggregate Liquidation Amount of the Trust Securities outstanding, upon completion of any such reduction or increase, must be the same as the aggregate Liquidation Amount of the Trust Securities outstanding immediately prior to any such reduction or increase, and any amendments of such Trust Agreement will become effective when notice thereof is given to the holders of Trust Securities (or, in the case of an amendment pursuant to clause (iv), as of the date specified in the notice). The Trust Agreement may be amended by the Trustees and the Company with (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act. The affirmative consent of the holders of at least 66 2/3% of the outstanding Preferred Securities will be required by the Trust for amendments to the Trust Agreement that would adversely affect the rights or privileges of the holders of the Preferred Securities. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to
(a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, or (b) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    The Trustees will not, so long as any Subordinated Debentures are held by the Property Trustee, (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, of executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures will be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture requires the consent of each holder of Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees must obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

    Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any

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meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

    Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustee will, for purposes of such vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Preferred Securities will be made by check mailed to the address of the holder entitled thereto as such address will appear on the register of holders of the Preferred Securities. The paying agent for the Preferred Securities will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The paying agent for the Preferred Securities may resign as paying agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee no longer is the paying agent for the Preferred Securities, the Administrative Trustees will appoint a successor (which must be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, upon the occurrence and during the continuance of an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as is directed by the Company and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized, in this connection, to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

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    Holders of the Preferred Securities have no preemptive or similar rights.

    The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                  DESCRIPTION OF THE SUBORDINATED DEBENTURES


    Concurrently with the issuance of the Preferred Securities, the Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be issued as unsecured debt under the Indenture, to be dated as of July 21, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company, as trustee (the "Debenture Trustee"). The Indenture will be qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    The Subordinated Debentures will be limited in aggregate principal amount to approximately $41,237,125 (or $47,442,700 if the option described under the heading "Underwriting" is exercised by the Underwriters), such amount being the sum of the aggregate stated Liquidation Amount of the Trust Securities. The Subordinated Debentures will bear interest at the annual rate of 8.50% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each, an "Interest Payment Date") beginning September 30, 1998, to the Person (as defined in the Indenture) in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the fifteenth day of the last month of the calendar quarter. It is anticipated that, until the liquidation of the Trust, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 8.50% thereof, compounded quarterly. The term "interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Payments (as herein defined), as applicable.


    The Subordinated Debentures will mature on June 30, 2028 (such date, as it may be shortened or extended as hereinafter described, the "Stated
Maturity"). Such date may be shortened at any time by the Company to any date not earlier than June 30, 2003, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. Such date may also be extended at any time at the election of the Company but in no event to a date later than June 30, 2037, provided that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) the Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. In the event that the Company elects to shorten or extend the Stated Maturity of the Subordinated Debentures, it will give notice thereof to the Debenture Trustee, the Trust and to the holders of the Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from the Trust until after June 30, 2003, except if a Tax Event, a Capital Treatment Event or an Investment Company Event has occurred and is continuing.

    The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a

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holding company, the right of the Company to participate in any distribution of assets of any Subsidiary Bank, upon any such Subsidiary Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claim of creditors of such Subsidiary Bank, except to the extent that the Company may itself be recognized as a creditor of such Subsidiary Bank. The Subordinated Debentures will, therefore, be effectively subordinated to all existing and future liabilities of the Subsidiary Banks, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, Subordinated Debt and Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

    The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

OPTION TO EXTEND INTEREST PAYMENT PERIOD


    The Company has the right under the Indenture at any time during the term of the Subordinated Debentures, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest at any time, or from time to time (each, an "Extension Period"). The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters, and no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of each Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 8.50%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Subordinated Debentures (or the holders of Preferred Securities if such securities are then outstanding) will be required to accrue and recognize income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."


    During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees),
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest will be due and payable during an Extension Period, except at the end thereof. The Company has no present intention of exercising its rights to defer payments of interest on the Subordinated Debentures. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least two Business Days prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Securities would have been payable except for the election to begin such Extension Period, or (ii) the date the Trust is required to give notice of the record date, or the date such Distributions are payable, to the NYSE (or other applicable self-regulatory organization) or to holders of the Preferred Securities, but in any event at least one Business Day before such record date. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

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ADDITIONAL SUMS

    If the Trust or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, the Company will pay to the recordholders of the Subordinated Debentures as additional amounts (referred to herein as "Additional
Payments") on the Subordinated Debentures such additional amounts as may be required so that the net amounts received and retained by the Trust after paying any such additional taxes, duties or other governmental charges will not be less than the amounts the Trust would have received had such additional taxes, duties or other governmental charges not been imposed.

REDEMPTION

    The Company will have the right to redeem the Subordinated Debentures prior to maturity (i) on or after June 30, 2003, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. Any such redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

    "Tax Event" means the receipt by the Trust of an opinion of counsel rendered by a law firm having a recognized tax and securities law practice to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, (ii) the Trust is, or will be within 90 days after the date of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, or (iii) the Trust is, or will be within 90 days after the date of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

    "Capital Treatment Event" means the receipt by the Trust of an opinion of counsel rendered by a law firm having a recognized banking law practice to the effect that, as a result of any amendment to or any change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then applicable to the Company, provided, however, that the inability of the Company to treat all or any portion of the Liquidation Amount of the Preferred Securities as Tier 1 Capital shall not constitute the basis for a Capital Treatment Event if such inability results from the Company having cumulative preferred capital in excess of the amount which may qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines of the Federal Reserve.

    "Investment Company Event" means the receipt by the Trust of an opinion of counsel rendered by a law firm having a recognized tax and securities law practice to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in

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payment of the redemption price for the Subordinated Debentures, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

    The Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

    As described under "Description of the Preferred Securities--Liquidation Distribution Upon Termination," under certain circumstances involving the termination of the Trust, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. Any such distribution will be subject to receipt of prior approval by the Federal Reserve if then required under applicable policies or guidelines of the Federal Reserve. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Subordinated Debentures on the NYSE or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

    If at any time (i) there has occurred a Debenture Event of Default, (ii) the Company is in default with respect to its obligations under the Guarantee, or (iii) the Company has given notice of its election of an Extension Period as provided in the Indenture with respect to the Subordinated Debentures and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing, the Company will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in common stock of the Company, any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (b) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees), (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (3) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities.

SUBORDINATION

    The Indenture provides that the Subordinated Debentures are subordinated and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of the Company, the holders of Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

    In the event of the acceleration of the maturity of any Subordinated Debentures, the holders of all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

    No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company or an event of default with respect to any Senior Debt, Subordinated

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Debt or Additional Senior Obligations of the Company resulting in the acceleration of the maturity thereof, or if any judicial proceeding is pending with respect to any such default.

    "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital lease obligation of such Person, and (vi) and every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Senior Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt will not be deemed to include
(i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) any Debt to any employee of the Company, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, and (v) Debt which constitutes Subordinated Debt.

    "Subordinated Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Subordinated Debentures).

    "Additional Senior Obligations" means, with respect to the Company, all indebtedness, whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Debentures or to rank pari passu in right of payment with the Subordinated Debentures. "Claim," as used herein, has the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended.

    The Indenture places no limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations. As of March 31, 1998, the Company had aggregate Senior Debt, Subordinated Debt and Additional Senior Obligations of approximately $23.4 million. Because the Company is a holding company, the Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company subsidiaries, including obligations to depositors of the Subsidiary Banks.

PAYMENT AND PAYING AGENTS

    Payment of principal of and any interest on the Subordinated Debentures will be made at the office of the Debenture Trustee in Boston, Massachusetts, except that, at the option of the Company, payment of any interest may

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be made (i) by check mailed to the address of the Person entitled thereto as such address appears in the register of holders of the Subordinated Debentures, or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the register of holders of the Subordinated Debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Subordinated Debentures will be made to the Person in whose name such Subordinated Debenture is registered at the close of business on the regular record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents for the Subordinated Debentures or rescind the designation of any paying agent for the Subordinated Debentures; however, the Company will at all times be required to maintain a paying agent in each place of payment for the Subordinated Debentures.

    Any moneys deposited with the Debenture Trustee or any paying agent for the Subordinated Debentures, or then held by the Company in trust, for the payment of the principal of or interest on the Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to the Company on May 31 of each year or (if then held in trust by the Company) will be discharged from such trust, and the holder of such Subordinated Debenture will thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

REGISTRAR AND TRANSFER AGENT

    The Debenture Trustee will act as the registrar and the transfer agent for the Subordinated Debentures. Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the registrar in Boston, Massachusetts. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

MODIFICATION OF INDENTURE

    The Company and the Debenture Trustee may, from time to time without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures, to modify the Indenture; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected by such proposed modification, (i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or (ii) reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that requires the consent of the holders of the Subordinated Debentures, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities and that if the consent of the holder of each Subordinated Debenture is required, such modification will not be effective until each holder of Trust Securities has consented thereto.

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DEBENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default (each, a "Debenture Event of Default") with respect to the Subordinated Debentures:

        (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

        (ii) failure to pay any principal on the Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

        (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

        (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

    The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures, may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities will have such right.

    The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

    If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the Trust may become subject to the reporting obligations under the Exchange Act. The Company has the right under the Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

    The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Subordinated Debentures unless there has been an Event of Default under the Trust Agreement. See "Description of the Preferred Securities--Events of Default; Notice."

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CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, and any Person may not consolidate with or merge into the Company or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless (i) in the event the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes by supplemental indenture the Company's obligations on the Subordinated Debentures, (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, has occurred and is continuing, and (iii) certain other conditions as prescribed in the Indenture are met.

SATISFACTION AND DISCHARGE

    The Indenture will cease to be of further effect (except as to the Company's obligations to pay certain sums due pursuant to the Indenture and to provide certain officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or redemption date, as the case may be.

GOVERNING LAW

    The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Delaware.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee has and is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

    The Company has agreed, pursuant to the Indenture, for so long as Trust Securities remain outstanding, (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Trust (provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities), (ii) not to voluntarily terminate, wind up or liquidate the Trust, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

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                         DESCRIPTION OF THE GUARANTEE

    The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will act as indenture trustee under the Guarantee for purposes of complying with the provisions of the Trust Indenture Act. The Guarantee Trustee, State Street Bank and Trust Company, will hold the Guarantee for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    The Company will, pursuant to the Guarantee, irrevocably agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment; provided, however, that only when the Guarantee is taken together with the obligations of the Company under the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement do the Company and the Trust believe that the Company's guarantee of the obligations of the Trust under the Preferred Securities constitute a full and unconditional guarantee. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that the Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of
(a) the amount of the Liquidation Distribution, to the extent the Trust has funds available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The obligation of the Company to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Trust to pay such amounts to such holders.

    The Guarantee will not apply to any payment of Distributions except to the extent the Trust has funds available therefor. If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will not pay Distributions on the Preferred Securities and will not have funds legally available therefor.

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company in the same manner as the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations.

    The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other Person). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any Subsidiary Bank upon such Subsidiary Bank's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that Subsidiary Bank, except to the extent the Company may itself be recognized as a creditor of that Subsidiary Bank. The Company's obligations under the

Guarantee, therefore, will be effectively subordinated to all existing and future liabilities of the Company subsidiaries, and claimants should look only to the assets of the Company for payments thereunder.

VOTING RIGHTS; AMENDMENTS AND ASSIGNMENT

    The affirmative consent of the holders of at least 66 2/3% of the outstanding Preferred Securities will be required by the Trust for amendments to the Guarantee that would adversely affect the rights or privileges of the holders of the Preferred Securities. No vote of the holders of Preferred Securities will be required with respect to any amendments to the Guarantee which do not adversely affect the rights or privileges of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person.

    The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon (a) full payment of the Redemption Price of the Preferred Securities, (b) full payment of the amounts payable upon liquidation of the Trust, or (c) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the laws of the State of Delaware.

EXPENSE AGREEMENT

    The Company will, pursuant to the Agreement as to Expenses and Liabilities entered into by it under the Trust Agreement (the "Expense Agreement"), irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the Preferred Securities or other similar interests in the Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of the Trust may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                 THE SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and the Trust believe that, taken together, the obligations of the Company under the Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the Trust under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities, (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities, (iii) the Company will pay for all and any costs, expenses and liabilities of the Trust (except the obligations of the Trust to holders of the Preferred Securities), and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person. A default or event of default under any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company would not constitute a default or Event of Default. In the event, however, of payment defaults under, or acceleration of, Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt, Subordinated Debt or Additional Senior Obligations has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF THE TRUST

    The Preferred Securities evidence a preferred undivided beneficial interest in the assets of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

    Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company (as set forth in the Indenture), but entitled to receive payment in full of principal and interest before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the obligations of the Trust to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following is a summary of the material United States federal income tax consequences to purchasers of the Preferred Securities and, insofar as it relates to matters of law and legal conclusions, reflects the opinion of Jackson Walker L.L.P., counsel to the Company. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause the federal income tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership, and disposition of the Preferred Securities may differ from the treatment described below.

    No attempt has been made in the following summary to comment on all United States federal income tax matters affecting purchasers of the Preferred Securities. Moreover, this summary generally focuses on holders of the Preferred Securities who are individual citizens or residents of the United States, corporations and partnerships created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust ("U.S. Holders"), and who acquire the Preferred Securities on their original issue at their offering price and hold the Preferred Securities as capital assets. This summary has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the federal income tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of the Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of the Preferred Securities.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

    The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. The determination for United States federal income tax purposes of whether an instrument is to be classified as indebtedness or equity of the issuer is highly factual and the controlling authorities are subject to varying interpretations. Therefore, no assurance can be given that the Company's position and a holder's agreed treatment will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The Company is aware of at least one case, currently pending in the United States Tax Court, in which the Internal Revenue Service is challenging the issuer's classification as indebtedness of certain instruments with features similar to but not the same as those of the Subordinated Debentures. If the Subordinated Debentures were determined to constitute equity rather than indebtedness of the Company, the Company would not be entitled to deduct the stated interest payments thereon and a Tax Event would occur. The remainder of this summary assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF THE TRUST

    Under current law and assuming full compliance with the terms of the Trust Agreement and Indenture (and certain other documents described herein), the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of the Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and upon the occurrence of an Extension Period each holder will be required to include in its gross income any accrued OID with respect to its allocable share of the Subordinated Debentures whether or not cash is actually distributed to such holder.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

    Pursuant to current Treasury regulations (the "Regulations"), a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by the Company of its option to defer the payment of stated interest on the Subordinated Debentures would prevent the Company from declaring dividends on any class of equity and would prevent the Company from making any payments with respect to debt securities that rank pari passu or junior to the Subordinated Debentures, the Company believes that the likelihood of its exercising the option is "remote" within the meaning of the Regulations. As a result, the Company intends to take the position that the Subordinated Debentures will not be deemed to be issued with OID. Accordingly, based on this position, stated interest payments on the Subordinated Debentures will be includible in the ordinary income of a holder at the time that such payments are paid or accrued in accordance with the holder's regular method of accounting. Because the Regulations have not yet been addressed in any published rulings or other published interpretations issued by the Internal Revenue Service, it is possible that the Internal Revenue Service could take a position contrary to the position taken by the Company.

    If the Company were to exercise its option to defer the payment of stated interest on the Subordinated Debentures, the Subordinated Debentures would be treated, solely for purposes of the OID rules, as being "reissued" at such time with OID. The amount of interest income includible in the taxable income of a holder of the Subordinated Debentures would be determined on the basis of a constant yield method over the remaining term of the instrument regardless of the holder's method of tax accounting, and the actual receipt of future payments of stated interest on the Subordinated Debentures would no longer be separately reported as taxable income. Consequently, a holder of the Preferred Securities would be required to include OID in ordinary income, on a current basis, over the period that the instrument is held even though the Company would not be making any actual cash payments during the Extension Period. The amount of OID that would accrue, in the aggregate, during the Extension Period would be approximately equal to the amount of the cash payment due at the end of such period.

    If the Company's option to defer interest payments is not treated as "remote," the Subordinated Debentures would be treated as originally issued with OID in an amount equal to the aggregate stated interest payable over the term of the Subordinated Debentures. That OID generally would be included in a holder's gross income over such term on an economic accrual basis, regardless of the holder's regular method of accounting.

    Because income on the Preferred Securities will constitute interest income for United States federal income tax purposes, corporate holders of the Preferred Securities will not be entitled to claim a dividends received deduction in respect of such income.

MARKET DISCOUNT AND ACQUISITION PREMIUM

    Holders of the Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

    Under certain circumstances, as described under "Description of the Preferred Securities--Redemption" and "--Liquidation Distribution Upon Termination," the Subordinated Debentures may be distributed to holders of the Preferred Securities upon a liquidation of the Trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an adjusted tax basis in the Subordinated Debentures received in the liquidation equal to such holder's adjusted tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Subordinated Debentures so received in liquidation of the Trust would include the period for which such holder held the Preferred Securities.

    If, however, a Tax Event were to occur which resulted in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities. Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of the Preferred Securities--Redemption" and "--Liquidation Distribution Upon Termination."

DISPOSITION OF PREFERRED SECURITIES

    Upon the sale of the Preferred Securities, a holder will recognize a gain or loss in an amount equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized in the sale (except to the extent of any amount received in respect of accrued but unpaid interest not previously included in income). A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID (if any) previously includible in the holder's gross income to the date of disposition and decreased by payments (if any) received on the Preferred Securities in respect of OID to the date of disposition. Such gain or loss generally will be a capital gain or loss. In the case of non-corporate taxpayers, the tax rates applicable to capital gains from the disposition of Preferred Securities generally will vary depending upon whether, at the time of disposition, the Preferred Securities have been held for more than 12 months or more than 18 months. Pending legislation, if enacted, will eliminate the 18-month holding period effective for taxable years ending after December 31, 1997.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the Subordinated Debentures are treated as having been issued, or reissued, with OID) with respect to the underlying Subordinated Debentures. A holder who disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include in ordinary income (i) any portion of the amount realized that is attributable to such accrued but unpaid interest to the extent not previously included in income, or (ii) any amount of OID, in either case, that has accrued on its pro rata share of the underlying Subordinated Debentures during the taxable year of sale through the date of disposition. Any such income inclusion will increase the holder's adjusted tax basis in its Preferred Securities disposed of. To the extent that the amount realized in the sale is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions applicable to non-corporate taxpayers, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

EFFECT OF CHANGES IN TAX LAWS

    Certain legislative proposals were made in 1996 and 1997 that, if enacted, could have adversely affected the ability of the Company to deduct interest paid on the Subordinated Debentures. These proposals were not, however, incorporated into the legislation enacted on August 5, 1997 as the Taxpayer Relief Act of 1997. Nevertheless, there can be no assurance that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, June 30, 2003. See "Risk Factors--Risk Factors Relating to the Preferred Securities--Tax Event, Capital Treatment Event or Investment Company Event; Redemption."

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Interest paid on the Subordinated Debentures, or the amount of OID accrued on the Subordinated Debentures, if applicable, held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service on Forms 1099, which forms should be mailed to such holders of the Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the holder's United States federal income tax liability, provided the required information is timely provided to the Internal Revenue Service.

    THE UNITED STATES FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF THE PREFERRED SECURITIES. HOLDERS OF THE PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                             ERISA CONSIDERATIONS

    Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), generally may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

    In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary or Plans for which the Company or an affiliate provides services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

    As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

                                 UNDERWRITING

    The Underwriters named below, represented by Stifel, Nicolaus & Company, Incorporated and Hoefer & Arnett, Inc. (collectively, the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, to purchase from the Trust the number of Preferred Securities set forth opposite their respective names below. The several Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


                                            UNDERWRITER                                               NUMBER OF SHARES
                                            -----------                                               ----------------
Stifel, Nicolaus & Company, Incorporated............................................................     1,400,000
Hoefer & Arnett, Inc................................................................................       200,000
                                                                                                         ---------
                                                                                                         1,600,000
                                                                                                         =========

    The Representatives have advised the Trust that they propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.50 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed. Because the National Association of Securities Dealers, Inc.
("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

    In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriters for arranging the investment therein of such proceeds, an amount in immediately available funds of $0.9375 per Preferred Security (or $1,500,000 in the aggregate) for the accounts of the several Underwriters.


    The Trust has granted the Underwriters an option to purchase up to an additional 240,000 Preferred Securities at the initial public offering price. Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the additional Preferred Securities that the number of Preferred Securities to be purchased initially by the Underwriter is of the 1,600,000 Preferred Securities initially purchased by the Underwriters.

    To the extent that the Underwriters exercise their option to purchase additional Preferred Securities, the Trust will issue and sell to the Company additional Common Securities in an aggregate Liquidation Amount equal to at least 3% of the total capital of the Trust, and the Company will issue and sell to the Trust Subordinated Debentures in an aggregate principal amount equal to the aggregate Liquidation Amount of the additional Preferred Securities being purchased pursuant to the option.


    Although the Preferred Securities have been approved for listing on the New York Stock Exchange, no assurances can be made as to the liquidity of such Preferred Securities or that an active and liquid trading market will develop or, if developed, that it will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering.


    The Trust and the Company have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

    Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its subsidiaries and affiliates in the ordinary course of business.

    In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which an Underwriter creates a short position for its own account by selling more Preferred Securities than it is committed to purchase from the Trust. In such case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriters also may reclaim any selling concessions allowed to a dealer if the Underwriters repurchase Preferred Securities distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

                            VALIDITY OF SECURITIES

    Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of the Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and the Trust. Certain legal matters for the Company and the Trust, including the validity of the Guarantee and the Subordinated Debentures, will be passed upon for the Company and the Trust by Jackson Walker L.L.P., Dallas, Texas, counsel to the Company and the Trust. Certain legal matters will be passed upon for the Underwriters by Bryan Cave LLP, St. Louis, Missouri. Counsel for the Company, the Trust and the Underwriters will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Jackson Walker L.L.P.

                                    EXPERTS

    The consolidated financial statements of FBA and FCB are included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, for the periods indicated in their reports thereon which appear elsewhere herein and upon authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Redwood are included in this Prospectus in reliance upon the report of Coopers & Lybrand, L.L.P., independent certified public accountants, for the periods indicated in their reports thereon which appear elsewhere herein and upon authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's annual report on Form 10-K for the year ended December 31, 1997 and its quarterly report on Form 10-Q for the quarter ended March 31, 1998 which have been filed by the Company with the Commission (File No. 0-8937) are incorporated herein by reference.

    Any statement contained in a document incorporated hereby reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO ALLEN H. BLAKE, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER,
FIRST BANKS AMERICA, INC., 11901 OLIVE BOULEVARD, CREVE COEUR, MISSOURI 63141. TELEPHONE REQUESTS MAY BE DIRECTED TO (314) 995-8700.

                             AVAILABLE INFORMATION

    This Prospectus constitutes a part of a Registration Statement on Form S-2 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act, with respect to the Preferred Securities, the Subordinated Debentures and the Guarantee. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Trust Agreement, the Indenture and the Guarantee. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Trust, the Preferred Securities, the Subordinated Debentures and the Guarantee. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Trust is not currently subject to the information reporting requirements of the Exchange Act and, although the Trust will become subject to such requirements upon the effectiveness of the Registration Statement, the Trust intends to seek and expects to receive an exemption therefrom. Accordingly, it is not expected that the Trust will be filing separate reports under the Exchange Act. The Company's reports, proxy statements and other information can be inspected and copied at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

    No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Trust will be owned by the Company, a reporting company under the Exchange Act; (ii) the Trust has no independent operations but exists solely for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Subordinated Debentures issued by the Company, and (iii) the obligations of the Company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of the Trust under the Indenture and pursuant to the Trust Agreement, the guarantee issued by Company with respect to the Preferred Securities, the Subordinated Debentures purchased by the Trust and the related Indenture, taken together, constitute, in the belief of the Company and the Trust, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

                                       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

         FIRST BANKS AMERICA, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

         Independent Auditors' Report........................................................................      F-2

         Consolidated Balance Sheets as of March 31, 1998 (unaudited) and December 31, 1997 and 1996.........      F-3

         Consolidated Statements of Operations for the three months ended March 31, 1998 and 1997 (unaudited)
           and for each of the years ended December 31, 1997, 1996 and 1995..................................      F-5

         Consolidated Statements of Changes in Stockholders' Equity for the three months ended March 31, 1998
           (unaudited) and for each of the years ended December 31, 1997, 1996 and 1995......................      F-6

         Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997 (unaudited)
           and for each of the years ended December 31, 1997, 1996 and 1995..................................      F-7

         Notes to Consolidated Financial Statements..........................................................      F-8

         FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS

         Independent Auditors' Report........................................................................      F-28

         Consolidated Balance Sheets as of December 31, 1997 and 1996........................................      F-29

         Consolidated Statements of Operations for each of the years ended December 31, 1997 and 1996........      F-31

         Consolidated Statements of Changes in Stockholders' Equity for each of the years ended December 31,
           1997 and 1996.....................................................................................      F-32

         Consolidated Statements of Cash Flows for each of the years ended December 31, 1997 and 1996........      F-33

         Notes to Consolidated Financial Statements..........................................................      F-34

         REDWOOD BANCORP AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS

         Independent Auditors' Report........................................................................      F-49

         Consolidated Statements of Financial Condition as of March 31, 1998 (unaudited) and December 31,
           1997 and 1996.....................................................................................      F-50

         Consolidated Statements of Operations for the three months ended March 31, 1998 and 1997 (unaudited)
           and for each of the years ended December 31, 1997 and 1996........................................      F-51

         Consolidated Statements of Changes in Shareholders' Equity for the three months ended March 31, 1998
           (unaudited) and for each of the years ended December 31, 1997 and 1996............................      F-52

         Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997 (unaudited)
           and for each of the years ended December 31, 1997 and 1996........................................      F-53

         Notes to Consolidated Financial Statements..........................................................      F-54

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

                         INDEPENDENT AUDITORS' REPORT

       KPMG PEAT MARWICK LLP LOGO

       The Board of Directors and Stockholders
       First Banks America, Inc.:

           We have audited the accompanying consolidated balance sheets of First Banks America, Inc. and subsidiaries (the Company) as of December 31, 1997, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of First Commercial Bancorp, Inc. and subsidiary on February 2, 1998, which has been accounted for as a combination of entities under common control as described in the notes to the consolidated financial statements. Generally accepted accounting principles prescribe giving effect to a consummated business combination accounted for as a combination of entities under common control in financial statements that do not include the dates of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of First Banks America, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Banks America, Inc. and subsidiaries as of December 31, 1997, 1996, and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                              /s/ KPMG PEAT MARWICK LLP

        June 5, 1998

                                     FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

                                            CONSOLIDATED BALANCE SHEETS
                              (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  DECEMBER 31,
                                                                             MARCH 31,         ------------------
                                                                               1998            1997          1996
                                                                             ---------         ----          ----
                                                                            (UNAUDITED)
                                ASSETS
Cash and cash equivalents:
    Cash and due from banks...........................................       $ 32,651          32,257        21,753
    Interest-bearing deposits with other financial institutions with
      maturities of three months or less..............................          2,271             690           146
    Federal funds sold................................................         42,250           2,215        20,975
                                                                             --------         -------       -------
            Total cash and cash equivalents...........................         77,172          35,162        42,874
                                                                             --------         -------       -------
Investment securities available for sale, at fair value...............        141,131         148,181       125,139
Loans:
    Commercial and financial..........................................        113,312         109,763        80,781
    Real estate construction and development..........................         96,035          93,454        58,045
    Real estate mortgage..............................................        166,160         149,951        93,864
    Consumer and installment..........................................         71,017          75,023       105,340
    Loans held for sale...............................................             --           5,708            --
                                                                             --------         -------       -------
        Total loans...................................................        446,524         433,899       338,030
    Unearned discount.................................................         (2,425)         (2,444)       (1,659)
    Allowance for possible loan losses................................        (12,063)        (11,407)      (10,744)
                                                                             --------         -------       -------
        Net loans.....................................................        432,036         420,048       325,627
                                                                             --------         -------       -------
Bank premises and equipment, net of accumulated depreciation..........         11,382          10,697         8,263
Intangibles associated with the purchase of subsidiaries..............          8,794           7,189         3,999
Accrued interest receivable...........................................          4,062           4,819         3,545
Foreclosed property, net..............................................            725             601           977
Deferred tax assets...................................................         13,739          14,164        15,602
Other assets..........................................................          3,368           2,803         3,061
                                                                             --------         -------       -------
    Total assets......................................................       $692,409         643,664       529,087
                                                                             ========         =======       =======

               The accompanying notes are an integral part of the consolidated financial statements.

                                      F-3

                                     FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

                                      CONSOLIDATED BALANCE SHEETS, (CONTINUED)
                              (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                  DECEMBER 31,
                                                                             MARCH 31,         ------------------
                                                                               1998            1997          1996
                                                                             ---------         ----          ----
                                                                            (UNAUDITED)

                             LIABILITIES
Deposits:
    Demand:
        Non-interest-bearing..........................................       $101,270          97,393        80,187
        Interest-bearing..............................................         73,433          73,199        70,266
    Savings...........................................................        158,625         147,623        96,565
    Time deposits:
        Time deposits of $100 or more.................................         57,725          52,472        40,963
        Other time deposits...........................................        209,504         185,840       167,961
                                                                             --------         -------       -------
            Total deposits............................................        600,557         556,527       455,942
Short-term borrowings.................................................          3,453           3,687         2,797
Promissory note payable...............................................         13,450          14,900        14,000
Accrued interest payable..............................................          4,803           4,185         2,002
Deferred tax liabilities..............................................          1,049           1,092           968
Payable to former shareholders of Surety Bank.........................             --           3,829            --
Accrued expenses and other liabilities................................          5,756           5,058         6,178
12% convertible debentures............................................          6,500           6,500         6,500
Minority interest in subsidiary.......................................             --           2,795         2,505
                                                                             --------         -------       -------
            Total liabilities.........................................        635,568         598,573       490,892
                                                                             --------         -------       -------
                         STOCKHOLDERS' EQUITY
Common stock:
    Common stock, $0.15 par value; 6,666,666 shares authorized;
      3,238,417 shares, 2,144,865 shares and 1,875,076 shares issued
      at March 31, 1998, December 31, 1997 and 1996, respectively.....            486             322           282
    Class B common stock, $.15 par value; 4,000,000 shares authorized;
      2,500,000 shares issued and outstanding.........................            375             375           375
Capital surplus.......................................................         60,173          47,329        42,862
Retained earnings (deficit), since elimination of accumulated deficit
  of $259,117 effective December 31, 1994.............................          2,183           1,083        (2,450)
Common treasury stock, at cost; 496,056 shares, 386,458 shares and
  280,430 shares at March 31, 1998, December 31, 1997 and 1996,
  respectively........................................................         (6,814)         (4,350)       (2,838)
Accumulated other comprehensive income................................            438             332           (36)
                                                                             --------         -------       -------
            Total stockholders' equity................................         56,841          45,091        38,195
                                                                             --------         -------       -------
            Total liabilities and stockholders' equity................       $692,409         643,664       529,087
                                                                             ========         =======       =======

               The accompanying notes are an integral part of the consolidated financial statements.

                                          FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     THREE MONTHS
                                                                         ENDED
                                                                       MARCH 31,                  YEARS ENDED DECEMBER 31,
                                                                   -----------------           ------------------------------
                                                                   1998         1997           1997         1996         1995
                                                                   ----         ----           ----         ----         ----
                                                                      (UNAUDITED)
Interest income:
    Interest and fees on loans..............................      $10,568       7,453         33,393       25,137       20,087
    Investment securities...................................        2,033       1,781          7,870        6,257        5,426
    Federal funds sold and other............................          395         377          1,254        1,988        1,043
                                                                  -------       -----         ------       ------       ------
        Total interest income...............................       12,996       9,611         42,517       33,382       26,556
                                                                  -------       -----         ------       ------       ------
Interest expense:
    Deposits:
        Interest-bearing demand.............................          349         354          1,398          756          578
        Savings.............................................        1,454         766          3,747        2,819        2,389
        Time deposits of $100 or more.......................          775         529          2,144        2,008        1,610
        Other time deposits.................................        2,784       2,314          9,427        8,353        6,258
    Promissory note payable and other borrowings............          537         545          2,439        1,597        2,299
                                                                  -------       -----         ------       ------       ------
        Total interest expense..............................        5,899       4,508         19,155       15,533       13,134
                                                                  -------       -----         ------       ------       ------
        Net interest income.................................        7,097       5,103         23,362       17,849       13,422
Provision for possible loan losses..........................          300         550          2,000        2,405        6,416
                                                                  -------       -----         ------       ------       ------
        Net interest income after provision for possible
          loan losses.......................................        6,797       4,553         21,362       15,444        7,006
                                                                  -------       -----         ------       ------       ------
Noninterest income:
    Service charges on deposit accounts.....................          739         575          2,239        2,258        1,682
    Loan sales and servicing income.........................           --          --             40           70          159
    Other income............................................          319         296            932        1,072        1,284
    Gain (loss) on sales of securities, net.................           92          --             76          185       (2,996)
                                                                  -------       -----         ------       ------       ------
        Total noninterest income............................        1,150         871          3,287        3,585          129
                                                                  -------       -----         ------       ------       ------
Noninterest expense:
    Salaries and employee benefits..........................        2,135       1,550          6,226        5,249        5,358
    Occupancy, net of rental income.........................          491         571          2,166        1,832        1,615
    Furniture and equipment.................................          347         267          1,149        1,003          895
    Federal Deposit Insurance Corporation premiums..........           43          38            119          497          493
    Postage, printing and supplies..........................          167         148            496          744          396
    Legal, examination and professional fees................          890         750          3,241        2,777        1,337
    Data processing.........................................          475         327          1,084          735          755
    Communications..........................................          200         164            673          623          619
    Losses and expenses on sale of foreclosed property, net
      of gains..............................................          157          (9)          (350)       1,148          643
    Other...................................................        1,152         687          2,873        3,129        2,037
                                                                  -------       -----         ------       ------       ------
        Total noninterest expense...........................        6,057       4,493         17,677       17,737       14,148
                                                                  -------       -----         ------       ------       ------
        Income (loss) before provision for income tax
          expense (benefit) and minority interest in
          (income) loss of subsidiary.......................        1,890         931          6,972        1,292       (7,013)
Provision for income tax expense (benefit)..................          790         361          3,145          470       (2,188)
                                                                  -------       -----         ------       ------       ------
        Income (loss) before minority interest in (income)
          loss of subsidiary................................        1,100         570          3,827          822       (4,825)
Minority interest in (income) loss of subsidiary............           --         (86)          (294)        (131)          11
                                                                  -------       -----         ------       ------       ------
        Net income (loss)...................................      $ 1,100         484          3,533          691       (4,814)
                                                                  =======       =====         ======       ======       ======
Earnings (loss) per common share:
    Basic...................................................      $  0.22        0.12           0.87         0.16        (1.19)
    Diluted.................................................         0.22        0.12           0.86         0.16        (1.19)
                                                                  =======       =====         ======       ======       ======
Weighted average common stock outstanding (in thousands)....        4,911       4,082          4,069        4,225        4,032
                                                                  =======       =====         ======       ======       ======

                    The accompanying notes are an integral part of the consolidated financial statements.

                                           FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

                                   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
                                              THREE YEARS ENDED DECEMBER 31, 1997
                                       AND THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                                                                                              ACCUM-
                                                                                                              ULATED
                                                                                                               OTHER     TOTAL
                                                         CLASS B             COMPRE-   RETAINED     COMMON    COMPRE-    STOCK-
                                                COMMON   COMMON    CAPITAL   HENSIVE   EARNINGS    TREASURY   HENSIVE   HOLDERS'
                                                STOCK     STOCK    SURPLUS   INCOME    (DEFICIT)    STOCK     INCOME     EQUITY
                                                ------   -------   -------   -------   ---------   --------   -------   --------
Consolidated balances, January 1, 1995........   $206      375     39,133        --         --          --       --      39,714
Year ended December 31, 1995:
    Comprehensive income:
        Net loss..............................     --       --         --    (4,814)    (4,814)         --       --      (4,814)
        Other comprehensive income, net of
          tax<F1>--
        Unrealized gains on securities, net of
          reclassification adjustment<F2>.....     --       --         --        81         --          --       81          81
                                                                             ------
        Comprehensive income..................                               (4,733)
                                                                             ======
    Exercise of stock options.................      4       --        111                   --          --       --         115
    Issuance of common stock for acquisition
      of FCB..................................     70       --      6,600                   --          --       --       6,670
    Compensation paid in stock................     --       --         27                   --          --       --          27
    Repurchases of common stock...............     --       --         --                   --        (828)      --        (828)
                                                 ----      ---     ------               ------      ------     ----      ------
Consolidated balances, December 31, 1995......    280      375     45,871               (4,814)       (828)      81      40,965
Year ended December 31, 1996:
    Comprehensive income:
        Net income............................     --       --         --       691        691          --       --         691
        Other comprehensive income, net of
          tax<F1>--
        Unrealized losses on securities, net
          of reclassification adjustment<F2>..     --       --         --       (17)        --          --      (17)        (17)
                                                                             ------
        Comprehensive income..................                                  674
                                                                             ======
    Exercise of stock options.................      2       --         36                   --          --       --          38
    Compensation paid in stock................     --       --         10                   --          --       --          10
    Repurchase of outstanding warrants........     --       --     (1,281)                  --          --       --      (1,281)
    Repurchases of common stock...............     --       --         --                   --      (2,010)      --      (2,010)
    Pre-merger transactions of FCB............     --       --     (1,774)               1,673          --     (100)       (201)
                                                 ----      ---     ------               ------      ------     ----      ------
Consolidated balances, December 31, 1996......    282      375     42,862               (2,450)     (2,838)     (36)     38,195
Year ended December 31, 1997:
    Comprehensive income:
        Net income............................     --       --         --     3,533      3,533          --       --       3,533
        Other comprehensive income, net of
          tax<F1>--
        Unrealized gains on securities, net of
          reclassification adjustments<F2>....     --       --         --       368         --          --      368         368
                                                                             ------
        Comprehensive income..................                                3,901
                                                                             ======
    Issuance of common stock for purchase
      accounting acquisition of Surety Bank...     40       --      4,723                   --          --       --       4,763
    Exercise of stock options.................     --       --         15                   --          --       --          15
    Redemption of stock options...............     --       --       (290)                  --          --       --        (290)
    Compensation paid in stock................     --       --         13                   --          --       --          13
    Repurchases of common stock...............     --       --         --                   --      (1,512)      --      (1,512)
    Pre-merger transactions of FCB............     --       --          6                   --          --       --           6
                                                 ----      ---     ------               ------      ------     ----      ------
Consolidated balances, December 31, 1997......    322      375     47,329                1,083      (4,350)     332      45,091
Quarter ended March 31, 1998 (unaudited):
    Comprehensive income:
        Net income............................     --       --         --     1,100      1,100          --       --       1,100
        Other comprehensive income, net of
          tax<F1>--
        Unrealized gains on securities, net of
          reclassification adjustment<F2>.....     --       --         --       106         --          --      106         106
                                                                             ------
        Comprehensive income..................                                1,206
                                                                             ======
    Issuance of common stock for acquisition
      of minority interest of FCB.............     43       --      2,965                   --          --       --       3,008
    Conversion of note payable................    121       --      9,879                   --          --       --      10,000
    Repurchases of common stock...............     --       --         --                   --      (2,464)      --      (2,464)
                                                 ----      ---     ------               ------      ------     ----      ------
Consolidated balances, March 31, 1998.........   $486      375     60,173                2,183      (6,814)     438      56,841
                                                 ====      ===     ======               ======      ======     ====      ======

----------
<F1>Components of other comprehensive income are shown net of tax.

<F2>Disclosure of reclassification amount:


                                                                                      DECEMBER 31,
                                                                 MARCH 31,     --------------------------
                                                                   1998        1997      1996        1995
                                                                 ---------     ----      ----        ----
   Unrealized gains (losses) arising during the period.........     198         444       168       (2,915)
   Less: reclassification adjustment for gains (losses)
     included in net income....................................      92          76       185       (2,996)
                                                                    ---         ---       ---       ------
   Unrealized gains (losses) on securities.....................     106         368       (17)          81
                                                                    ===         ===       ===       ======

          The accompanying notes are an integral part of the consolidated financial statements.

                                      FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (DOLLARS EXPRESSED IN THOUSANDS)

                                                                  MARCH 31,              YEARS ENDED DECEMBER 31,
                                                                --------------          --------------------------
                                                                1998      1997          1997       1996       1995
                                                                ----      ----          ----       ----       ----
                                                                 (UNAUDITED)
Cash flows from operating activities:
    Net income (loss).......................................  $  1,100       484         3,533        691     (4,814)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
        Depreciation, amortization and accretion, net.......       467        89         1,169        153        509
        Provision for possible loan losses..................       300       550         2,000      2,405      6,416
        Provision (benefit) for income taxes................       790       361         3,145        470     (2,188)
        Payments of income taxes............................      (196)       --        (1,943)        --         --
        (Gain) loss on sales of securities, net.............       (92)       --           (76)      (185)     2,996
        Decrease (increase) in accrued interest
          receivable........................................       967       197        (1,274)      (852)       114
        Interest accrued on liabilities.....................     5,899     4,508        19,155     15,533     13,134
        Payments of interest on liabilities.................    (5,345)   (4,010)      (16,972)   (14,913)   (12,862)
        Other operating activities, net.....................       550      (471)          (29)       274        269
                                                              --------   -------      --------   --------   --------
            Net cash provided by operating activities.......     4,440     1,708         8,708      3,576      3,574
                                                              --------   -------      --------   --------   --------
Cash flows from investing activities:
    Cash paid for acquired entities, net of cash and cash
      equivalents received..................................     3,241        --         3,072     10,715     51,423
    Sales of investment securities..........................        --        --        11,073     20,564     70,995
    Maturities of investment securities.....................    32,850    41,365        91,362    248,107     55,351
    Purchases of investment securities......................   (25,399)  (56,208)     (112,730)  (256,304)  (149,205)
    Net decrease (increase) in loans........................    15,739     8,318       (44,872)   (17,093)    15,899
    Recoveries of loans previously charged-off..............       530       560         2,288      2,439        820
    Purchases of bank premises and equipment................      (807)      (89)         (822)      (240)      (725)
    Net decrease in lease financing.........................        --        --            --        991         --
    Proceeds from sales of other real estate................       230        59         1,500      2,805      2,394
    Other investing activities..............................       (11)      (22)         (259)       (23)    (6,414)
                                                              --------   -------      --------   --------   --------
            Net cash provided by (used in) investing
               activities...................................    26,373    (6,017)      (49,388)    11,961     40,538
                                                              --------   -------      --------   --------   --------
Cash flows from financing activities:
    Other (decreases) increases in deposits:
        Demand and savings deposits.........................    (1,452)   (4,382)       34,675    (20,290)    (6,279)
        Time deposits.......................................    10,321       895        (1,540)   (20,341)     6,727
    Decrease in federal funds purchased and other short-term
      borrowings............................................    (3,524)       --            --       (352)    (5,257)
    Decrease in Federal Home Loan Bank advances.............      (291)     (271)       (1,122)    (3,957)   (13,749)
    Increase (decrease) in securities sold under agreements
      to repurchase.........................................        57     4,791         1,836       (324)   (18,722)
    Increase in promissory note payable.....................     8,550        --           900     12,946         --
    Repurchase of common stock for treasury and warrant.....    (2,464)     (331)       (1,512)    (3,290)      (828)
    Repurchase of stock option..............................        --        --          (290)        --         --
    Proceeds from exercise of stock options.................        --         4            15         38        115
    Proceeds from the issuance of convertible debentures....        --        --            --         --      6,500
    Pre-merger transactions of FCB..........................        --        --             6      3,217         --
                                                              --------   -------      --------   --------   --------
            Net cash provided by (used in) financing
               activities...................................    11,197       706        32,968    (32,353)   (31,493)
                                                              --------   -------      --------   --------   --------
            Net increase (decrease) in cash and cash
               equivalents..................................    42,010    (3,603)       (7,712)   (16,816)    12,619
Cash and cash equivalents, beginning of year................    35,162    42,874        42,874     59,690     47,071
                                                              --------   -------      --------   --------   --------
Cash and cash equivalents, end of year......................  $ 77,172    39,271        35,162     42,874     59,690
                                                              ========   =======      ========   ========   ========
Noncash investing and financing activities:
    Loans transferred to foreclosed real estate.............  $    245       309           585      1,385      1,274
    Issuance of common stock in purchase accounting
      acquisition...........................................     3,008        --         4,763         --         --
    Conversion of promissory note payable to common stock...    10,000        --            --         --         --
    Loans transferred from loans held for sale..............        --        --            --         --      7,253
    Pre-merger transaction of FCB--exchange of common stock
      for dividend payable..................................        --        --            --        643         --
    Receivable from sale of investment securities...........        --        --            --         --      4,915
                                                              ========   =======      ========   ========   ========

                The accompanying notes are an integral part of the consolidated financial statements.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated financial statements of First Banks America, Inc. and subsidiaries (FBA or the Company), have been prepared in accordance with generally accepted accounting principles and conform to practices prevalent among financial institutions. The following is a summary of the more significant policies followed by FBA:

BASIS OF PRESENTATION

    The consolidated financial statements of FBA have been prepared in accordance with generally accepted accounting principles and conform to predominant practices within the banking industry. Management of FBA has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. Certain 1996 and 1995 amounts have been reclassified to conform with the 1997 presentation.

    The Board of Directors of FBA elected to implement an accounting adjustment referred to as a "quasi-reorganization," effective December 31, 1994. In accordance with accounting provisions applicable to a quasi-reorganization, the assets and liabilities of FBA were adjusted to fair value and the accumulated deficit was eliminated as of December 31, 1994.

RESTATEMENT

    Effective February 2, 1998, FBA completed its acquisition of First Commercial Bancorp, Inc. (FCB) and FCB's wholly owned subsidiary, First Commercial Bank (First Commercial), in a transaction accounted for as a combination of entities under common control. First Banks, Inc., St. Louis, Missouri (First Banks), owned a majority interest in both FBA and FCB.

    The consolidated financial statements give retroactive effect to the transaction and, as a result, the consolidated balance sheets, statements of operations and statements of cash flows are presented as if the combining entities had been consolidated for all periods presented, which are subsequent to First Banks' acquisition of FCB on August 23, 1995. As required by generally accepted accounting principles, the restated consolidated financial statements become the historical consolidated financial statements upon issuance of the financial statements for the period that includes the date of the transaction. The consolidated statements of stockholders' equity reflect the accounts of FBA as if the common stock issued to First Banks in exchange for its majority interest in FCB had been outstanding for all periods subsequent to August 23, 1995. First Banks' ownership interest in FCB was approximately 96.1% from August 23, 1995 to May 1996 and 61.5% from June 1996 to February 2, 1998. The remaining interest in FCB acquired by FBA is reflected in the consolidated financial statements as minority interest for the period from August 23, 1995 to February 2, 1998. First Banks owned 71.8% of FBA as of March 31, 1998.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the parent company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.

    FBA operates through three banking subsidiaries, BankTEXAS National Association, headquartered in Houston, Texas (BankTEXAS), First Bank of California, headquartered in Roseville, California (FB California) and First Commercial, headquartered in Sacramento, California, collectively referred to as the Subsidiary Banks.

CASH AND CASH EQUIVALENTS

    Cash, due from banks, federal funds sold, and interest-bearing deposits with original maturities of three months or less are considered to be cash and cash equivalents for purposes of the consolidated statements of cash flows.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

    The Subsidiary Banks are required to maintain certain daily reserve balances in accordance with regulatory requirements. These reserve balances were $4.6 million and $3.5 million at December 31, 1997 and 1996, respectively.

INVESTMENT SECURITIES

    The classification of investment securities as available for sale or held to maturity is determined at the date of purchase. FBA does not engage in the trading of investment securities.

    Investment securities classified as available for sale are those debt and equity securities for which FBA has no immediate plan to sell, but which may be sold in the future if circumstances warrant. Available-for-sale securities are stated at current fair value. Realized gains and losses are included in noninterest income upon commitment to sell, based on the amortized cost of the individual security sold. Unrealized gains and losses are recorded, net of related income tax effects, in a separate component of stockholders' equity. All previous fair value adjustments included in stockholders' equity are reversed upon sale.

    Investment securities designated as held to maturity are those debt securities which FBA has the positive intent and ability to hold until maturity. Held-to-maturity securities are stated at amortized cost, in which the amortization of premiums and accretion of discounts are recognized over the contractual maturities or estimated lives of the individual securities, adjusted for anticipated prepayments, using the level-yield method.

    At December 31, 1997 and 1996, all investment securities were classified as available for sale.

LOANS

    Loans held for portfolio are carried at cost, adjusted for amortization of premiums and accretion of discounts using a method which approximates the level-yield method. Interest and fees on loans are recognized as income using the interest method. Loans held for portfolio are stated at cost as FBA has the ability and it is management's intention to hold them to maturity.

    The accrual of interest on loans is discontinued when it appears that interest or principal may not be paid in a timely manner in the normal course of business. Generally, payments received on nonaccrual and impaired loans are recorded as principal reductions. Interest income is recognized after all principal has been repaid or an improvement in the condition of the loan has occurred which would warrant resumption of interest accruals.

    A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, FBA measures impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. FBA continues to use its existing nonaccrual methods for recognizing interest income on impaired loans.

LOANS HELD FOR SALE

    Mortgage loans held for sale are carried at the lower of cost or market value which is determined on an individual loan basis. Gains or losses on the sale of loans held for sale are determined on a specific identification method.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

    The allowance for possible loan losses is maintained at a level considered adequate to provide for potential losses. The provision for possible loan losses is based on a periodic analysis of the loans by management, considering, among other factors, current economic conditions, loan portfolio composition, past loan loss experience, independent

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES appraisals, loan collateral and payment experience. In addition to the allowance for estimated losses on impaired loans, an overall unallocated allowance is established to provide for unidentified credit losses which are inherent in the portfolio. As adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the useful life of the improvement or term of the lease. Bank premises and improvements are depreciated over 15 to 29 years and equipment over two to ten years.

INTANGIBLES ASSOCIATED WITH THE PURCHASE OF SUBSIDIARIES

    The excess of cost over net assets acquired of purchased subsidiaries is amortized using the straight-line method over the estimated periods to be benefitted, which has been estimated at 15 years.

FORECLOSED PROPERTY

    Foreclosed property, consisting of real estate acquired through foreclosure or deed in lieu of foreclosure, is stated at the lower of fair value less applicable selling costs or cost at the time the property is acquired. The excess of cost over fair value of the property at the date of acquisition is charged to the allowance for possible loan losses.

INCOME TAXES

    FBA and its eligible subsidiaries file a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes to FBA, or receives payment from FBA to the extent that tax benefits are realized. Separate state franchise tax returns are filed in Texas and Delaware for the appropriate entities. FBA and its subsidiaries join in filing Illinois and California unitary income tax returns with First Banks, as First Banks' ownership is greater than 50%. FCB and First Commercial file separate federal income tax returns which are separate from that of FBA.

FINANCIAL INSTRUMENTS

    A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    FBA uses financial instruments to reduce the interest rate risk arising from its financial assets and liabilities. These instruments involve, in varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized in the consolidated balance sheets. "Interest rate risk" is defined as the possibility that interest rates may move unfavorably from the perspective of FBA. The risk that a counterparty to an agreement entered into by FBA may default is defined as "credit risk." These financial instruments include one interest rate cap agreement.

    FBA is party to commitments to extend credit and commercial and standby letters of credit in the normal course of business to meet the financing needs of its customers. These commitments involve, in varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized in the consolidated balance sheets.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

INTEREST RATE FUTURES CONTRACTS

    Prior to 1996, interest rate futures contracts were utilized to manage the interest rate risk of the available-for-sale securities portfolio. Gains and losses on interest rate futures contracts, which qualified as hedges, were deferred. Amortization of the net deferred gains or losses was applied to the interest income of the available-for-sale securities portfolio using the straight-line method. The net deferred gains and losses were applied to the carrying value of the available-for-sale securities portfolio as part of the mark to market valuation. When the hedged assets were sold, the related gain or loss on the interest rate futures contract was immediately recognized in the consolidated statements of operations.

INTEREST RATE CAP AGREEMENTS

    Interest rate cap agreements are accounted for on an accrual basis with the net interest differential being recognized as an adjustment to interest expense of the related liability. Premiums and fees paid upon the purchase of interest rate cap agreements are amortized to interest expense over the life of the agreements using the interest method. In the event of early termination of an interest rate cap agreement, the net proceeds received or paid are deferred and amortized over the shorter of the remaining contract life or the maturity of the related liability. If, however, the amount of the underlying hedged liability is repaid, then the gain or loss on the agreement is recognized immediately in the consolidated statements of operations. The unamortized premiums and fees paid are included in other assets in the accompanying consolidated balance sheets.

EARNINGS (LOSS) PER COMMON SHARE

    FBA adopted the provisions of SFAS 128, Earnings Per Share (SFAS 128), on a retroactive basis effective December 31, 1997. Accordingly, earnings (loss) per common share (EPS) data has been restated to conform with the provisions of SFAS 128.

    SFAS 128 provides for the calculation of "Basic" and "Diluted" EPS.
Basic EPS is computed by dividing the income (loss) available to common stockholders (the numerator) by the weighted average number of common shares outstanding (the denominator) during the year. The computation of diluted EPS is similar except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back (a) any convertible preferred dividends and (b) the after-tax amount of interest recognized in the period associated with any convertible debt. The implementation of SFAS 128 did not have a material impact on the calculation of EPS.

(2) ACQUISITIONS

    On November 1, 1996, FBA completed its acquisition of Sunrise Bancorp, a California corporation (Sunrise), and its wholly owned subsidiary, Sunrise Bank, in exchange for $17.5 million in cash. At the time of the transaction, Sunrise had $110.8 million in total assets, $45.5 million in cash and cash equivalents and investment securities, $61.1 million in total loans, net of unearned discount, and $91.1 million in total deposits. The acquisition was funded from available cash and borrowings of $14.0 million under a promissory note payable (Note Payable) with First Banks. First Banks owns a majority of the outstanding voting stock of FBA, representing 65.9% and 68.8% at December 31, 1997 and 1996, respectively.

    On December 1, 1997, FBA completed its acquisition of Surety Bank in exchange for 264,622 shares of FBA common stock and cash of $3.8 million. The cash portion of this transaction, which was paid to the former shareholders of Surety Bank in January 1998, was funded by an advance under the Note Payable. At the time of the transaction, Surety had $72.8 million in total assets, $14.9 million in cash and cash equivalents and investment securities, $54.4 million in total loans, net of unearned discount, and $67.5 million in total deposits.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

    Sunrise was merged into a wholly owned subsidiary of FBA. Sunrise Bank and Surety Bank were merged into FB California, a newly-formed commercial bank charter of FBA. The acquisitions of Sunrise and Surety Bank were accounted for under the purchase method of accounting and, accordingly, the consolidated financial statements include the financial position and results of operations for the period subsequent to the acquisition dates, and the assets acquired and liabilities assumed were recorded at fair value at the acquisition date. The excess of the cost over the fair value of the net assets acquired was $3.2 million and $2.8 million for Sunrise and Surety Bank, respectively, and is being amortized over 15 years.

    On February 2, 1998, FBA and FCB were merged. Under the terms of the Agreement and Plan of Merger (Agreement), FCB was merged into FBA, and FCB's wholly owned subsidiary, First Commercial Bank, was merged into FB California, an indirect subsidiary bank of FBA. The FCB shareholders received .8888 shares of FBA common stock for each share of FCB common stock that they held. In total, FCB shareholders received approximately 751,728 shares of FBA common stock. The transaction also provided for First Banks to receive 804,000 shares of FBA common stock in exchange for $10.0 million of the Note Payable. In addition, FCB's convertible debentures of $6.5 million, which are owned by First Banks, were exchanged for convertible debentures of FBA.

    FCB had six banking offices located in Sacramento, Roseville (2), San Francisco, Concord and Campbell, California. At December 31, 1997, FCB had total assets of $191.6 million and net income of $764,000 for the year then ended.

    First Banks owned a majority interest in both FBA and FCB. Consistent with the accounting treatment for a combination of entities under common control, the merger was accounted for by FBA as follows:

    * First Banks' interest in FCB was accounted for by FBA at First Banks' historical cost. First Banks' historical cost basis in FCB was determined under the purchase method of accounting, effective upon First Banks' acquisition of First Commercial on August 23, 1995. Accordingly, the consolidated financial statements of First Banks include the financial position and results of operations for the periods subsequent to the acquisition date, and the assets acquired and liabilities assumed were recorded at fair value at the acquisition date.

      Effective with the merger, because the two entities were under the common control of First Banks, the consolidated financial statements of FBA were restated in 1998 to reflect First Banks' interest in the financial condition and results of operations of FCB for the periods subsequent to August 23, 1995.

    * The amount attributable to the interests of the minority shareholders in the fair value of the net assets of FCB was accounted for by FBA under the purchase method of accounting. Accordingly, such amount was reflected by FBA at fair value, as determined by the market value of FBA common stock exchanged for the minority interest pursuant to the Agreement.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

    The following information presents unaudited pro forma condensed results of operations of FBA, combined with the acquisition of Surety Bank, as if FBA had completed the transaction on January 1, 1996. In addition, the minority shareholders' interest in the net assets of FCB is presented as if FBA had acquired First Banks' interest on January 1, 1996:

                                                                      DECEMBER 31,
                                                                -----------------------
                                                                1997               1996
                                                                ----               ----
                                                           (DOLLARS EXPRESSED IN THOUSANDS,
                                                                EXCEPT PER SHARE DATA)
Net interest income......................................     $26,589             20,442
Provision for possible loan losses.......................       2,255              2,730
Net income (loss)........................................       3,662                 57
                                                              =======             ======
Weighted average shares of common stock outstanding
  (in thousands).........................................       5,427              4,913
                                                              =======             ======
Earnings (loss) per common share:
    Basic................................................     $  0.67               0.01
    Diluted..............................................        0.67               0.01
                                                              =======             ======

    The unaudited pro forma condensed results of operations reflect the application of the purchase method of accounting and certain other assumptions. Purchase accounting adjustments have been applied to investment securities, bank premises and equipment, deferred tax assets and liabilities and excess cost to reflect the assets acquired and liabilities assumed at fair value. The resulting premiums and discounts are amortized or accreted to income consistent with the accounting policies of FBA.

    The results of operations of Sunrise are not included in the pro forma combined condensed statements of operations for the year ended December 31, 1996 as the historical results of operations for the period are not representative of normal operating results subsequent to its acquisition by FBA.

    On February 2, 1998, FBA completed its acquisition of Pacific Bay Bank in exchange for cash of $4.2 million. This transaction was funded by an advance under the Note Payable. At the time of the transaction, Pacific Bay Bank had $38.3 million in total assets; $7.4 million in cash and cash equivalents; $29.7 million in total loans, net of unearned discount; and, $35.2 million in total deposits.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

(3) INVESTMENTS IN DEBT AND EQUITY SECURITIES

    The amortized cost, contractual maturity, unrealized gains and losses and fair value of investment securities available for sale at December 31, 1997 and 1996 were as follows:

                                                         MATURITY
                                           ------------------------------------    TOTAL         GROSS
                                                                          AFTER    AMOR-      UNREALIZED                WEIGHTED
                                           1 YEAR      1-5       5-10      10      TIZED    ---------------    FAIR     AVERAGE
                                           OR LESS    YEARS     YEARS     YEARS    COST     GAINS    LOSSES    VALUE     YIELD
                                           -------    -----     -----     -----    -----    -----    ------    -----    --------
                                                                     (DOLLARS EXPRESSED IN THOUSANDS)
December 31, 1997:
    Carrying value:
        U.S. Treasury....................  $21,061    56,249      --         --    77,310      498      (1)    77,807     6.04%
        U.S. government agencies and
          corporations:
            Mortgage-backed..............       --    14,059      47      6,755    20,861       38     (28)    20,871     6.03
            Other........................    8,488    34,974      --         --    43,462       41     (38)    43,465     6.15
        Federal Home Loan Bank and
          Federal Reserve Bank stock (no
          stated maturity)...............    6,038        --      --         --     6,038       --      --      6,038     5.87
                                           -------   -------    ----      -----   -------   ------   -----    -------     ----
                 Total...................  $35,587   105,282      47      6,755   147,671      577     (67)   148,181     6.07
                                           =======   =======    ====      =====   =======   ======   =====    =======     ====
    Market value:
        Debt securities..................  $29,575   105,728      47      6,793
        Equity securities................    6,038        --      --         --
                                           -------   -------    ----      -----
                 Total...................  $35,613   105,728      47      6,793
                                           =======   =======    ====      =====
    Weighted average yield...............     5.87%     6.06%   6.56%      7.23%
                                           =======   =======    ====      =====
December 31, 1996:
    Carrying value:
        U.S. Treasury....................  $35,051    14,119      --         --    49,170       81      --     4,9251     5.52%
        U.S. government agencies and
          corporations:
            Mortgage-backed..............      470    24,373      --      8,857    33,700       29    (153)    33,576     6.01
            Other........................   24,988    12,040      --         --    37,028       14     (26)    37,016     5.41
        Federal Home Loan Bank and
          Federal Reserve Bank stock (no
          stated maturity)...............    5,296        --      --         --     5,296       --      --      5,296     5.87
                                           -------   -------    ----      -----   -------   ------   -----    -------     ----
                 Total...................  $65,805    50,532      --      8,857   125,194      124    (179)   125,139     5.63
                                           =======   =======    ====      =====   =======   ======   =====    =======     ====
    Market value:
        Debt securities..................  $60,528    50,455      --      8,860
        Equity securities................    5,296        --      --         --
                                           -------   -------    ----      -----
                 Total...................  $65,824    50,455      --      8,860
                                           =======   =======    ====      =====
    Weighted average yield...............     5.30%     5.80%     --%      7.17%
                                           =======   =======    ====      =====

     Proceeds from sales of securities were $11.1 million, $20.6 million and $71.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. Gross gains of $76,000, $185,000 and $2.2 million were realized on those sales for the years ended December 31, 1997, 1996 and 1995, respectively. No losses were realized on those sales for the years ended December 31, 1997, 1996 and 1995. For 1995, the net gains on sales of securities were offset by the recognition of $5.1 million of hedging losses.

    The Subsidiary Banks maintain investments in the Federal Home Loan Bank
(FHLB) and the Federal Reserve Bank (FRB). These investments are recorded at cost, which represents redemption value. The investment in FHLB stock is maintained at a minimum amount equal to the greater of 1% of the aggregate outstanding balance of loans secured by residential real estate, or 5% of advances from the FHLB. The investment in the FRB stock is maintained at a minimum of 6% of the Subsidiary Banks' capital stock and capital surplus.

    Investment securities with a carrying value of approximately $22.5 million and $12.1 million at December 31, 1997 and 1996, respectively, were pledged in connection with deposits of public and trust funds, securities sold under agreements to repurchase and for other purposes as required by law.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

(4) LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

    Changes in the allowance for possible loan losses for the years ended December 31 were as follows:

                                                    1997          1996         1995
                                                    ----          ----         ----
                                                   (DOLLARS EXPRESSED IN THOUSANDS)
Balance, January 1..........................       $10,744       10,616        2,756
Acquired allowance for possible loan
  losses....................................            30        2,338        4,797
                                                   -------       ------       ------
                                                    10,774       12,954        7,553
                                                   -------       ------       ------
Loans charged-off...........................        (3,655)      (7,054)      (4,173)
Recoveries of loans previously
  charged-off...............................         2,288        2,439          820
                                                   -------       ------       ------
            Net loans charged-off...........        (1,367)      (4,615)      (3,353)
                                                   -------       ------       ------
Provision charged to operations.............         2,000        2,405        6,416
                                                   -------       ------       ------
Balance, December 31........................       $11,407       10,744       10,616
                                                   =======       ======       ======

    At December 31, 1997 and 1996, FBA had $2.8 million and $3.0 million, respectively, of loans on nonaccrual status. Interest on nonaccrual loans which would have been recorded under the original terms of the loans was $385,000, $476,000 and $93,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Of these amounts, $297,000, $256,000 and $70,000 was actually recorded as interest income on such loans in 1997, 1996 and 1995, respectively. In conjunction with the restatement of the financial statements (see Note 1), the interest amounts for 1995 do not include FCB, as the information was not practicable to obtain due to the discontinuance of FCB's former data processing system.

    At December 31, 1997 and 1996, FBA had $3.3 million and $4.6 million of impaired loans, which is represented by loans on nonaccrual status and consumer installment loans 60 days or more past due. The impaired loans had no specific reserves at December 31, 1997 and 1996. The average recorded investment in impaired loans was $3.7 million and $5.1 million for the years ended December 31, 1997 and 1996, respectively.

    FBA's primary market areas are Houston, Dallas, Irving and McKinney, Texas and Sacramento, San Francisco, Roseville, Rancho Cordova, Concord, Campbell, Vallejo and Fairfield, California. At December 31, 1997, approximately 60.5% of the total loan portfolio and 61.4% of the commercial, financial and agricultural loan portfolio were to borrowers within these regions.

    In general, FBA is a secured lender. At December 31, 1997, approximately 96.6% of the loan portfolio was secured. Collateral is required in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction.

(5) BANK PREMISES AND EQUIPMENT

    Bank premises and equipment were comprised of the following at December 31:

                                                            1997          1996
                                                            ----          ----
                                                            (DOLLARS EXPRESSED
                                                              IN THOUSANDS)
Land.....................................................  $ 4,114        3,314
Buildings and improvements...............................    5,684        3,929
Furniture, fixtures and equipment........................    4,384        2,923
Construction in progress.................................      387           46
                                                           -------       ------
            Total........................................   14,569       10,212
Less accumulated depreciation............................    3,872        1,949
                                                           -------       ------
            Bank premises and equipment, net.............  $10,697        8,263
                                                           =======       ======

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

    Depreciation expense for the years ended December 31, 1997, 1996 and 1995 totaled $851,000, $858,000 and $1.2 million, respectively.

    FBA leases land, office properties and some items of equipment under operating leases. Certain of the leases contain renewal options and escalation clauses. Total rent expense was $1.0 million, $826,000 and $1.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. Future minimum lease payments under noncancellable operating leases extend through 2019 as follows:

                                                      (DOLLARS EXPRESSED IN THOUSANDS)
Year ending December 31:
    1998............................................               $1,378
    1999............................................                  859
    2000............................................                  550
    2001............................................                  389
    2002............................................                  287
    Thereafter......................................                3,055
                                                                   ------
            Total minimum lease payments............               $6,518
                                                                   ======

    FBA leases a portion of its owned banking facilities to unrelated parties. Total rental income was $762,000, $428,000 and $322,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

(6) PROMISSORY NOTE PAYABLE

    FBA borrowed $14.9 million and $14.0 million at December 31, 1997 and 1996, respectively, from First Banks under a $20.0 million Note Payable. The borrowings under the Note Payable bear interest at an annual rate of one-quarter percent less than the "Prime Rate" as reported in the Wall Street Journal. The principal and accrued interest under the Note Payable are due and payable on October 31, 2001. The interest expense under the Note Payable was $1.18 million and $194,000 for the years ended December 31, 1997 and 1996, respectively. The accrued and unpaid interest under the Note Payable was $1.37 million and $194,000 at December 31, 1997 and 1996, respectively. There were no balances outstanding during 1995.

(7) EARNINGS PER COMMON SHARE

    The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the periods indicated:

                                                                 INCOME             SHARES           PER SHARE
                                                              (NUMERATOR)        (DENOMINATOR)        AMOUNT
                                                              -----------        -------------       ---------
                                                          (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
Year ended December 31, 1997:
    Basic EPS--income available to common stockholders......     $3,533              4,069             $0.87
    Effect of dilutive securities--stock options............         --                 27
                                                                 ------              -----
    Diluted EPS--income available to common stockholders....     $3,533              4,096             $0.86
                                                                 ======              =====             =====
Year ended December 31, 1996:
    Basic EPS--income available to common stockholders......     $  691              4,225             $0.16
    Effect of dilutive securities:
        Stock options.......................................         --                 61
        Warrants............................................         --                 91
                                                                 ------              -----
    Diluted EPS--income available to common stockholders....     $  691              4,377             $0.16
                                                                 ======              =====             =====

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

    The 12% convertible debentures were anti-dilutive for the periods presented and therefore, have not been included in the EPS calculations. As a result of the net loss incurred in 1995, the effects of stock options and warrants were anti-dilutive for the year then ended.

(8) INCOME TAXES

    Total income tax expense of $3.1 million, $470,000, and a tax benefit of $2.2 million for the years ended December 31, 1997, 1996 and 1995, respectively, were attributable to income from continuing operations.

    Income tax expense (benefit) for the years ended December 31 consists of:

                                                    1997         1996        1995
                                                    ----         ----        ----
                                                  (DOLLARS EXPRESSED IN THOUSANDS)
Current income tax expense (benefit):
     Federal.....................................  $  947        (509)        (105)
     State.......................................     383           2           --
                                                   ------        ----       ------
                                                    1,330        (507)        (105)
                                                   ------        ----       ------
Deferred income tax expense (benefit):
    Federal......................................   1,356          23       (2,083)
    State........................................      55         588           --
                                                   ------        ----       ------
                                                    1,411         611       (2,083)
                                                   ------        ----       ------
Change in valuation allowance....................     404         366           --
                                                   ------        ----       ------
            Total................................  $3,145         470       (2,188)
                                                   ======        ====       ======

    The effective rates of federal income taxes for the years ended December 31 differ from statutory rates of taxation as follows:

                                                          1997                  1996                   1995
                                                   -------------------   -------------------   --------------------
                                                   AMOUNT      PERCENT   AMOUNT      PERCENT   AMOUNT       PERCENT
                                                   ------      -------   ------      -------   ------       -------
                                                                   (DOLLARS EXPRESSED IN THOUSANDS)
Income (loss) before provision for income tax
  expense (benefit)..............................  $6,972                $1,292                $(7,013)
                                                   ======                ======                =======
Tax expense (benefit) at federal income tax
  rate...........................................  $2,440         35%       452        35.0%   $(2,455)      (35.0)%
Effects of differences in tax reporting:
    Change in the deferred tax valuation
      allowance..................................     404        5.8        366        28.3         --          --
    Change in tax attributes available to be
      carried forward............................      --         --       (605)      (46.8)        --          --
    State income taxes...........................     285        4.1        385        29.8         --          --
    Other........................................      16        0.2       (128)       (9.9)       267         3.8
                                                   ------       ----     ------       -----    -------       -----
Income tax expense (benefit) at effective rate...  $3,145       45.1%    $  470        36.4%   $(2,188)      (31.2)%
                                                   ======       ====     ======       =====    =======       =====

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                             DECEMBER 31,
                                                                       ------------------------
                                                                       1997                1996
                                                                       ----                ----
                                                                  (DOLLARS EXPRESSED IN THOUSANDS)
Deferred tax assets:
     Allowance for possible loan losses.....................          $ 3,971              3,488
     Foreclosed property....................................              677              1,959
     Alternative minimum tax credit.........................              736                727
     Postretirement medical plan............................              247                353
     Quasi-reorganization adjustment of bank premises.......            1,377              1,427
     Other..................................................            1,104              1,321
     Net operating loss carryforwards.......................           13,092             12,906
                                                                      -------             ------
        Gross deferred tax assets...........................           21,204             22,181
    Valuation allowance.....................................           (7,040)            (6,579)
                                                                      -------             ------
        Net deferred tax assets.............................           14,164             15,602
                                                                      -------             ------
Deferred tax liabilities:
    FHLB stock dividends....................................              409                230
    Bank premises and equipment.............................              533                466
    Other...................................................              150                272
                                                                      -------             ------
        Gross deferred tax liabilities......................            1,092                968
                                                                      -------             ------
        Net deferred tax assets.............................          $13,072             14,634
                                                                      =======             ======

    The realization of FBA's net deferred tax assets is based on the expectation of future taxable income and the utilization of tax planning strategies. Based on these factors, management believes it is more likely than not that FBA will realize the recognized net deferred tax asset of $13.1 million. The net change in the valuation allowance, related to deferred tax assets, was an increase of $461,000 for the year ended December 31, 1997. FCB files a separate tax return and based on the surrounding facts and circumstances, management believes the realization of the tax benefit related to these tax net operating losses is not likely to occur.

    Changes to the deferred tax asset valuation allowance for the years ended December 31 were as follows:

                                                                   1997               1996
                                                                   ----               ----
                                                              (DOLLARS EXPRESSED IN THOUSANDS)
Balance, January 1......................................          $6,579              5,554
Current year deferred provision, change in deferred tax
  valuation allowance...................................             404                366
Purchase acquisitions...................................              57                659
                                                                  ------              -----
Balance, December 31....................................          $7,040              6,579
                                                                  ======              =====

    The valuation allowance for deferred tax assets at December 31, 1997 and 1996 includes $747,000 which, if recognized, will be credited to intangibles associated with the purchase of subsidiaries. The valuation allowance for deferred tax assets at December 31, 1997 and 1996 includes $5.9 million, respectively, which, if recognized, will be credited to capital surplus under the terms of the quasi-reorganizations implemented for FBA and FCB as of December 31, 1994 and 1996, respectively.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

    At December 31, 1997, FBA has separate limitation year (SRLY) net operating loss carryforwards (NOLs) of $22.5 million and alternative minimum tax credits of $288,000. Their utilization is subject to annual limitations. Additionally, FBA has non-SRLY NOLs of $11.8 million.

    The NOLs for FBA at December 31, 1997 expire as follows:

                                                         (DOLLARS EXPRESSED IN THOUSANDS)
Year ending December 31:
    1998..........................................                   $ 4,140
    1999..........................................                     2,641
    2000..........................................                       103
    2001 through 2010.............................                    27,417
                                                                     -------
        Total.....................................                   $34,301
                                                                     =======

    With the completion of the acquisition of FCB, the NOL carryforwards generated prior to the transaction were subject to an annual limitation in subsequent tax years. The following schedule reflects the NOL carryforwards that will be available to offset future taxable income of FCB and do not affect the taxable income of FBA.

    At December 31, 1997, for federal income tax purposes, FCB had NOL carryforwards of approximately $2.9 million. The NOL carryforwards at December 31, 1997 expire as follows:

                                                         (DOLLARS EXPRESSED IN THOUSANDS)
Year ending December 31:
    2008..........................................                    $  394
    2009..........................................                       747
    2011..........................................                       660
    2017..........................................                     1,064
                                                                      ------
        Total.....................................                    $2,865
                                                                      ======

(9) 12% CONVERTIBLE DEBENTURES

    In 1995, FCB issued to First Banks two 5-year, 12% convertible debentures in exchange for $6.5 million. The principal and any accrued but unpaid interest thereon is convertible at any time prior to maturity, at the option of First Banks, into FBA common stock at $14.06 per share. At maturity, any unpaid principal and accrued interest will be converted into FBA common stock at $14.06 per share. The initial debenture of $1.5 million was issued on October 31, 1995 and matures on October 31, 2000. The second debenture was issued on December 28, 1995 and matures on December 28, 2000. Cash may be paid with respect to either the principal or interest on the debentures only when, in the sole and absolute discretion of the Board of Directors of FBA, it is determined that FBA has sufficient funds to make such payment in accordance with all applicable regulatory requirements.

    Accrued and unpaid interest on the debentures was $1.6 million and $831,000 at December 31, 1997 and 1996, respectively. At December 31, 1997, the principal and accrued but unpaid interest on the debentures could have been converted into an aggregate of 577,632 shares of FBA common stock.

(10) EMPLOYEE BENEFIT PLANS

401(K) PLAN

    FBA has a savings and incentive plan covering substantially all employees. Under the plan, employer matching contributions are determined annually by FBA's Board of Directors. Employee contributions are limited to 15% of an employee's compensation not to exceed $9,500 for 1997. Total employer contributions under the plan were

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

$63,000, $40,000 and $41,000 for the years ended December 31, 1997, 1996 and
1995, respectively. The plan assets are held and managed under a trust agreement with the trust department of an affiliated bank.

PENSION PLAN

    FBA has a noncontributory defined benefit pension plan covering substantially all officers and employees. The accumulation of benefits under the plan were discontinued during 1994. During 1997, 1996 and 1995, no contributions were made to the pension plan and FBA did not incur any expenditures associated with the pension plan. FBA is in the process of terminating this plan and does not expect to incur a significant gain or loss.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Prior to August 31, 1994, FBA made certain health care and life insurance benefits available for substantially all of its retired employees, a portion of the cost of which was paid by FBA. The estimated cost of such postretirement benefits was accrued as an expense during the period of an employee's active service to FBA. During 1994, FBA reevaluated the cost of this plan and changed it to provide contributions for coverage only to those individuals receiving benefits on August 31, 1994. In conjunction with the plan restructuring, FBA fully recognized the estimated cost of the future benefits payable under the plan. Employees retiring after that date are allowed to purchase coverage, but must pay the entire cost associated with such coverage.

(11) DIRECTORS' STOCK BONUS PLAN

    The 1993 Directors' Stock Bonus Plan provides for annual grants of FBA common stock to the nonemployee directors of FBA. Directors' compensation of $13,000, $10,000 and $27,000 was recorded relating to this plan for the years ended December 31, 1997, 1996 and 1995, respectively. These amounts represented the market values of the 1,000 shares granted for the years ended December 31, 1997, 1996 and 1995, respectively.

    The plan is self-operative, and the timing, amounts, recipients and terms of individual grants are determined automatically. On July 1 of each year, each nonemployee director automatically receives a grant of 500 shares of common stock. The maximum number of plan shares that may be issued shall not exceed 16,667 shares and 9,667 shares remain to be issued at December 31, 1997. The plan will expire on July 1, 2001.

(12) COMMITMENTS AND CONTINGENCIES

    FBA is a party to commitments to extend credit and commercial and standby letters of credit in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The interest rate risk associated with these credit commitments relates primarily to the commitments to originate fixed-rate loans. The credit risk amounts are equal to the contractual amounts, assuming the amounts are fully advanced and the collateral or other security is of no value. FBA uses the same credit policies in granting commitments and conditional obligations as it does for on-balance-sheet items.

    Commitments to extend credit at December 31 are as follows:

                                              1997          1996
                                              ----          ----
                                       (DOLLARS EXPRESSED IN THOUSANDS)
Credit card commitments..............       $  1,978         3,140
Other loan commitments...............        237,973       134,879
Standby letters of credit............          2,173           226
                                            ========       =======

    Credit card and other loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment, income-producing commercial properties and single family residential properties. Collateral is generally required except for consumer credit card commitments.

    Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The letters of credit are primarily issued to support private borrowing arrangements and commercial transactions. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Upon issuance of the commitments, FBA holds marketable securities, certificates of deposit, inventory or other assets as collateral supporting those commitments for which collateral is deemed necessary.

(13) STOCKHOLDERS' EQUITY

STOCK OPTIONS

    On April 19, 1990, the Board of Directors of FBA adopted the 1990 Stock Option Plan (1990 Plan). The 1990 Plan currently provides that no more than 200,000 shares of common stock will be available for stock options. One-fourth of each stock option becomes exercisable at the date of the grant and at each anniversary date of the grant. The options expire ten years from the date of the grant. There were no options granted under this plan during the three years ended December 31, 1997.

    At December 31, 1997, there were 36,833 shares available for future stock options and 13,334 shares of common stock reserved for the exercise of outstanding options. Transactions relating to the 1990 Plan for the years ended December 31 are as follows:

                                                        1997                   1996                   1995
                                                --------------------   --------------------   --------------------
                                                             AVERAGE                AVERAGE                AVERAGE
                                                             OPTION                 OPTION                 OPTION
                                                AMOUNT        PRICE    AMOUNT        PRICE    AMOUNT        PRICE
                                                ------       -------   ------       -------   ------       -------
Outstanding options, January 1................   57,500       $3.75     67,500       $3.75     98,133       $3.75
Options exercised and redeemed................  (44,166)       3.75    (10,000)       3.75    (30,633)       3.75
                                                -------                -------                -------
Outstanding options, December 31..............   13,334        3.75     57,500        3.75     67,500        3.75
                                                =======       =====    =======       =====    =======       =====
Options exercisable, December 31..............   13,334                 57,500                 67,500
                                                =======                =======                =======

WARRANTS

    In connection with a previous restructuring of FBA, a warrant to purchase common stock was granted to the Federal Deposit Insurance Corporation (FDIC). On October 1, 1996, FBA purchased the outstanding warrant to acquire 131,336 shares of FBA common stock at $0.75 per share from the FDIC for an aggregate amount of $1.28 million. The purchase of the warrant was applied as a reduction of capital surplus.

DISTRIBUTION OF EARNINGS OF THE SUBSIDIARY BANKS

    The Subsidiary Banks are restricted by various state and federal regulations as to the amount of dividends which are available for payment of dividends to FBA. Under the most restrictive of these requirements, the future payment of dividends from the Subsidiary Banks is limited to approximately $2.6 million at December 31, 1997, unless prior permission of the regulatory authorities is obtained.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

(14) TRANSACTIONS WITH RELATED PARTIES

    FBA purchases certain services and supplies from or through First Banks. FBA's financial position and operating results could significantly differ from those that would be obtained if FBA's relationship with First Banks did not exist.

    First Banks provides management services to FBA and its Subsidiary Banks. Management services are provided under a management fee agreement whereby FBA compensates First Banks on an hourly basis for its use of personnel for various functions including internal audit, loan review, income tax preparation and assistance, accounting, asset/liability and investment services, loan servicing and other management and administrative services. Fees paid under this agreement were $1.4 million, $1.3 million and $521,000 for the years ended December 31, 1997, 1996 and 1995 respectively. The fees paid for management services are at least as favorable as could have been obtained from an unaffiliated third party.

    Because of the affiliation with First Banks and the geographic proximity of certain of their offices, FBA shares the cost of certain personnel and services used by FBA and First Banks. This includes the salaries and benefits of certain loan and administrative personnel. The allocation of the shared costs are charged and/or credited under the terms of cost sharing agreements entered into during 1996. Because this involves distributing essentially fixed costs over a larger asset base, it allows each bank to receive the benefit of personnel and services at a reduced cost. Fees paid under these agreements were $709,000 and $412,000 for the years ended December 31, 1997 and 1996, respectively.

    Effective April 1, 1997, First Services L.P., a limited partnership indirectly owned by First Banks' Chairman and his children through its general partners and limited partners, began providing data processing and various related services to FBA under the terms of data processing agreements. Previously, these services were provided by a subsidiary of First Banks. Fees paid under these agreements were $1.0 million, $692,000 and $374,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The fees paid for data processing services are at least as favorable as could have been obtained from an unaffiliated third party.

    FBA's Subsidiary Banks had $66.9 million and $39.3 million in whole loans and loan participations outstanding at December 31, 1997 and 1996, respectively, that were purchased from banks affiliated with First Banks. In addition, FBA's Subsidiary Banks had sold $54.7 million and $28.7 million in whole loans and loan participations to affiliates of First Banks at December 31, 1997 and 1996, respectively. These loans and loan participations were acquired and sold at interest rates and terms prevailing at the dates of their purchase or sale and under standards and policies followed by FBA's Subsidiary Banks.

    FBA has borrowed $14.9 million and $14.0 million at December 31, 1997 and 1996, respectively, from First Banks under a $20 million Note Payable, dated November 4, 1997. This Note Payable replaces a $15 million note payable under similar terms to First Banks. The borrowings under the Note Payable bear interest at an annual rate of one-quarter percent less than the "Prime Rate" as reported in the Wall Street Journal. The interest expense was $1.18 million and $194,000 for the years ended December 31, 1997 and 1996, respectively. The principal and accrued interest under the Note Payable are due and payable on October 31, 2001. The accrued and unpaid interest under the Note Payable was $1.37 million and $194,000 at December 31, 1997 and 1996, respectively.

    First Banks purchased convertible debentures of FCB of $1.5 million and $5.0 million on October 31, 1995 and December 28, 1995, respectively, as more fully discussed in Note 9. The related interest expense for these debentures was $791,000, $793,000 and $38,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

    Outside of normal customer relationships, no directors, executive officers or stockholders holding over 5% of FBA's voting stock, and no corporations or firms with which such persons or entities are associated, currently maintain or have maintained, any significant business or personal relationships with FBA or its subsidiaries, other than that which arises by virtue of such position or ownership interest in FBA, except as described above.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

(15) INTEREST RATE RISK MANAGEMENT AND DERIVATIVE FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    Derivative financial instruments held by FBA at December 31, 1997 and 1996 consist of an interest rate cap agreement with a notional amount of $10.0 million and credit exposure of $222,000 and $335,000, respectively.

    FBA's interest rate cap agreement limits the interest expense associated with certain of its interest-bearing liabilities. In exchange for an initial fee, the interest rate cap agreement entitles FBA to receive interest payments when a specified index rate exceeds a predetermined rate. The agreement outstanding at December 31, 1997 and 1996 effectively limits the interest rate to 5.0% on $10 million of interest-bearing liabilities from October 15, 1997 to May 15, 2000. At December 31, 1997 and 1996, the unamortized costs were $242,000 and $353,000, respectively, and were included in other assets. The amount receivable under the agreement was $8,000 at December 31, 1997. There were no amounts receivable under the agreement at December 31, 1996.

    Previously, FBA sold interest rate futures contracts and purchased options on interest rate futures contracts to hedge the interest rate risk of its available-for-sale securities portfolio. There were no outstanding positions of interest rate futures for the years ended December 31, 1997 and 1996. For the year ended December 31, 1995, FBA incurred a net loss on interest rate futures contracts of $5.95 million, of which $806,000 was amortized to income as a yield adjustment to the investment security portfolio and $5.14 million was included in the cost basis in determining the gain or loss upon the sale of the securities. There were no gains or losses from interest rate futures contracts for the years ended December 31, 1997 and 1996.

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair values of financial instruments are management's estimate of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary significantly from amounts that would be realized in actual transactions. In addition, other significant assets are not considered financial assets including deferred tax assets and bank premises and equipment. Further, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of the estimates.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

    The estimated fair value of FBA's financial instruments at December 31 were as follows:

                                                             DECEMBER 31, 1997               DECEMBER 31, 1996
                                                         -------------------------       -------------------------
                                                         CARRYING       ESTIMATED        CARRYING       ESTIMATED
                                                          AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
                                                         --------       ----------       --------       ----------
                                                                     (DOLLARS EXPRESSED IN THOUSANDS)
Assets:
    Cash and cash equivalents..........................  $ 35,162         35,162          42,874          42,874
    Investment securities..............................   148,181        148,181         125,139         125,139
    Net loans..........................................   420,048        421,874         325,627         328,166
    Accrued interest receivable........................     4,819          4,819           3,545           3,545
Liabilities:
    Demand and savings deposits........................  $318,215        318,215         247,018         247,018
    Time deposits......................................   238,312        239,344         208,924         209,291
    Accrued interest payable...........................     4,185          4,185           2,002           2,002
    12% convertible debentures.........................     6,500          6,500           6,500           6,500
    Borrowings.........................................    18,587         18,587          16,797          16,797
Off-balance-sheet:
    Interest rate cap agreement........................  $    242            222             353             335
    Unfunded loan commitments..........................        --             --              --              --

    The following methods and assumptions were used in estimating the fair value of financial instruments:

  FINANCIAL ASSETS:

    Cash and cash equivalents and accrued interest receivable: The carrying values reported in the consolidated balance sheets approximate fair value.

    Investment securities: Fair value for securities available for sale were the amounts reported in the consolidated balance sheets. If quoted market prices were not available, fair values were based upon quoted market prices of comparable instruments.

    Net loans: The fair value for most loans was estimated utilizing discounted cash flow calculations that applied interest rates currently being offered for similar loans to borrowers with similar risk profiles. The carrying values for loans are net of the allowance for possible loan losses and unearned discount.

  FINANCIAL LIABILITIES:

    Deposits: The fair value disclosed for deposits generally payable on demand (i.e., non-interest-bearing and interest-bearing demand, savings and money market accounts) were considered equal to their respective carrying amounts as reported in the consolidated balance sheets. The fair value disclosed for demand deposits does not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market. The fair value for certificates of deposit was estimated utilizing a discounted cash flow calculation that applied interest rates currently being offered on similar certificates to a schedule of aggregated monthly maturities of time deposits.

    Borrowings, 12% convertible debentures and accrued interest payable: The carrying values reported in the consolidated balance sheets approximate fair value.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

  OFF-BALANCE-SHEET:

    Interest rate cap agreement: The fair value of the interest rate cap agreement is estimated by comparison to market rates quoted on new agreements with similar creditworthiness.

    Unfunded loan commitments: The majority of the commitments to extend credit and commercial and standby letters of credit contain variable interest rates and credit deterioration clauses and, therefore, the carrying value of these credit commitments approximates fair value.

(17) REGULATORY CAPITAL

    The Subsidiary Banks are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Subsidiary Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for Prompt Corrective Action, the Subsidiary Banks must meet specific capital guidelines that involve quantitative measures of the Subsidiary Banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Subsidiary Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Subsidiary Banks to maintain certain minimum capital ratios. The Subsidiary Banks are required to maintain a minimum risk-based capital to risk-weighted assets ratio of 8.0%, with at least 4.0% being "Tier 1" capital (as defined in the regulations). In addition, a minimum leverage ratio (Tier 1 capital to average assets) of 3.0% plus an additional cushion of 100 to 200 basis points is expected. In order to be considered well capitalized under Prompt Corrective Action provisions, a bank is required to maintain a risk weighted asset ratio of at least 10%, a Tier 1 to risk weighted assets ratio of at least 6%, and a leverage ratio of at least 5%. As of December 31, 1996, the date of the most recent notification from FBA's primary regulator, each of the Subsidiary Banks were categorized as well capitalized under the regulatory framework for Prompt Corrective Action. Management believes, as of December 31, 1997, each of the Subsidiary Banks was well capitalized as defined by the FDIC Improvement Act.

    At December 31, 1997 and 1996, FBA's and the Subsidiary Banks' capital ratios were as follows:

                                                            RISK-BASED CAPITAL RATIOS
                                                     --------------------------------------
                                                          TOTAL                  TIER 1             LEVERAGE RATIO
                                                     ---------------        ---------------        ---------------
                                                     1997       1996        1997       1996        1997       1996
                                                     ----       ----        ----       ----        ----       ----
FBA................................................   6.88%      6.62%       5.62%      5.35%       4.96%      4.46%
BankTEXAS..........................................  12.26      10.29       11.00       9.04        8.90       7.53
FB California......................................  13.03         --       11.77         --       13.80         --
Sunrise Bank<F1>...................................     --      17.67          --      16.39          --      10.88
First Commercial<F2>...............................  11.25      12.18        9.98      10.89        7.96       8.21

--------
<F1>Sunrise Bank was merged into FB California on December 1, 1997.

<F2>First Commercial was merged into FB California on February 2, 1998.

(18) CONTINGENT LIABILITIES

    In the ordinary course of business, there are various legal proceedings pending against FBA and/or the Subsidiary Banks. Management, in consultation with legal counsel, is of the opinion the ultimate resolution of these proceedings will have no material effect on the financial condition or results of operations of FBA or the Subsidiary Banks.

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

(19) PARENT COMPANY ONLY FINANCIAL INFORMATION

  CONDENSED BALANCE SHEETS

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                   1997               1996
                                                                   ----               ----
                                                                    (DOLLARS EXPRESSED IN
                                                                          THOUSANDS)
Assets:
    Cash....................................................      $ 1,075               802
    Investment in subsidiaries..............................       68,095            55,469
    Deferred tax assets.....................................        3,532             3,297
    Other assets............................................          659               667
                                                                  -------            ------
        Total assets........................................      $73,361            60,235
                                                                  =======            ======
Liabilities and stockholders' equity:
    Dividends payable.......................................      $    --               251
    Promissory note payable.................................       14,900            14,000
    12% convertible debentures..............................        6,500             6,500
    Accrued and other liabilities...........................        6,870             1,289
                                                                  -------            ------
        Total liabilities...................................       28,270            22,040
Stockholders' equity........................................       45,091            38,195
                                                                  -------            ------
    Total liabilities and stockholders' equity..............      $73,361            60,235
                                                                  =======            ======
  CONDENSED STATEMENTS OF OPERATIONS

                                                                      YEARS ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                   1997          1996         1995
                                                                   ----          ----         ----
                                                                  (DOLLARS EXPRESSED IN THOUSANDS)
Income:
    Dividends from subsidiaries.............................      $ 1,625           --           --
    Other...................................................           31          219          315
                                                                  -------       ------       ------
        Total income........................................        1,656          219          315
                                                                  -------       ------       ------
Expense:
    Interest................................................        2,064        1,138          140
    Other...................................................          686          505           32
                                                                  -------       ------       ------
        Total expense.......................................        2,750        1,643          172
                                                                  -------       ------       ------
        (Loss) income before income tax (benefit) expense...       (1,094)      (1,424)         143
    Income tax (benefit) expense............................         (686)        (492)          68
                                                                  -------       ------       ------
        (Loss) income before equity in undistributed income
          (loss) of subsidiaries............................         (408)        (932)          75
    Equity in undistributed income (loss) of subsidiaries...        3,941        1,623       (4,889)
                                                                  -------       ------       ------
        Net income (loss)...................................      $ 3,533          691       (4,814)
                                                                  =======       ======       ======

                  FIRST BANKS AMERICA, INC. AND SUBSIDIARIES

  CONDENSED STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED DECEMBER 31,
                                                                   --------------------------------
                                                                   1997          1996          1995
                                                                   ----          ----          ----
                                                                   (DOLLARS EXPRESSED IN THOUSANDS)
Operating activities:
    Net income (loss).......................................      $ 3,533           691        (4,814)
    Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
        Credit for deferred income taxes....................          688           126            --
        Equity in undistributed (income) loss of
          subsidiaries......................................       (3,941)       (1,623)        4,889
        Dividends from subsidiaries.........................        1,625            --            --
        Other, net..........................................       (1,028)       (2,134)         (552)
                                                                  -------       -------       -------
            Net cash provided by (used in) operating
              activities....................................          877        (2,940)         (477)
                                                                  -------       -------       -------
Investing activities:
    Cash received from acquired entities....................           --            --           200
    Purchase of investment securities.......................           --       (12,618)      (21,191)
    Proceeds from maturity of investment securities.........           --         7,152         8,345
    Proceeds from sales of investment securities............           --         4,496        25,752
    Capital contributions to subsidiaries...................           --       (17,052)       (3,750)
    Pre-merger transactions of FCB..........................           --        (1,938)           --
                                                                  -------       -------       -------
            Net cash provided by (used in) investing
              activities....................................           --       (19,960)        9,356
                                                                  -------       -------       -------
Financing activities:
    Increase in promissory note payable.....................          900        14,000            --
    Exercise of stock options...............................           15            38           115
    Repurchase of common stock for treasury.................       (1,512)       (2,010)         (828)
    Pre-merger transactions of FCB..........................           (7)        2,933            --
                                                                  -------       -------       -------
            Net cash provided by (used in) financing
              activities....................................         (604)       14,961          (713)
                                                                  -------       -------       -------
            Net increase (decrease) in cash and cash
              equivalents...................................          273        (7,939)        8,166
Cash and cash equivalents at beginning of year..............          802         8,741           575
                                                                  -------       -------       -------
Cash and cash equivalents at end of year....................      $ 1,075           802         8,741
                                                                  =======       =======       =======
Noncash investing and financing activities:
    Issuance of common stock in purchase accounting
      acquisition...........................................      $ 4,763            --            --
    Cash paid for interest..................................           --           475           110
    Pre-merger transaction of FCB--exchange of common stock
      for dividend payable..................................           --           643            --
                                                                  =======       =======       =======

(20) SUBSEQUENT EVENTS

    As described in Note 2 to the consolidated financial statements, FBA completed the acquisitions of FCB and Pacific Bay Bank on February 2, 1998 in exchange for 751,728 shares of FBA common stock and cash of $4.2 million, respectively. The total assets of FCB and Pacific Bay Bank were $192.5 million and $38.3 million, respectively, at the date of the transactions.

    The accounting treatment for the acquisition of FCB is summarized in Note 2 to the consolidated financial statements. The acquisition of Pacific Bay Bank was accounted for under the purchase method of accounting and was funded through an advance under the Note Payable. The excess of the cost over the fair value of the net assets acquired was $1.63 million and $1.52 million for FCB and Pacific Bay Bank, respectively, and is being amortized over 15 years.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                         INDEPENDENT AUDITORS' REPORT

KPMG PEAT MARWICK LLP LOGO

The Board of Directors and Stockholders
First Commercial Bancorp, Inc.:

    We have audited the accompanying consolidated balance sheets of First Commercial Bancorp, Inc. and subsidiary (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Commercial Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                 /s/ KPMG PEAT MARWICK LLP

May 22, 1998

                     FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                              CONSOLIDATED BALANCE SHEETS
                (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       DECEMBER 31,
                                                                    ------------------
                                                                    1997          1996
                                                                    ----          ----
                           ASSETS
Cash and cash equivalents:
    Cash and due from banks.................................      $  8,720         9,410
    Federal funds sold......................................            --        11,500
                                                                  --------       -------
        Total cash and cash equivalents.....................         8,720        20,910
                                                                  --------       -------
Investment securities available for sale, at fair value.....        64,390        38,229
Loans:
    Commercial and financial................................        40,672        32,756
    Real estate construction and development................        26,853        13,807
    Real estate mortgage....................................        46,233        39,103
    Consumer and installment................................         5,100         9,244
                                                                  --------       -------
        Total loans.........................................       118,858        94,910
    Unearned discount.......................................          (840)         (413)
    Allowance for possible loan losses......................        (4,692)       (4,597)
                                                                  --------       -------
        Net loans...........................................       113,326        89,900
                                                                  --------       -------
Bank premises and equipment, net of accumulated
  depreciation..............................................         2,018         1,894
Accrued interest receivable.................................         1,856         1,197
Other real estate...........................................           220           192
Other assets................................................         1,113           711
                                                                  --------       -------
        Total assets........................................      $191,643       153,033
                                                                  ========       =======

 The accompanying notes are an integral part of the consolidated financial statements.

                                     F-29

                     FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED BALANCE SHEETS (CONTINUED)
                (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       DECEMBER 31,
                                                                    ------------------
                                                                    1997          1996
                                                                    ----          ----
                        LIABILITIES
Deposits:
    Demand:
        Non-interest-bearing................................      $ 30,997        24,026
        Interest-bearing....................................        16,188        16,956
    Savings.................................................        56,850        30,042
    Time deposits:
        Time deposits of $100 or more.......................        14,095         9,284
        Other time deposits.................................        54,455        55,828
                                                                  --------       -------
            Total deposits..................................       172,585       136,136
Short-term borrowings.......................................           880           705
Accrued interest payable....................................         1,939         1,098
Accrued expenses and other liabilities......................         2,082         2,264
Notes payable...............................................           400            --
12% convertible debentures..................................         6,500         6,500
                                                                  --------       -------
            Total liabilities...............................       184,386       146,703
                                                                  --------       -------

                    STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 5,000,000 shares
  authorized; no shares issued and outstanding..............            --            --
Common stock, $1.25 par value, 10,000,000 shares authorized;
  845,779 and 846,127 shares issued and outstanding at
  December 31, 1997 and 1996, respectively..................         1,058         1,058
Capital surplus.............................................         5,265         5,272
Retained earnings since elimination of accumulated deficit
  of $30,881, effective December 31, 1996...................           764            --
Net fair value adjustment for securities available for
  sale......................................................           170            --
                                                                  --------       -------
            Total stockholders' equity......................         7,257         6,330
                                                                  --------       -------
            Total liabilities and stockholders' equity......      $191,643       153,033
                                                                  ========       =======

 The accompanying notes are an integral part of the consolidated financial statements.

                     FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                                    ------------------
                                                                    1997          1996
                                                                    ----          ----
Interest income:
    Interest and fees on loans..............................      $ 10,234         8,643
    Investment securities...................................         2,797         2,738
    Federal funds sold and other............................           603           555
                                                                  --------       -------
        Total interest income...............................        13,634        11,936
                                                                  --------       -------
Interest expense:
    Deposits:
        Interest-bearing demand.............................           224           269
        Savings.............................................         1,397           965
        Time deposits of $100 or more.......................           513           599
        Other time deposits.................................         3,268         2,802
    Other borrowings........................................           919           905
                                                                  --------       -------
        Total interest expense..............................         6,321         5,540
                                                                  --------       -------
        Net interest income.................................         7,313         6,396
Provision for possible loan losses..........................            --         1,155
                                                                  --------       -------
        Net interest income after provision for possible
          loan losses.......................................         7,313         5,241
                                                                  --------       -------
Noninterest income:
    Service charges on deposit accounts and customer service
      fees..................................................           607           751
    Other income............................................           116           986
                                                                  --------       -------
        Total noninterest income............................           723         1,737
                                                                  --------       -------
Noninterest expense:
    Salaries and employee benefits..........................         2,007         2,177
    Occupancy, net of rental income.........................           726           881
    Furniture and equipment.................................           344           390
    Federal Deposit Insurance Corporation premiums..........            17           337
    Postage, printing and supplies..........................           150           477
    Legal, examination and professional fees................         1,236         1,501
    Data processing.........................................           369           401
    Communications..........................................           152           202
    (Gain) loss on sale of other real estate, net of
      expenses..............................................           (47)        1,002
    Other...................................................           931           712
                                                                  --------       -------
        Total noninterest expense...........................         5,885         8,080
                                                                  --------       -------
        Income (loss) before provision (benefit) for income
         taxes..............................................         2,151        (1,102)
Provision (benefit) for income taxes........................         1,387          (532)
                                                                  --------       -------
        Net income (loss) available to common
         stockholders.......................................      $    764          (570)
                                                                  ========       =======
Net earnings (loss) per common share:
    Basic...................................................      $   0.90         (0.77)
    Diluted.................................................          0.90         (0.77)
                                                                  ========       =======
Weighted average common stock outstanding...................       845,779       738,260
                                                                  ========       =======

 The accompanying notes are an integral part of the consolidated financial statements.

                                    FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          TWO YEARS ENDED DECEMBER 31, 1997
                             (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                               NET FAIR
                                                                                                VALUE
                                                                                              ADJUSTMENT
                                                                                                 FOR            TOTAL
                                                                              RETAINED        SECURITIES        STOCK-
                                                   COMMON       CAPITAL       EARNINGS        AVAILABLE        HOLDERS'
                                                   STOCK        SURPLUS       (DEFICIT)        FOR SALE         EQUITY
                                                   ------       -------       ---------       ----------       --------
Balance, January 1, 1996.....................      $  697        33,251        (30,311)          (58)           3,579
Net loss.....................................          --            --           (570)           --             (570)
Net fair value adjustment for securities
  available for sale.........................          --            --             --           104              104
Proceeds received from sale of 288,720 shares
  of common stock............................         361         2,856             --            --            3,217
Effect of quasi-reorganization, effective
  December 31, 1996..........................          --       (30,835)        30,881           (46)              --
                                                   ------       -------       --------        ------           ------
Balance, December 31, 1996...................       1,058         5,272             --            --            6,330
Net income...................................          --            --            764            --              764
Repurchase of fractional shares..............          --            (7)            --            --               (7)
Net fair value adjustment for securities
  available for sale.........................          --            --             --           170              170
                                                   ------       -------       --------        ------           ------
Balance, December 31, 1997...................      $1,058         5,265            764           170            7,257
                                                   ======       =======       ========        ======           ======

                The accompanying notes are an integral part of the consolidated financial statements.

                      FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS EXPRESSED IN THOUSANDS)

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                    1997          1996
                                                                    ----          ----
Cash flows from operating activities:
    Net income (loss).......................................      $    764          (570)
    Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
        Depreciation, amortization and accretion, net.......           359           148
        Provision for possible loan losses..................            --         1,155
        Provision (benefit) for income taxes................         1,387          (532)
        Payments of income taxes............................        (1,730)           --
        (Increase) decrease in accrued interest
         receivable.........................................          (659)          232
        Interest accrued on liabilities.....................         6,321         5,540
        Payments of interest on liabilities.................        (5,480)       (4,929)
        Other operating activities, net.....................          (257)        1,979
                                                                  --------       -------
            Net cash provided by operating activities.......           705         3,023
                                                                  --------       -------
Cash flows from investing activities:
    Proceeds from maturities of investment securities.......        36,557        86,884
    Purchases of investment securities......................       (62,604)      (50,643)
    Recoveries of loans previously charged-off..............         1,006         1,047
    Net increase in loans...................................       (24,841)      (24,574)
    Purchases of bank premises and equipment................          (335)          (49)
    Net decrease in lease financing.........................            --           991
    Proceeds from sales of other real estate................           480         2,297
    Other investing activities..............................            --           (23)
                                                                  --------       -------
            Net cash (used in) provided by investing
              activities....................................       (49,737)       15,930
                                                                  --------       -------
Cash flows from financing activities:
    Other increases (decreases) in deposits:
        Demand and savings deposits.........................        33,011       (12,846)
        Time deposits.......................................         3,438        (7,182)
    Proceeds from the issuance of common stock..............            --         3,217
    Increase in notes payable...............................           400            --
    Repurchase of fractional shares.........................            (7)           --
                                                                  --------       -------
            Net cash provided by (used in) financing
              activities....................................        36,842       (16,811)
                                                                  --------       -------
            Net (decrease) increase in cash and cash
              equivalents...................................       (12,190)        2,142
Cash and cash equivalents at beginning of year..............        20,910        18,768
                                                                  --------       -------
Cash and cash equivalents at end of year....................      $  8,720        20,910
                                                                  ========       =======
Noncash investing and financing activities:
    Exchange of common stock for dividends payable..........      $     --           643
    Net decrease in other real estate as a result of
     foreclosure or financing, and other related
     transactions...........................................           409         1,099
                                                                  ========       =======

  The accompanying notes are an integral part of the consolidated financial statements.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated financial statements of First Commercial Bancorp, Inc. and subsidiary (FCB or the Company) have been prepared in accordance with generally accepted accounting principles and conform to practices prevalent among financial institutions.

    FCB operates a commercial banking business through its banking subsidiary, First Commercial Bank (First Commercial or the Bank or the Subsidiary Bank). First Commercial is headquartered in Sacramento with five branch offices located in Roseville (two branches), San Francisco, Concord and Campbell, California.

    FCB is majority owned by First Banks, Inc., St. Louis, Missouri (First Banks). First Banks owns 61.5% of the outstanding stock at December 31, 1997 and 1996, and accordingly, has effective control over the management and policies of FCB and the election of its directors.

    The following is a summary of the more significant policies followed by
FCB:

BASIS OF PRESENTATION

    The consolidated financial statements of FCB have been prepared in accordance with generally accepted accounting principles and conform to predominant practices within the banking industry. Management of FCB has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. Certain 1996 amounts have been reclassified to conform with the 1997 presentation.

    The Board of Directors of FCB elected to implement an accounting adjustment referred to as a "quasi-reorganization," effective December 31, 1996. In accordance with accounting provisions applicable to a quasi-reorganization, the assets and liabilities were adjusted to fair value and the accumulated deficit was eliminated. The implementation of the quasi-reorganization did not have a significant impact on the results of operations of FCB.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the parent company and the Bank. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    Cash, due from banks and federal funds sold are considered to be cash and cash equivalents for purposes of the consolidated statements of cash flows.

    The Subsidiary Bank is required to maintain certain daily reserve balances in accordance with regulatory requirements. These reserve balances were $1.0 million and $918,000 at December 31, 1997 and 1996, respectively.

INVESTMENT SECURITIES

    The classification of investment securities as available for sale or held to maturity is determined at the date of purchase. FCB does not engage in the trading of investment securities.

    Investment securities classified as available for sale are those debt and equity securities for which FCB has no immediate plan to sell, but which may be sold in the future if circumstances warrant. Available-for-sale securities are stated at current fair value. Realized gains and losses are included in noninterest income upon commitment to sell, based on the amortized cost of the individual security sold. Unrealized gains and losses are recorded, net of related income tax effects, in a separate component of stockholders' equity. All previous fair value adjustments included in stockholders' equity are reversed upon sale.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

    Investment securities designated as held to maturity are those debt securities which FCB has the positive intent and ability to hold until maturity. Held-to-maturity securities are stated at amortized cost, in which the amortization of premiums and accretion of discounts are recognized over the contractual maturities or estimated lives of the individual securities, adjusted for anticipated prepayments, using the level-yield method.

    At December 31, 1997 and 1996, all investment securities were classified as available for sale.

LOANS

    Loans are carried at cost, adjusted for amortization of premiums and accretion of discounts using a method which approximates the level-yield method. Interest and fees on loans are recognized as income using the interest method. Loans are stated at cost as FCB has the ability and it is management's intention to hold them to maturity.

    The accrual of interest on loans is discontinued when it appears that interest or principal may not be paid in a timely manner in the normal course of business. Generally, payments received on nonaccrual and impaired loans are recorded as principal reductions. Interest income is recognized after all principal has been repaid or an improvement in the condition of the loan has occurred which would warrant resumption of interest accruals.

    A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, FCB measures impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. FCB continues to use its existing nonaccrual methods for recognizing interest income on impaired loans.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

    The allowance for possible loan losses is maintained at a level considered adequate to provide for potential losses. The provision for possible loan losses is based on a periodic analysis of the loans by management, considering, among other factors, current economic conditions, loan portfolio composition, past loan loss experience, independent appraisals, loan collateral and payment experience. In addition to the allowance for estimated losses on impaired loans, an overall unallocated allowance is established to provide for unidentified credit losses which are inherent in the portfolio. As adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the useful life of the improvement or term of the lease. Bank premises and improvements are depreciated over 15 to 29 years and equipment over two to ten years.

OTHER REAL ESTATE

    Real estate acquired through foreclosure or deed in lieu of foreclosure, is stated at the lower of fair value less applicable selling costs or cost at the time the property is acquired. The excess of cost over fair value of the property at the date of acquisition is charged to the allowance for possible loan losses. Subsequent reductions in carrying value to reflect current fair value or costs incurred in maintaining the properties are charged to expense as incurred.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

INCOME TAXES

    FCB and First Commercial will file separate federal income tax returns for the periods subsequent to the common stock offering, as more fully discussed in
Note 2 to the accompanying consolidated financial statements. FCB and First Commercial will each pay their respective portion of federal income taxes or receive payments to the extent that tax benefits are realized. For the periods prior to the common stock offering, FCB and First Commercial each paid their respective portion of federal income taxes to, or received payments from, First Banks to the extent that tax benefits were available within First Banks' consolidated group.

FINANCIAL INSTRUMENTS

    A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    FCB is party to commitments to extend credit and commercial and standby letters of credit in the normal course of business to meet the financing needs of its customers. These commitments involve, in varying degrees, elements of interest rate risk and credit risk in excess of the amount recognized in the consolidated balance sheets.

EARNINGS (LOSS) PER COMMON SHARE

    FCB adopted the provisions of Statement of Financial Accounting Standards
(SFAS) No. 128, Earnings Per Share (SFAS 128), on a retroactive basis effective December 31, 1997. Accordingly, earnings (loss) per common share (EPS) data has been restated to conform with the provisions of SFAS 128.

    SFAS 128 provides for the calculation of a "Basic" and "Diluted" EPS.
Basic EPS is computed by dividing the income (loss) available to common shareholders (the numerator) by the weighted average number of common shares outstanding (the denominator) during the year. The computation of dilutive EPS is similar except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back (a) any convertible preferred dividends and (b) the after-tax amount of interest recognized in the period associated with any convertible debt. The implementation of SFAS 128 did not have a material impact on the calculation of EPS.

(2) CAPITAL TRANSACTION

    On February 16, 1996, after its Amended Registration Statement was declared effective by the Securities and Exchange Commission, FCB commenced an offering of an aggregate of 477,520 shares of newly-issued common stock (Rights Offering). The Rights Offering was composed of: (a) an offering to its existing shareholders, other than First Banks, of 400,000 shares at $12.50 per share;
(b) an offering to individuals who were not shareholders of FCB of a maximum of 80,000 of the shares available in the Rights Offering which were not otherwise subscribed; and (c) an offering of 77,520 shares in exchange for certain outstanding dividend obligations and accrued interest thereon of FCB. The Rights Offering was completed during the second quarter of 1996 and approximately 288,720 shares were issued in exchange for $2.97 million in cash and $643,000 of outstanding dividend obligations. The Rights Offering provided $3.22 million of capital to FCB, net of underwriting expenditures of $373,000. As a result of the Rights Offering, First Banks' ownership was reduced from 93.3% at December 31, 1995 to 61.5% at the end of the second quarter in 1996.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(3) INVESTMENTS IN DEBT SECURITIES

    As part of the quasi-reorganization discussed in Note 1, effective December 31, 1996, carrying values of the Company's investment security portfolio were adjusted to current fair value and the balance of the net fair value adjustment of securities available for sale, reflected as a separate component of stockholders' equity, was eliminated. As a result of this procedure, the carrying value was increased by $70,000.

    The amortized cost, contractual maturity, unrealized gains and losses and fair value of investment securities available for sale at December 31, 1997 and 1996 were as follows:

                                                  MATURITY            TOTAL        GROSS
                                             -------------------      AMOR-      UNREALIZED              WEIGHTED
                                             1 YEAR         1-5       TIZED    --------------    FAIR    AVERAGE
                                             OR LESS       YEARS       COST    GAINS   LOSSES   VALUE     YIELD
                                             -------       -----      -----    -----   ------   -----    --------
                                                               (DOLLARS EXPRESSED IN THOUSANDS)
December 31, 1997:
    Carrying value:
          U.S. Treasury....................  $10,061      29,179      39,240     258     --     39,498     6.08%
          U.S. government agencies and
             corporations:
                Mortgage-backed............       --         610         610      --     (8)       602     5.05
                Other......................    2,005      22,273      24,278      35    (23)    24,290     6.17
                                             -------      ------      ------   -----    ---     ------
                    Total..................  $12,066      52,062      64,128     293    (31)    64,390     6.10
                                             =======      ======      ======   =====    ===     ======     ====
    Market value-debt securities...........  $12,085      52,305
                                             =======      ======
    Weighted average yield.................     5.94%       6.14%
                                             =======      ======
December 31, 1996:
    Carrying value:
        U.S. Treasury......................  $15,035       8,047      23,082      --     --     23,082     5.66%
        U.S. government agencies and
          corporations:
            Mortgage-backed................      470         705       1,175      --     --      1,175     4.92
            Other..........................    6,901       7,071      13,972      --     --     13,972     5.59
                                             -------      ------      ------   -----    ---     ------
                    Total..................  $22,406      15,823      38,229      --     --     38,229     5.61
                                             =======      ======      ======   =====    ===     ======     ====
    Market value-debt securities...........  $22,406      15,823
                                             =======      ======
    Weighted average yield.................     5.23%       6.16%
                                             =======      ======

    The expected maturities of investment securities may differ from contractual maturities since borrowers have the right to call or prepay the obligations with or without prepayment penalties.

    There were no sales of securities for the years ended December 31, 1997 and 1996.

    Investment securities with a carrying value of approximately $8.6 million and $3.7 million at December 31, 1997 and 1996, respectively, were pledged in connection with deposits of public and trust funds, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(4) LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

    Changes in the allowance for possible loan losses for the years ended December 31 were as follows:

                                                             1997           1996
                                                             ----           ----
                                                             (DOLLARS EXPRESSED
                                                                IN THOUSANDS)
Balance, January 1...................................       $4,597          5,388
                                                            ------         ------
Loans charged-off....................................         (911)        (2,993)
Recoveries of loans previously charged-off...........        1,006          1,047
                                                            ------         ------
        Net loans (charged-off) recovered............           95         (1,946)
                                                            ------         ------
Provision charged to operations......................           --          1,155
                                                            ------         ------
Balance, December 31.................................       $4,692          4,597
                                                            ======         ======

    At December 31, 1997 and 1996, FCB had $435,000 and $864,000, respectively, of loans on nonaccrual status. Interest on nonaccrual loans which would have been recorded under the original terms of the loans was $87,000 and $315,000 for the years ended December 31, 1997 and 1996, respectively. Of these amounts, $38,000 and $184,000 was actually recorded as interest income on such loans in 1997 and 1996, respectively.

    Impaired loans, which is represented by loans on nonaccrual status, had no specific reserves at December 31, 1997 and 1996. The average recorded investment in impaired loans was $761,000 and $2.9 million for the years ended December 31, 1997 and 1996, respectively.

(5) BANK PREMISES AND EQUIPMENT

    Bank premises and equipment were comprised of the following at December 31:

                                                              1997          1996
                                                              ----          ----
                                                              (DOLLARS EXPRESSED
                                                                IN THOUSANDS)
Land..................................................       $  890           890
Buildings and improvements............................          689           695
Furniture, fixtures and equipment.....................          345           304
Construction in progress..............................          301             5
                                                             ------         -----
        Total.........................................        2,225         1,894
Less accumulated depreciation.........................          207            --
                                                             ------         -----
        Bank premises and equipment, net of
          accumulated depreciation....................       $2,018         1,894
                                                             ======         =====

    Depreciation expense for the years ended December 31, 1997 and 1996 totaled $211,000 and $305,000, respectively.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

    FCB leases land, office properties and some items of equipment under operating leases. Certain of the leases contain renewal options and escalation clauses. Total rent expense was $376,000 and $476,000 for the years ended December 31, 1997 and 1996, respectively. Future minimum lease payments under noncancellable operating leases extend through 2019 as follows:

                                                              (DOLLARS EXPRESSED
                                                                IN THOUSANDS)
Year ending December 31:
    1998....................................................        $  365
    1999....................................................           328
    2000....................................................           328
    2001....................................................           194
    2002....................................................           103
    Thereafter..............................................           560
                                                                    ------
        Total minimum lease payments........................        $1,878
                                                                    ======

    FCB leases a portion of its owned banking facilities to unrelated parties. Total rental income was $22,000 and $9,000 for the years ended December 31, 1997 and 1996, respectively.

(6) PROMISSORY NOTE PAYABLE

    On December 31, 1997, FCB borrowed $400,000 under a $1.0 million promissory note payable (Note Payable) to First Banks. There were no similar borrowings during 1996. The borrowings under the Note Payable bear interest at an annual rate of one-quarter percent less than the "Prime Rate" as reported in the Wall Street Journal. The principal and accrued interest under the Note Payable are due and payable on October 31, 2001.

(7) EARNINGS PER COMMON SHARE

    The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the periods indicated:

                                                                 INCOME             SHARES           PER SHARE
                                                              (NUMERATOR)        (DENOMINATOR)        AMOUNT
                                                              -----------        -------------       ---------
                                                                      (DOLLARS EXPRESSED IN THOUSANDS,
                                                                           EXCEPT PER SHARE DATA)
Year ended December 31, 1997:
    Basic EPS--income available to common stockholders......     $ 764                846             $ 0.90
                                                                                                      ======
    Effect of 12% convertible debentures....................        --                 --
                                                                 -----                ---
    Diluted EPS--income available to common stockholders....     $ 764                846             $ 0.90
                                                                 =====                ===             ======
Year ended December 31, 1996:
    Basic EPS--income available to common stockholders......     $(570)               738             $(0.77)
                                                                                                      ======
    Effect of 12% convertible debentures....................        --                 --
                                                                 -----                ---
    Diluted EPS--income available to common stockholders....     $(570)               738             $(0.77)
                                                                 =====                ===             ======

    Effects of the 12% convertible debentures were anti-dilutive for the years presented.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(8) INCOME TAXES

    Income tax expense (benefit) attributable to income from continuing operations for the years ended December 31 consists of:

                                                              1997          1996
                                                              ----          ----
                                                             (DOLLARS EXPRESSED
                                                                IN THOUSANDS)
Current income tax expense (benefit):...............         $  947         (509)
    Federal.........................................            383            2
                                                             ------         ----
    State...........................................          1,330         (507)
                                                             ------         ----
Deferred income tax expense (benefit):
    Federal.........................................           (347)        (982)
    State...........................................             --          591
                                                             ------         ----
                                                               (347)        (391)
                                                             ------         ----
Increase in valuation allowance.....................            404          366
                                                             ------         ----
        Total.......................................         $1,387         (532)
                                                             ======         ====

    The effective rates of federal income taxes for the years ended December 31 differ from statutory rates of taxation as follows:

                                                                     1997                   1996
                                                              -------------------   --------------------
                                                              AMOUNT      PERCENT   AMOUNT       PERCENT
                                                              ------      -------   ------       -------
                                                                   (DOLLARS EXPRESSED IN THOUSANDS)
Income (loss) before provision (benefit) for income taxes...  $2,151                $(1,102)
                                                              ======                =======
Tax expense (benefit) at federal income tax rate............  $  753       35.0%    $  (386)      (35.0)%
Effects of differences in tax reporting:
    Change in the deferred tax valuation allowance..........     404       18.8         366        33.2
    Change in tax attributes available to be carried
      forward...............................................      --         --        (605)      (54.9)
State income taxes..........................................     249       11.6         385        34.9
Other, net..................................................     (19)      (0.9)       (292)      (26.5)
                                                              ------       ----     -------       -----
    Provision (benefit) for income taxes....................  $1,387       64.5%    $  (532)      (48.3)%
                                                              ======       ====     =======       =====

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                      DECEMBER 31,
                                                                   ------------------
                                                                   1997          1996
                                                                   ----          ----
                                                                   (DOLLARS EXPRESSED
                                                                     IN THOUSANDS)
Deferred tax assets:
     Allowance for possible loan losses.....................      $ 1,769        1,734
     Other real estate......................................           44          103
     Alternative minimum tax credit.........................          448          448
     Depreciation on bank premises and equipment............          152          144
     Interest on nonaccrual loans...........................            5           24
     Other..................................................          521          425
     Net operating loss carryforwards.......................        1,006          394
                                                                  -------       ------
        Gross deferred tax assets...........................        3,945        3,272
     Valuation allowance....................................       (3,593)      (3,189)
                                                                  -------       ------
        Net deferred tax assets.............................          352           83
                                                                  -------       ------
Deferred tax liabilities:
     Gains on investment securities currently not allowable
      for tax purposes......................................           92           25
     Accretion..............................................           17           34
                                                                  -------       ------
        Gross deferred tax liabilities......................          109           59
                                                                  -------       ------
        Net deferred tax assets.............................      $   243           24
                                                                  =======       ======

    Changes to the deferred tax asset valuation allowance for the years ended December 31 were as follows:

                                                              1997          1996
                                                              ----          ----
                                                              (DOLLARS EXPRESSED
                                                                IN THOUSANDS)
Balance, January 1....................................       $3,189         2,823
Current year deferred provision, change in deferred
  tax valuation allowance.............................          404           366
                                                             ------         -----
Balance, December 31..................................       $3,593         3,189
                                                             ======         =====

    Due to the uncertainty of future operating results, it was determined the valuation allowance established for FCB should substantially offset any net deferred tax asset. The valuation allowance for deferred tax assets at December 31, 1997 and 1996, respectively, includes $3.2 million which, if recognized, will be credited to capital surplus under the terms of the quasi-reorganization implemented by FCB as of December 31, 1996.

    With the completion of the acquisition of FCB and the Bank by First Banks, the federal and state net operating loss carryforwards (NOLs) generated prior to the transactions are subject to an annual limitation under Internal Revenue Code and California Revenue and Taxation Code for all subsequent tax years. The federal and state annual limitation is $87,739. The following schedules reflect the NOLs that will be available, after consideration of these limitations, to offset future taxable income. If taxable income for a post-transaction year does not equal or exceed the annual limitation, the unused limitation is carried forward to increase the limitation amount for the succeeding years until the excess limitation is utilized. FCB has alternative minimum tax credits of $448,000 which have no expiration date. These credits are also subject to an annual limitation and can be utilized subsequent to the utilization of the NOLs.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

    The NOLs for FCB were approximately $2.9 million at December 31, 1997 and expire as follows:

                                                              (DOLLARS EXPRESSED
                                                                IN THOUSANDS)
Year ending December 31:
    2008....................................................        $  394
    2009....................................................           747
    2011....................................................           660
    2017....................................................         1,064
                                                                    ------
        Total...............................................        $2,865
                                                                    ======

    For California income tax purposes, FCB had NOLs of approximately $106,000 at December 31, 1997. These NOLs expire as follows:

                                                              (DOLLARS EXPRESSED
                                                                IN THOUSANDS)
Year ending December 31:
    1998....................................................         $ 77
    1999....................................................           29
                                                                     ----
        Total...............................................         $106
                                                                     ====

(9) 12% CONVERTIBLE DEBENTURES

    In 1995, FCB issued to First Banks two 5-year, 12% convertible debentures in exchange for $6.5 million. The principal and any accrued but unpaid interest thereon is convertible at any time prior to maturity, at the option of First Banks, into FCB common stock at $12.50 per share. At maturity, any unpaid principal and accrued interest will be converted into FCB common stock at $12.50 per share. The initial debenture of $1.5 million was issued on October 31, 1995 and matures on October 31, 2000. The second debenture was issued on December 28, 1995 and matures on December 28, 2000. Cash may be paid with respect to either the principal or interest on the debentures only when, in the sole and absolute discretion of the Board of Directors of FCB, it is determined that FCB has sufficient funds to make such payment in accordance with all applicable regulatory requirements. The debentures are secured by all of the shares of the Bank common stock held by FCB.

    Accrued and unpaid interest on the debentures was $1.6 million and $831,000 at December 31, 1997 and 1996, respectively. At December 31, 1997, the principal and accrued interest on the debentures could have been converted into an aggregate of 649,720 shares of FCB common stock. If the debentures had been converted as of December 31, 1997, First Banks' ownership interest would have been 78.2%.

(10) DIVIDENDS PAYABLE

    On December 31, 1991, the Board of Directors of FCB declared a $40.00 per share cash dividend on its common stock. This dividend was payable in four installments during 1992. On July 9, 1992, the Company made a decision to suspend payment of the third and fourth quarter dividends which totaled $20.00 per share. FCB continued to accrue interest on these suspended dividends at the current legal rate until such time as the dividends were paid to stockholders of record as of June 15, 1992 and September 14, 1992. In connection with its Rights Offering to shareholders, as described in Note 2, FCB exchanged common stock with certain of those individuals eligible to receive the accrued and unpaid 1992 dividends. FCB exchanged one share of FCB common stock for each $12.50 of dividends and accrued interest in satisfaction of $643,000 of that obligation. As of December 31, 1996, the aggregate accrued dividends and accrued but unpaid interest thereon was $351,000, and such obligation was fully paid in 1997.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(11) EMPLOYEE BENEFIT PLANS

401(K) PLAN

    FCB has a self-administered savings and incentive plan covering substantially all employees. Under the plan, employer matching contributions are determined annually by FCB's Board of Directors. Employee contributions are limited to 15% of an employee's compensation not to exceed $9,500 for 1997. Total employer contributions under the plan were $20,000 and $17,000 for the years ended December 31, 1997 and 1996, respectively. The plan assets are held and managed under a trust agreement with the trust department of an affiliated bank.

    Postretirement benefits other than pensions and postemployment benefits are generally not provided for FCB's employees.

(12) COMMITMENTS AND CONTINGENCIES

    FCB is a party to commitments to extend credit and commercial and standby letters of credit in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The interest rate risk associated with these credit commitments relates primarily to the commitments to originate fixed-rate loans. The credit risk amounts are equal to the contractual amounts, assuming the amounts are fully advanced and the collateral or other security is of no value. FCB uses the same credit policies in granting commitments and conditional obligations as it does for on-balance-sheet items.

    Commitments to extend credit at December 31 are as follows:

                                                             1997      1996
                                                             ----      ----
                                                           (DOLLARS EXPRESSED
                                                              IN THOUSANDS)
Commitments to extend credit..............................  $99,129    42,425
Standby letters of credit.................................      250        49
                                                            =======    ======

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant, equipment, income-producing commercial properties and single family residential properties.

    Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The letters of credit are primarily issued to support private borrowing arrangements and commercial transactions. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Upon issuance of the commitments, FCB holds marketable securities, certificates of deposit, inventory or other assets as collateral supporting those commitments for which collateral is deemed necessary.

(13) DISTRIBUTION OF EARNINGS OF THE SUBSIDIARY BANK

    The Subsidiary Bank is restricted by various state and federal regulations as to the amount of dividends which are available for payment to FCB. Under the most restrictive of these requirements, the future payment of dividends from the Subsidiary Bank is limited to approximately $1.6 million at December 31, 1997, unless prior permission of the regulatory authorities is obtained.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(14) TRANSACTIONS WITH RELATED PARTIES

    FCB purchases certain services and supplies from or through First Banks. FCB's financial position and operating results could significantly differ from those that would be obtained if FCB's relationship with First Banks did not exist.

    First Banks provides management services to FCB and its Subsidiary Bank. Management services are provided under a management fee agreement whereby FCB compensates First Banks on an hourly basis for its use of personnel for various functions including internal audit, loan review, income tax preparation and assistance, accounting, asset/liability and investment services, loan servicing and other management and administrative services. Fees paid under this agreement were $478,000 and $618,000 for the years ended December 31, 1997 and 1996, respectively. The fees paid for management services are at least as favorable as could have been obtained from an unaffiliated third party. In addition, FCB paid First Banks $183,000 and $66,000 for correspondent banking services for the years ending of December 31, 1997 and 1996, respectively.

    Because of the affiliation with First Banks and the geographic proximity of certain of their offices, FCB shares the cost of certain personnel and services used by FCB and First Banks. This includes the salaries and benefits of certain loan and administrative personnel. The allocation of the shared costs are charged and/or credited under the terms of cost sharing agreements entered into during 1997. Because this involves distributing essentially fixed costs over a larger asset base, it allows each bank to receive the benefit of personnel and services at a reduced cost. Net fees paid under these agreements were $326,000 and $412,000 for the years ended December 31, 1997 and 1996, respectively.

    Effective April 1, 1997, First Services L.P., a limited partnership indirectly owned by First Banks' Chairman and his children through its general partners and limited partners, began providing data processing and various related services to FCB under the terms of data processing agreements. Previously, these services were provided by a subsidiary of First Banks. Fees paid under these agreements were $362,000 and $381,000 for the years ended December 31, 1997 and 1996, respectively. The fees paid for data processing services are at least as favorable as could have been obtained from an unaffiliated third party.

    First Commercial had $24.9 million and $17.9 million in whole loans and loan participations outstanding at December 31, 1997 and 1996, respectively, that were purchased from banks affiliated with First Banks. In addition, First Commercial had sold $12.0 million and $2.0 million in whole loans and loan participations to affiliates of First Banks at December 31, 1997 and 1996, respectively. These loans and loan participations were acquired and sold at interest rates and terms prevailing at the dates of their purchase or sale and under standards and policies followed by First Commercial.

    As more fully discussed in Note 6, FCB borrowed $400,000 from First Banks on December 31, 1997.

    Outside of normal customer relationships, no directors, executive officers or stockholders holding over 5% of FCB's voting stock, and no corporations or firms with which such persons or entities are associated, currently maintain or have maintained, any significant business or personal relationships with FCB or its subsidiary, other than that which arises by virtue of such position or ownership interest in FCB, except as described above.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair values of financial instruments are management's estimate of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary significantly from amounts that would be realized in actual transactions. In addition, other significant assets are not considered financial assets including deferred tax assets and bank premises and equipment. Further, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of the estimates.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

    The estimated fair value of FCB's financial instruments at December 31 were as follows:

                                                               DECEMBER 31, 1997              DECEMBER 31, 1996
                                                            ------------------------       ------------------------
                                                            CARRYING      ESTIMATED        CARRYING      ESTIMATED
                                                             AMOUNT       FAIR VALUE        AMOUNT       FAIR VALUE
                                                            --------      ----------       --------      ----------
                                                                       (DOLLARS EXPRESSED IN THOUSANDS)

Assets:
    Cash and cash equivalents.............................  $  8,720         8,720          20,910         20,910
    Investment securities.................................    64,390        64,390          38,229         38,229
    Net loans.............................................   113,326       113,963          89,900         89,900
    Accrued interest receivable...........................     1,856         1,856           1,197          1,197
                                                            ========      ========         =======       ========
Liabilities:
    Demand and savings deposits...........................  $104,035       104,035          71,024         71,024
    Time deposits.........................................    68,550        68,907          65,112         65,112
    Accrued interest payable..............................     1,939         1,939           1,098          1,098
    12% convertible debentures............................     6,500         6,500           6,500          6,500
    Notes payable and other short-term borrowings.........     1,280         1,280             705            705
                                                            ========      ========         =======       ========
Off-balance-sheet:
    Unfunded loan commitments.............................  $     --            --              --             --
                                                            ========      ========         =======       ========

    The following methods and assumptions were used in estimating the fair value of financial instruments:

  FINANCIAL ASSETS:

    Cash and cash equivalents and accrued interest receivable: The carrying values reported in the consolidated balance sheets approximate fair value.

    Investment securities: Fair value for securities available for sale were the amounts reported in the consolidated balance sheets. If quoted market prices were not available, fair values were based upon quoted market prices of comparable instruments.

    Net loans: The fair value for most loans was estimated utilizing discounted cash flow calculations that applied interest rates currently being offered for similar loans to borrowers with similar risk profiles. The carrying values for loans are net of the allowance for possible loan losses and unearned discount.

  FINANCIAL LIABILITIES:

    Deposits: The fair value disclosed for deposits generally payable on demand (i.e., non-interest-bearing and interest-bearing demand, savings and money market accounts) was considered equal to their respective carrying amounts as reported in the consolidated balance sheets. The fair value disclosed for demand deposits does not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market. The fair value for certificates of deposit was estimated utilizing a discounted cash flow calculation that applied interest rates currently being offered on similar certificates to a schedule of aggregated monthly maturities of time deposits.

    Convertible debentures, notes payable, short-term borrowings and accrued interest payable: The carrying values reported in the consolidated balance sheets approximate fair value.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

  OFF-BALANCE-SHEET:

    Unfunded loan commitments: The majority of the commitments to extend credit and commercial and standby letters of credit contain variable interest rates and credit deterioration clauses and, therefore, the carrying value of these credit commitments approximates fair value.

(16) REGULATORY CAPITAL

    The Subsidiary Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Subsidiary Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for Prompt Corrective Action, the Subsidiary Bank must meet specific capital guidelines that involve quantitative measures of the Subsidiary Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Subsidiary Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Subsidiary Bank to maintain certain minimum capital ratios. The Subsidiary Bank is required to maintain a minimum risk-based capital to risk-weighted assets ratio of 8.0%, with at least 4.0% being "Tier 1" capital (as defined in the regulations). In addition, a minimum leverage ratio (Tier 1 capital to average assets) of 3.0% plus an additional cushion of 100 to 200 basis points is expected. In order to be considered well capitalized under Prompt Corrective Action provisions, a bank is required to maintain a risk weighted asset ratio of at least 10%, a Tier 1 to risk weighted assets ratio of at least 6%, and a leverage ratio of at least 5%. As of December 31, 1996, the date of the most recent notification from FCB's primary regulator, First Commercial was categorized as well capitalized under the regulatory framework for Prompt Corrective Action. Management believes, as of December 31, 1997, First Commercial was well capitalized as defined by the FDIC Improvement Act.

    At December 31, 1997 and 1996, FCB's and the Bank's capital ratios were as follows:

                                                              RISK-BASED CAPITAL RATIOS
                                                       --------------------------------------
                                                            TOTAL                  TIER 1            LEVERAGE RATIO
                                                       ---------------        ---------------        --------------
                                                       1997       1996        1997       1996        1997      1996
                                                       ----       ----        ----       ----        ----      ----
    FCB..............................................  6.34%      6.95%       5.06%      5.66%       4.03%     4.25%
    First Commercial................................. 11.89      13.13       10.61      11.84        8.43      8.87

(17) CONTINGENT LIABILITIES

    In the ordinary course of business, there are various legal proceedings pending against FCB and/or the Subsidiary Bank. Management, in consultation with legal counsel, is of the opinion the ultimate resolution of these proceedings will have no material effect on the financial condition or results of operations of FCB or the Subsidiary Bank.

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

(18) PARENT COMPANY ONLY FINANCIAL INFORMATION

  CONDENSED BALANCE SHEETS

                                                                       DECEMBER 31,
                                                                   --------------------
                                                                   1997            1996
                                                                   ----            ----
                                                                    (DOLLARS EXPRESSED
                                                                      IN THOUSANDS)
Assets:
    Cash....................................................      $   153            363
    Investment in subsidiary................................       14,943         13,144
    Deferred tax assets.....................................          225             --
    Other assets............................................          502            524
                                                                  -------         ------
        Total assets........................................      $15,823         14,031
                                                                  =======         ======
Liabilities and stockholders' equity:
    Dividends payable.......................................      $    --            251
    Promissory note payable.................................          400             --
    12% convertible debentures..............................        6,500          6,500
    Accrued and other liabilities...........................        1,666            950
                                                                  -------         ------
        Total liabilities...................................        8,566          7,701

Stockholders' equity........................................        7,257          6,330
                                                                  -------         ------
    Total liabilities and stockholders' equity..............      $15,823         14,031
                                                                  =======         ======

  CONDENSED STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED DECEMBER 31,
                                                                  ------------------------
                                                                   1997              1996
                                                                   ----              ----
                                                                     (DOLLARS EXPRESSED
                                                                       IN THOUSANDS)

Income:
    Dividends from subsidiary...............................      $  200                --
    Other...................................................          15                 8
                                                                  ------            ------
        Total income........................................         215                 8
                                                                  ------            ------
Expense:
    Interest................................................         888               892
    Other...................................................         190               167
                                                                  ------            ------
        Total expense.......................................       1,078             1,059
                                                                  ------            ------
        Loss before income tax expense (benefit) and equity
          in undistributed income of subsidiary.............        (863)           (1,051)
    Income tax expense (benefit)............................           2              (366)
                                                                  ------            ------
        Loss before equity in undistributed income of
          subsidiary........................................        (865)             (685)
    Equity in undistributed income of subsidiary............       1,629               115
                                                                  ------            ------
        Net income (loss)...................................      $  764              (570)
                                                                  ======            ======

                 FIRST COMMERCIAL BANCORP, INC. AND SUBSIDIARY

  CONDENSED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                                  ------------------------
                                                                    1997            1996
                                                                    ----            ----
                                                                     (DOLLARS EXPRESSED
                                                                       IN THOUSANDS)

Operating activities:
    Net income (loss).......................................      $   764            (570)
    Adjustments to reconcile net income (loss) to net cash
     used in operating activities
        Equity in undistributed income of subsidiary........       (1,629)           (115)
        Dividends from subsidiary...........................          200              --
        Other, net..........................................           62            (147)
                                                                  -------          ------
            Net cash used in operating activities...........         (603)           (832)
                                                                  -------          ------
Investing activities--capital contributions to subsidiary...           --          (1,938)
                                                                  -------          ------
Financing activities:
    Proceeds from the issuance of common stock..............           --           3,217
    Repurchase of fractional shares.........................           (7)             --
    Increase in promissory note payable.....................          400              --
    Decrease in advances from subsidiary....................           --            (284)
                                                                  -------          ------
            Net cash provided by financing activities.......          393           2,933
                                                                  -------          ------
            Net increase (decrease) in cash and cash
               equivalents..................................         (210)            163
    Cash and cash equivalents at beginning of year..........          363             200
                                                                  -------          ------
    Cash and cash equivalents at end of year................      $   153             363
                                                                  =======          ======
Noncash financing activities:
    Exchange of common stock for dividends payable..........      $    --            (643)
                                                                  =======          ======

(19) SUBSEQUENT EVENTS

    On February 2, 1998, FCB and First Banks America, Inc., St. Louis, Missouri
(FBA), a 71.8% owned subsidiary of First Banks, were merged. Under the terms of the Agreement and Plan of Merger (Agreement), FCB was merged into FBA, and First Commercial was merged into First Bank of California, an indirect subsidiary bank of FBA. The FCB shareholders received .8888 shares of FBA common stock for each share of FCB common stock that they held. In total, FCB shareholders received approximately 751,728 shares of FBA common stock, including 462,176 shares received by First Banks in exchange for its 61.5% ownership of FCB. The transaction also provided for First Banks to receive 804,000 shares of FBA common stock in exchange for $10.0 million of FBA's promissory note payable to First Banks. In addition, FCB's convertible debentures of $6.5 million, which are owned by First Banks, were exchanged for comparable debentures in FBA.

                       REDWOOD BANCORP AND SUBSIDIARIES

                       REPORT OF INDEPENDENT ACCOUNTANTS

       Shareholder and Board of Directors of
       Redwood Bancorp and Subsidiaries:

           We have audited the consolidated statements of financial condition of Redwood Bancorp and its subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Redwood Bancorp and its subsidiaries at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                    /s/ Coopers & Lybrand L.L.P.



       San Francisco, California
       June 19, 1998

                                        REDWOOD BANCORP AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                        ASSETS                                MARCH 31,         DECEMBER 31,       DECEMBER 31,
                                                                 1998               1997               1996
                                                              ---------         ------------       ------------
                                                             (UNAUDITED)
Cash and due from banks................................      $  6,033,556       $  8,672,217       $  8,140,106
Federal funds sold.....................................         3,000,000          1,200,000          5,000,000
Investment securities:
    Held-to-maturity...................................         6,224,893          4,228,570          2,249,207
    Available-for-sale.................................        10,442,575         14,489,971          9,347,368
Loans, net.............................................       118,880,353        109,483,706        100,994,646
Bank premises and equipment, net.......................           783,633            796,241            785,118
Interest receivable....................................           954,064            921,150            804,215
Goodwill...............................................         3,919,862          3,964,918          4,145,142
Other assets...........................................         1,767,394          1,715,421          2,594,849
                                                             ------------       ------------       ------------
            Total assets...............................      $152,006,330       $145,472,194       $134,060,651
                                                             ============       ============       ============
         LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
    Deposits...........................................      $130,110,833       $126,772,656       $117,379,755
    Interest payable and other liabilities.............         1,159,278          1,227,427            737,717
    Other borrowings...................................         2,910,000                 --                 --
                                                             ------------       ------------       ------------
            Total liabilities..........................       134,180,111        128,000,083        118,117,472
                                                             ------------       ------------       ------------
Shareholder's equity:
    Common stock, $3.33 par value; authorized 1,000,000
      shares; issued and outstanding 250,000 shares in
      1997 and 1996....................................           832,500            832,500            832,500
    Surplus............................................        10,639,969         10,639,969         10,639,969
    Retained earnings..................................         6,412,661          5,988,022          4,567,627
    Accumulated other comprehensive income (loss)......           (58,911)            11,620            (96,917)
                                                             ------------       ------------       ------------
            Total shareholder's equity.................        17,826,219         17,472,111         15,943,179
                                                             ------------       ------------       ------------
                Total liabilities and shareholder's
                   equity..............................      $152,006,330       $145,472,194       $134,060,651
                                                             ============       ============       ============

            The accompanying notes are an integral part of these consolidated financial statements.

                                         REDWOOD BANCORP AND SUBSIDIARIES

                                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED                     YEARS ENDED
                                                            MARCH 31,                        DECEMBER 31,
                                                      ---------------------             ----------------------
                                                      1998             1997             1997              1996
                                                      ----             ----             ----              ----
                                                           (UNAUDITED)
Interest income:
    Interest and fees on loans...............      $2,700,750       $2,404,315       $10,417,676       $ 8,791,684
    Interest on federal funds sold...........          28,323           67,688           243,921           232,516
    Interest on investment securities........         309,244          197,446         1,018,486           967,244
    Interest on deposits in other financial
      institutions...........................              --               --                --            13,572
                                                   ----------       ----------       -----------       -----------

            Total interest income............       3,038,317        2,669,449        11,680,083         10,005,01
Interest expense.............................       1,078,079          907,212         3,863,742         3,442,833
                                                   ----------       ----------       -----------       -----------
            Net interest income before
              provision for loan losses......       1,960,238        1,762,237         7,816,341         6,562,183
Provision for loan losses....................              --               --                --                --
                                                   ----------       ----------       -----------       -----------
            Net interest income after
              provision for loan losses......       1,960,238        1,762,237         7,816,341         6,562,183
                                                   ----------       ----------       -----------       -----------
Noninterest income:
    Customer service fees....................          63,134           56,587           372,429           363,706
    Other....................................         174,626          150,985            28,317            30,247
                                                   ----------       ----------       -----------       -----------
            Total noninterest income.........         237,760          207,572           400,746           393,953
                                                   ----------       ----------       -----------       -----------
Noninterest expense:
    Salaries and employee benefits...........         799,503          931,258         3,362,288         3,085,229
    Occupancy and equipment..................         233,574          226,523           933,728           966,284
    Deposit insurance and regulatory
      assessments............................           9,387            8,482            35,220            35,371
    Professional services....................          74,910           30,500            82,729           166,700
    Insurance................................          34,889           38,324           143,729           147,695
    Data processing..........................          56,282           57,012           216,326           221,279
    Forms and supplies.......................          26,616           29,360           105,065           101,007
    Telecommunication and postage............          44,647           40,142           147,366           150,085
    Corporate expenses.......................           9,000           21,000            56,000            57,000
    Goodwill amortization....................          45,056           45,056           180,224           180,224
    Other....................................         103,145           75,877           378,166           311,541
                                                   ----------       ----------       -----------       -----------
            Total noninterest expense........       1,437,009        1,503,534         5,640,841         5,422,415
                                                   ----------       ----------       -----------       -----------
            Income before income taxes.......         760,989          466,275         2,576,246         1,533,721
Income tax expense (benefit).................         336,350          216,000         1,155,851        (1,773,000)
                                                   ----------       ----------       -----------       -----------
Net income...................................      $  424,639       $  250,275       $ 1,420,395       $ 3,306,721
                                                   ==========       ==========       ===========       ===========
Net income per share--basic..................      $     1.70       $     1.00       $      5.68       $     13.23
                                                   ==========       ==========       ===========       ===========
Net income per share--diluted................      $     1.70       $     1.00       $      5.68       $     13.23
                                                   ==========       ==========       ===========       ===========
Weighted average common stock outstanding....      $  250,000       $  250,000       $   250,000       $   250,000
                                                   ==========       ==========       ===========       ===========

             The accompanying notes are an integral part of these consolidated financial statements.

                                               REDWOOD BANCORP AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                        FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                    AND THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                                                                                                    ACCUMU-
                                                                                                  LATED OTHER
                                   COMMON STOCK                        COMPRE-                      COMPRE-
                                ------------------                     HENSIVE       RETAINED       HENSIVE
                                SHARES      AMOUNT       SURPLUS       INCOME        EARNINGS       INCOME           TOTAL
                                ------      ------       -------       -------       --------     -----------        -----
Balance, December 31, 1995...   250,000    $832,500    $10,639,969                  $1,260,906     $  55,971      $12,789,346
Comprehensive Income:
    Net Income...............        --          --             --    $3,306,721     3,306,721            --        3,306,721
    Other comprehensive
      income--Unrealized
      losses on securities...        --          --             --      (152,888)           --      (152,888)        (152,888)
                                                                      ----------
    Comprehensive Income.....        --          --             --    $3,153,833            --            --               --
                               --------    --------    -----------    ==========    ==========     =========      ===========
Balance, December 31, 1996...   250,000     832,500     10,639,969                   4,567,627       (96,917)      15,943,179
Comprehensive Income:
    Net Income...............        --          --             --    $1,420,395     1,420,395            --        1,420,395
    Other comprehensive
      income--Unrealized
      losses on securities...        --          --             --       108,537            --       108,537          108,537
                                                                      ----------
    Comprehensive Income.....        --          --             --    $1,528,932            --            --               --
                               --------    --------    -----------    ==========    ==========     =========      ===========
Balance, December 31, 1997...   250,000     832,500     10,639,969                   5,988,022        11,620       17,472,111

Quarter ended March 31, 1998
  (unaudited):
Comprehensive Income:
    Net Income...............        --          --             --    $  424,639       424,639            --          424,639
    Other comprehensive
      income--Unrealize
      losses on securities...        --          --             --       (70,531)           --       (70,531)         (70,531)
                                                                      ----------
    Comprehensive Income.....        --          --             --    $  354,108            --            --               --
                               --------    --------    -----------    ==========    ----------     ---------      -----------
Balance, March 31, 1998......   250,000    $832,500    $10,639,969                  $6,412,661     $ (58,911)     $17,826,219
                               ========    ========    ===========                  ==========     =========      ===========

                   The accompanying notes are an integral part of these consolidated financial statements.

                                         REDWOOD BANCORP AND SUBSIDIARIES

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    THREE MONTHS ENDED                       YEARS ENDED
                                                         MARCH 31,                          DECEMBER 31,
                                                  ----------------------               -----------------------
                                                  1998              1997               1997               1996
                                                  ----              ----               ----               ----
                                                        (UNAUDITED)
Cash flows from operating activities:
    Net income...........................      $   424,639       $   250,275       $  1,420,395       $  3,306,721
    Reconciliation to net cash provided
      by operating activities:
        Deferred income tax..............               --           160,300            826,000         (1,982,000)
        Depreciation and leasehold
          amortization...................           57,457            50,550            212,703            225,429
        Amortization and accretion of
          premiums and discounts.........          (31,062)           26,551           (219,090)          (185,772)
        Goodwill amortization............           45,046            45,046            180,224            180,224
        Net increase (decrease) in
          deferred loan fees.............           33,982            10,554             (6,734)            81,407
        Increase in interest receivable
          and other assets...............          (84,887)          (51,408)           (63,513)            (3,752)
        Increase (decrease) in interest
          payable and other liabilities..          (68,149)         (155,826)           489,710           (144,076)
        Gain on sale of other real estate
          owned..........................               --                --            (12,084)                --
                                               -----------       -----------       ------------       ------------
            Net cash provided by
              operating activities.......          377,026           336,042          2,827,611          1,478,181
                                               -----------       -----------       ------------       ------------
Cash flows from investing activities:
    Purchase of:
        Held-to-maturity securities......       (4,997,500)       (1,000,000)        (5,000,000)        (2,940,333)
        Available-for-sale securities....       (5,000,000)       (1,497,500)        (9,970,184)        (7,455,899)
    Proceeds from:
        Maturities of held-to-maturity
          securities.....................        3,000,000                --          3,041,583          2,181,859
        Maturities of available-for-sale
          securities.....................        9,009,114                --          5,134,262          9,670,112
Net change in interest-earning deposits
  in other financial institutions........               --                --                 --            322,520
Loan originations and purchases, net of
  repayments and participations..........       (9,430,629)        2,087,656         (8,608,504)       (21,611,266)
Purchase of bank premises and
  equipment..............................          (44,849)          (10,273)          (223,820)          (165,133)
Proceeds from sale of other real estate
  owned..................................               --                --            138,262                 --
                                               -----------       -----------       ------------       ------------
            Net cash used in investing
              activities.................       (7,463,864)         (420,117)       (15,488,401)       (19,998,140)
                                               -----------       -----------       ------------       ------------
Cash flows from financing activities:
    Net change in deposits...............        3,338,177          (929,896)         9,392,901         13,237,354
    Net change in other borrowings.......        2,910,000                --                 --                 --
                                               -----------       -----------       ------------       ------------
            Net cash provided by
              financing activities.......        6,248,177          (929,896)         9,392,901         13,237,354
                                               -----------       -----------       ------------       ------------
            Net decrease in cash and cash
              equivalents................         (838,661)       (1,013,971)        (3,267,889)        (5,282,605)
Cash and cash equivalents at beginning of
  year...................................        9,872,217        13,140,106         13,140,106         18,422,711
                                               -----------       -----------       ------------       ------------
Cash and cash equivalents at end of
  year...................................      $ 9,033,556       $12,126,135       $  9,872,217       $ 13,140,106
                                               ===========       ===========       ============       ============
Other cash flow information:
    Interest paid........................      $ 1,047,453       $   902,925       $  3,824,888       $  3,436,800
                                               ===========       ===========       ============       ============
    Income taxes paid....................               --                --       $    260,000       $    211,500
                                               ===========       ===========       ============       ============

             The accompanying notes are an integral part of these consolidated financial statements.

                       REDWOOD BANCORP AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Redwood Bancorp (Bancorp or the Company) is owned by Empire Holdings, Inc., a wholly owned subsidiary of Empire Holdings, Ltd., a closely held bank holding company with no other significant operations. Redwood Bank (the Bank) is Bancorp's principal subsidiary and the primary operating entity of the consolidated group. All intercompany transactions have been eliminated.

NATURE OF OPERATIONS

    Bancorp operates four branches in the San Francisco Bay Area. Bancorp's primary source of revenue is through providing commercial and real estate loans to customers, who are predominantly small and middle-market businesses. The cost of funds relates to various deposit products offered to these same businesses and individuals.

INTERIM RESULTS (UNAUDITED)

    The accompanying statements of financial position as of March 31, 1998, and statements of operations, shareholder's equity and cash flows for the three-month periods ended March 31, 1998 and 1997, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results of the interim periods.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and certain liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and certain expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

    For the purposes of reporting cash flows, cash equivalents include federal funds sold. Generally, federal funds are sold for one-day periods. Substantially all cash equivalents held in other financial institutions exceed existing deposit insurance coverage.

INTEREST-EARNING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS

    Interest-earning deposits in other financial institutions generally have one year original maturities and no individual deposit exceeds $100,000. Accordingly, these deposits are recorded at cost, which approximates market.

INVESTMENT SECURITIES:

    Bancorp classifies and accounts for debt and equity securities as follows:

    * Held-to-Maturity--Debt securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the level interest yield method over the estimated remaining term of the underlying security.

                       REDWOOD BANCORP AND SUBSIDIARIES

    * Trading Securities--Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at market value, with unrealized gains and losses included in earnings. The Bank held no trading securities during 1997 and 1996.

    * Available-For-Sale--Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available-for-sale. After amortization or accretion of any premiums or discounts, these assets are carried at market value. Market value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized.

    Realized gains and losses on held-to-maturity and available-for-sale securities are computed using the specific identification method using amortized cost.

LOANS

    Loans held for investment are carried at amortized cost. Bancorp's loan portfolio consists of commercial, installment, real estate construction and other real estate loans generally collateralized by first and second deeds of trust on real estate, business assets, or personal property.

    Interest income is accrued daily on the outstanding loan balances using the simple interest method. Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when payment in full of principal or interest is not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is reversed.

    Bancorp charges loan origination and commitment fees. Net loan origination fees are deferred and amortized to interest income over the life of the loan on a method that produces a level yield. Loan commitment fees related to lines of credit are amortized to interest income over the commitment period. If a loan is paid-off prior to maturity, the remaining unamortized deferred fee is immediately recognized to interest income.

ALLOWANCE FOR LOAN LOSSES

    An allowance for loan losses is maintained at a level deemed appropriate by management to provide for known and unidentified losses in the loan portfolio. The allowance is based upon management's assessment of various factors affecting the collectibility of the loans and commitments to extend credit, including current and projected economic conditions, past credit experience, delinquency status, the value of the underlying collateral, if any, and the continuing review of the portfolio of loans and commitments.

    The allowance for loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

    A loan is considered impaired based on current information and events, if it is probable that the Bancorp will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The allowance for losses on impaired loans is measured under one of three prescribed methods. Since most of the Bancorp's loans are collateral dependent, the calculation of the allowance on impaired loans is generally based on the fair value of the collateral. Income recognition on impaired loans conforms to the method the Bancorp uses for income recognition on nonaccrual loans.

BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line basis over the shorter of the estimated useful lives of the assets or the term of the lease.

                       REDWOOD BANCORP AND SUBSIDIARIES

OTHER REAL ESTATE OWNED

    Other real estate owned consists of properties acquired through foreclosure and is stated at the lower of cost or fair market value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to current earnings with a provision for losses on foreclosed property in the period in which they are identified. Operating expenses of such properties, net of related income, are included in other expenses.

INCOME TAXES

    Bancorp is included in the consolidated federal income tax returns of Empire Holdings, Inc. and files its own state income tax returns. Income taxes have been computed on the separate results of Bancorp based on the provisions of its tax sharing agreements with Empire Holdings, Inc. These agreements generally provide that Bancorp will be charged or reimbursed based on the tax effect of its earnings or losses in the combined and consolidated tax returns.

    Deferred income taxes reflect the estimated future tax effects of temporary differences between amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

GOODWILL

    Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with the purchase of Bancorp in March 1980. Goodwill is being amortized over 40 years on a straight-line basis.

PER SHARE DATA

    Net income per share is stated in accordance with SFAS No. 128, Earnings Per Share. Basic net income per share is computed by dividing net income available to common shareholders (the numerator) by the weighted average number of common shares outstanding during the year (denominator). Diluted net income per share is computed by dividing diluted net income available to common shareholders by the weighted average number of common shares and common equivalent shares outstanding. There were no common equivalent shares outstanding during 1997 and 1996.

(2) INVESTMENT SECURITIES

    The amortized cost and estimated market values of investment securities at December 31, 1997 and 1996 were as follows:

                                                                                  1997
                                                        ---------------------------------------------------------
                                                                       UNREALIZED       UNREALIZED         MARKET
                                                        COST             GAINS            LOSSES            VALUE
                                                        ----           ----------       ----------         ------
Held-to-maturity:
    U.S. Government Agencies...................      $ 4,228,570        $   754                --        $ 4,229,324
                                                     -----------        -------         ---------        -----------
                                                       4,228,570            754                --          4,229,324
                                                     -----------        -------         ---------        -----------
Available-for-sale:
    U.S. Treasury Securities...................        2,000,348          1,527                --          2,001,875
    U.S. Government Agencies...................       12,478,003         10,093                --         12,488,096
                                                     -----------        -------         ---------        -----------
                                                      14,478,351         11,620                --         14,489,971
                                                     -----------        -------         ---------        -----------
                                                     $18,706,921        $12,374                --        $18,719,295
                                                     ===========        =======         =========        ===========

                       REDWOOD BANCORP AND SUBSIDIARIES

                                                                                  1996
                                                        ---------------------------------------------------------
                                                                       UNREALIZED       UNREALIZED         MARKET
                                                        COST             GAINS            LOSSES            VALUE
                                                        ----           ----------       ----------         ------
Held-to-maturity:
    U.S. Treasury Securities...................      $   979,385         $3,256                --        $   982,641
    U.S. Government Agencies...................        1,269,822             --         $  (4,280)         1,265,542
                                                     -----------         ------         ---------        -----------
                                                       2,249,207          3,256            (4,280)         2,248,183
                                                     -----------         ------         ---------        -----------
Available-for-sale:
    U.S. Treasury Securities...................        1,999,864          1,387                --          2,001,251
    U.S. Government Agencies...................        7,444,421             --           (98,304)         7,346,117
                                                     -----------         ------         ---------        -----------
                                                       9,444,285          1,387           (98,304)         9,347,368
                                                     -----------         ------         ---------        -----------
                                                     $11,693,492         $4,643         $(102,584)       $11,595,551
                                                     ===========         ======         =========        ===========

    At December 31, 1997 and 1996, securities with carrying amounts of $6,992,099 and $8,965,398 were pledged to secure public deposits.

    The amortized cost and estimated market value of investment securities at December 31, 1997 by contractual maturity, is as follows:

                                                       AMORTIZED          MARKET
                                                         COST              VALUE
                                                       ---------          ------
Held-to-maturity:
    Over five through ten years.................      $ 3,000,000       $ 3,007,454
    Over ten years..............................        1,228,570         1,221,870
                                                      -----------       -----------
                                                        4,228,570         4,229,324
                                                      -----------       -----------
Available for Sale:
    One year or less............................        7,992,634         7,997,174
    Over one through five years.................        5,983,500         5,988,494
    Over five through ten years.................          502,217           504,303
                                                      -----------       -----------
                                                       14,478,351        14,489,971
                                                      -----------       -----------
                                                      $18,706,921       $18,719,295
                                                      ===========       ===========

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

    The loan portfolio at December 31, 1997 and 1996 consisted of the following:

                                                        1997               1996
                                                        ----               ----
Commercial....................................      $ 12,219,400       $ 12,600,149
Real estate--mortgage.........................        80,168,678         69,257,087
Real estate--construction.....................        10,566,258         11,557,092
Installment and other loans...................         8,193,617          8,258,278
Acceptances of other banks....................                --            999,855
                                                    ------------       ------------
                                                     111,147,953        102,672,461
Less:
    Deferred loan fees........................          (477,622)          (484,356)
    Allowance for loan losses.................        (1,186,625)        (1,193,459)
                                                    ------------       ------------
                                                    $109,483,706       $100,994,646
                                                    ============       ============

                       REDWOOD BANCORP AND SUBSIDIARIES

    Bancorp concentrates its lending activities in commercial loans and real estate loans made primarily to businesses and individuals within the San Francisco Bay Area.

    The change in the allowance for loan losses for the years ended December 31, 1997 and 1996 are as follows:

                                                           1997             1996
                                                           ----             ----
Balance at beginning of year......................      $1,193,459       $1,210,127
Provision for loan losses.........................              --               --
Loans charged off.................................         (13,249)         (38,170)
Recoveries........................................           6,415           21,502
                                                        ----------       ----------
Balance at end of year............................      $1,186,625       $1,193,459
                                                        ==========       ==========

    At December 31, 1997 and 1996, loans on nonaccrual status totaled $1,354,003 and $2,470,127. Foregone interest on these loans for 1997 and 1996 were $123,941 and $230,667.

    At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $641,431 and $626,689 with a corresponding valuation allowance of $103,792 and $239,176, respectively. The average recorded investment in impaired loans in 1997 and 1996 was $634,060 and $370,845, respectively. From the time each loan was classified as impaired, no interest income was recognized on such loans in 1997 or 1996.

    At December 31, 1997 and 1996, loans pledged to secure public deposits were $322,660 and $425,394, respectively.

(4) BANK PREMISES AND EQUIPMENT

    Bank premises and equipment at December 31, 1997 and 1996 consisted of the following:

                                                         1997              1996
                                                         ----              ----
Land............................................      $   228,923       $   228,923
Building........................................          661,392           672,368
Furniture and fixtures..........................          447,662           696,769
Equipment.......................................        1,515,192         2,424,191
Leasehold improvements..........................        1,872,058         1,830,899
                                                      -----------       -----------
                                                        4,725,227         5,853,150

Less accumulated depreciation and
  amortization..................................       (3,928,986)       (5,068,032)
                                                      -----------       -----------
                                                      $   796,241       $   785,118
                                                      ===========       ===========

    Depreciation and amortization expense for the year ended December 31, 1997 and 1996 were $212,697 and $225,429.

(5) DEPOSITS

    At December 31, 1997 and 1996, deposits consisted of the following:

                                                        1997               1996
                                                        ----               ----
Noninterest-bearing demand....................      $ 27,427,159       $ 27,115,692
Savings and interest-bearing demand...........        55,152,181         50,545,444
Certificates of deposit issued in amounts less
  than $100,000...............................        26,936,714         26,246,053
Certificates of deposit of $100,000 or more...        17,256,602         13,472,566
                                                    ------------       ------------
            Total.............................      $126,772,656       $117,379,755
                                                    ============       ============

                       REDWOOD BANCORP AND SUBSIDIARIES

    The maturity of certificates accounts are as follows:

      1998...........................      $39,545,316
      1999...........................        3,829,000
      2000...........................          479,000
      2001...........................          120,000
2002 and thereafter..................          220,000
                                           -----------
                                           $44,193,316
                                           ===========

(6) INCOME TAXES

    The components of the provision (benefit) for federal and state income taxes are as follows:

                                                          1997             1996
                                                          ----             ----
Currently payable:
    Federal......................................      $   30,851       $    23,000
    State........................................         265,000           186,000
                                                       ----------       -----------
            Total................................         295,851           209,000
                                                       ----------       -----------
Deferred:
    Federal......................................          19,000            27,000
    State........................................         (45,000)           14,000
    Reduction of income tax due to utilization of
      net operating loss carryforward............         886,000           514,000
    Reduction in valuation allowance.............              --        (2,537,000)
                                                       ----------       -----------
            Total................................         860,000        (1,982,000)
                                                       ----------       -----------
                Income tax expense (benefit).....      $1,155,851       $(1,773,000)
                                                       ==========       ===========

    Reconciliation of the statutory tax rate to the effective tax rate is as follows:

                                                                   1997             1996
                                                                   ----             ----
Statutory federal tax rate.............................            35.0%            35.0%
State tax, net of federal income tax effect..............           5.6%             8.9%
Reduction in deferred tax asset valuation allowance......            --           (165.4)%
Other, net...............................................           4.3%             5.9%
                                                                   ----           ------
                                                                   44.9%          (115.6)%
                                                                   ====           ======

    The components of net deferred income tax assets and liabilities as of December 31 are as follows:

                                                           1997             1996
                                                           ----             ----
Allowance for loan losses.........................      $  237,000       $  239,000
Fixed assets......................................         148,000          147,000
Deferred loan fees................................          20,000           32,000
Net operating loss carryforward...................         803,000        1,689,000
State tax, net of federal income tax effect.......         196,000          151,000
AMT credit carryforward...........................          53,000           34,000
Other.............................................           3,000           (6,000)
                                                        ----------       ----------
            Total deferred tax assets.............      $1,460,000       $2,286,000
                                                        ==========       ==========

    As of December 31, 1997, Bancorp had federal net operating loss carryforwards of $2,363,000 available to reduce future financial statement income based on the provisions of its tax sharing, agreement with Empire Holdings, Inc. In addition, Bancorp is a member of the Empire Holdings, Inc. and subsidiaries consolidated tax return filing group.

                       REDWOOD BANCORP AND SUBSIDIARIES

    As of December 31, 1997, the Empire Holdings consolidated group had federal net operating loss carryforwards available, on a tax basis, to reduce future taxable income as follows:

NET OPERATING                                                 EXPIRATION
LOSS CARRYOVER                                                   DATE
--------------                                                ----------
  $   70,000     ...........................................     2002
   2,846,000     ...........................................     2003
     245,000     ...........................................     2004
       3,000     ...........................................     2005
     658,000     ...........................................     2006
       5,000     ...........................................     2007
     164,000     ...........................................     2008
      26,000     ...........................................     2009
  ----------
  $4,017,000
  ==========

(7) EMPLOYEE BENEFIT PLAN

    Bancorp has a 401(k) savings plan covering substantially all employees of Bancorp. Under the provisions of the plan, employees who elect to participate are allowed to make "deferred contributions" (as defined in the Plan
Agreement) of up to 15% of their annual salary. In addition, the Bank will make matching contributions equal to 50% of each employee's elective deferral and at year end 1% of the employee's annual salary. Contributions by Bancorp for the year ended December 31, 1997 and 1996 amounted to $107,200 and $104,954, respectively.

(8) RELATED PARTY TRANSACTIONS

    In the ordinary course of business, the Bancorp has made loans and advances under lines of credit to directors and officers and their related interests. An analysis of loans to related parties for 1997 and 1996 are shown below:

                                            1997            1996
                                            ----            ----
Balance, beginning of year..........             --       $ 100,000
Advances............................             --         886,000
Payments............................             --        (986,000)
                                          ---------       ---------
Balance, end of year................             --              --
                                          =========       =========

(9) COMMITMENTS AND CONTINGENCIES

    The Bank is required by federal regulations to maintain certain minimum average balances with the Federal Reserve Bank, based primarily on the Bank's daily demand deposit balances. Required deposits held with the Federal Reserve Bank as of December 31, 1997 and 1996 were $1,479,000 and $1,482,000, and the Bank had a balance of $6,213,000 and $5,177,000 with the Federal Reserve Bank at these dates.

    Bancorp has entered into various noncancelable operating lease arrangements for three branch offices. Future minimum lease payments as of December 31, 1997 are as follows:

                                                        FUTURE
                                                       MINIMUM
                                                    LEASE PAYMENTS
                                                    --------------
1998..........................................         $385,683
1999..........................................           19,400
                                                       --------
                                                       $405,083
                                                       ========

                       REDWOOD BANCORP AND SUBSIDIARIES

    Certain of the leases contain renewal options and rent escalation clauses based upon certain economic indices. Net rental expense for bank premises and equipment under operating leases for the year ended December 31, 1997 and 1996 was $477,398 and $475,395.

    Bancorp is involved in legal actions arising from normal business activities. Management, upon the advice of legal counsel handling such actions, believes that the ultimate resolution of these actions will not have a material effect on the financial position of Bancorp.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    Bancorp is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. To date, these financial instruments include commitments to extend credit which involve elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bancorp upon commitments to extend credit, is based on management's credit evaluation of the counter-party. Collateral held varies but usually consists of residential and commercial property.

    Standby letters of credit are performance assurances made on behalf of customers who have a contractual obligation to produce or deliver goods or services or otherwise perform. Credit risk in these transactions arises from the possibility that a customer may not be able to repay the Bank if the letter of credit is drawn upon. As with commitments to extend credit, the Bank evaluates each customer's creditworthiness on a case-by-case basis.

    At December 31, 1997 and 1996, Bancorp had $18,883,206 and $16,244,782 of
commitments to extend credit and $366,968 and $226,968 in standby letters of credit.

(10) REGULATORY CAPITAL REQUIREMENTS

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                       REDWOOD BANCORP AND SUBSIDIARIES

    The following table sets forth the regulatory capital position of the Bank as of December 31, 1997 and 1996 (in thousands):

                                                                                                               TO BE WELL-
                                                                                                            CAPITALIZED UNDER
                                                                                 FOR CAPITAL                PROMPT CORRECTIVE
                                                     ACTUAL                   ADEQUACY PURPOSES             ACTION PROVISIONS
                                              --------------------          --------------------          ---------------------
                                              AMOUNT         RATIO          AMOUNT         RATIO          AMOUNT          RATIO
                                              ------         -----          ------         -----          ------          -----
As of December 31, 1997:
    Total Capital (to Risk Weighted
      Assets)..........................       $13,803         12.0%        >=$9,237        >=8.0%       >=$11,546         >=10.0%
    Tier I Capital (to Risk Weighted
      Assets)..........................       $12,617         10.9%        >=$4,618        >=4.0%       >=$ 6,928         >= 6.0%
    Tier I Capital (to Average
      Assets)..........................       $12,617          9.0%        >=$5,611        >=4.0%       >=$ 7,014         >= 5.0%
As of December 31, 1996:
    Total Capital (to Risk Weighted
      Assets)..........................       $11,514         10.6%        >=$8,663        >=8.0%       >=$10,829         >=10.0%
    Tier I Capital (to Risk Weighted
      Assets)..........................       $10,320          9.5%        >=$4,331        >=4.0%       >=$ 6,497         >= 6.0%
    Tier I Capital (to Average
      Assets)..........................       $10,320          8.5%        >=$4,837        >=4.0%       >=$ 6,046         >= 5.0%

     As of December 31, 1997 and 1996, the regulatory capital position of Bancorp approximated the Bank's.

    As of December 31, 1997, the Bank was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized," the Bank must maintain minimum total risk-based, Tier
I risk-based, Tier I leverage ratios as set forth in the table, and not be subject to a capital directive.

    In addition, the California State Banking Department limits the amount of dividends that can be paid without its prior approval for all state chartered banks. The limitation for a given year is the lesser of the Bank's retained earnings or its net income for the last three fiscal years, less the amount of any distributions made by the Bank's during such period. As of December 31, 1997, the Bank could pay dividends of up to $4,829,074 without prior approval.

    Lastly, in September 1992, Bancorp entered into an agreement with the Federal Reserve Bank whereby Bancorp cannot pay dividends unless the Bank maintains a Tier 1 capital ratio of at least 7.0%, a Tier 1 risk-based capital ratio of at least 4% and a total risk-based capital ratio of 8%.

(11) FAIR VALUES OF FINANCIAL INSTRUMENTS

    Fair value estimates are determined as of a specific date in time utilizing quoted market prices, where available, or various assumptions and estimates. As the assumptions underlying these estimates change, the fair value of the financial instruments will change. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. Additionally, Bancorp has not disclosed highly subjective values of other nonfinancial instruments. Accordingly, the aggregate fair value amounts presented do not represent and should not be construed to represent the full underlying value of the Bank.

    The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

CASH AND CASH EQUIVALENTS

    The carrying value of cash and cash equivalents approximates fair value due to the relatively short term nature of these instruments.

INTEREST EARNING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS

    The carrying value of interest earning deposits in other financial institutions approximates fair value due to the short term nature of all such deposits in the Bancorp's portfolio.

                       REDWOOD BANCORP AND SUBSIDIARIES

INVESTMENT SECURITIES, HELD TO MATURITY

    Fair value of securities and investments is based on quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE

    In order to determine the fair values for loans, the loan portfolio was segmented based on loan type, credit quality and repricing characteristics. For certain variable rate loans with no significant credit concerns and frequent pricings, estimated fair values are based on the carrying values. The fair values of other loans are estimated using discounted cash flow analyses. The discount rates used in these analyses are generally based on origination rates for similar loans of comparable credit quality. Maturity estimates of installment loans are based on historical experience with prepayments.

DEPOSITS

    The fair values for deposits, subject to immediate withdrawal such as interest and noninterest bearing, and savings deposit accounts, are equal to the amount payable on demand at the reporting date (i.e., their carrying amount on the balance sheet). Fair values for fixed rate certificates of deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

                                                    DECEMBER 31, 1997                     DECEMBER 31, 1996
                                               -------------------------             -------------------------
                                               CARRYING             FAIR             CARRYING             FAIR
                                                AMOUNT             VALUE              AMOUNT             VALUE
                                               --------            -----             --------            -----
Financial assets:
    Cash and cash equivalents..........      $  9,872,217       $  9,872,217       $ 13,140,106       $ 13,140,106
    Investment securities..............        18,718,541         18,719,295         11,596,575         11,595,551
    Loans receivable, net..............       109,483,706        109,442,971        100,994,646        100,924,569
                                             ------------       ------------       ------------       ------------
                                             $138,074,464       $138,034,483       $125,731,327       $125,660,226
                                             ============       ============       ============       ============
Financial liabilities:
    Deposits...........................      $126,772,656       $126,832,967       $117,379,755       $117,420,827
                                             ============       ============       ============       ============

(12) PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

    The financial statements of Bancorp (parent company only) follow:

                                                                     1997              1996
                                                                     ----              ----
BALANCE SHEETS
Cash........................................................      $       307       $       567
Investment in subsidiaries..................................       16,594,254        14,369,612
Deferred tax assets.........................................          877,550         1,573,000
                                                                  -----------       -----------
            Total assets....................................      $17,472,111       $15,943,179
                                                                  ===========       ===========
Shareholder's equity:
    Common stock............................................      $   832,500       $   832,500
    Surplus.................................................       10,639,969        10,639,969
    Retained earnings.......................................        5,988,022         4,567,627
    Accumulated other comprehensive income (loss), net of
      tax...................................................           11,620           (96,917)
                                                                  -----------       -----------
Total shareholder's equity..................................      $17,472,111       $15,943,179
                                                                  ===========       ===========

                       REDWOOD BANCORP AND SUBSIDIARIES

                                                                     1997              1996
                                                                     ----              ----
INCOME STATEMENTS
Expenses:
    Goodwill amortization...................................      $  (180,224)      $  (180,224)
                                                                  -----------       -----------
    Total expenses..........................................         (180,224)         (180,224)
Loss before taxes and equity in undistributed net income of
  subsidiaries..............................................         (180,224)         (180,224)
Income tax benefit..........................................               --         1,573,000
                                                                  -----------       -----------
Income (loss) before equity in undistributed net income of
  subsidiaries..............................................         (180,224)        1,392,776
Equity in undistributed net income of subsidiaries..........        1,600,619         1,913,945
                                                                  -----------       -----------
Net Income..................................................      $ 1,420,395       $ 3,306,721
                                                                  ===========       ===========
                                                                     1997              1996
                                                                     ----              ----
STATEMENTS OF CASH FLOWS
Cash flows--operating activities:
    Net Income..............................................      $ 1,420,395       $ 3,306,721
    Reconciliation of net income to net cash from
      operations:
        Equity in undistributed net income of
          subsidiaries......................................       (1,600,619)       (1,913,945)
        Goodwill amortization...............................          180,224           180,224
        Deferred income tax.................................          695,450        (1,573,000)
                                                                  -----------       -----------
Operating cash flows, net...................................          695,450                --
Cash flows--investing activities:
    Capital contribution to the subsidiaries................         (695,710)               --
                                                                  -----------       -----------
        Investing cash flows, net...........................         (695,710)               --
Net decrease in cash........................................             (260)               --
                                                                  -----------       -----------
Cash at beginning of the year...............................              567               567
Cash at end of the year.....................................      $       307       $       567
                                                                  ===========       ===========

(13) SUBSEQUENT EVENT
    On June 8, 1998, the sole shareholder of Bancorp signed an Agreement in Principle to sell all of Bancorp's outstanding shares to First Banks AmericaInc. The transaction is expected to be completed in the fourth quarter of 1998, subject to regulatory approval.

--------------------------------------------------------------------------------

                  TABLE OF CONTENTS

                                                        PAGE
                                                        ----
Prospectus Summary................................         2
Summary Consolidated Financial Data...............         7
Risk Factors......................................         8
Use of Proceeds...................................        16
Market for the Preferred Securities...............        16
Accounting Treatment..............................        16
Capitalization....................................        17
Pro Forma Financial Information...................        19
Management's Discussion and Analysis..............        26
Business..........................................        48
Supervision and Regulation........................        51
Description of the Preferred Securities...........        57
Description of the Subordinated Debentures........        66
Description of the Guarantee......................        74
Relationship Among the Preferred Securities, the
  Subordinated Debentures and the Guarantee.......        76
Certain Federal Income Tax Consequences...........        78
ERISA Considerations..............................        81
Underwriting......................................        82
Validity of Securities............................        83
Experts...........................................        83
Incorporation of Certain Documents by Reference...        83
Available Information.............................        84
Index to Consolidated Financial Statements........       F-1

                     ------------------------------------


  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST BANKS AMERICA, INC., FIRST AMERICA CAPITAL TRUST OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST BANKS AMERICA, INC. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                        1,600,000 PREFERRED SECURITIES

                                 FIRST AMERICA
                                 CAPITAL TRUST


                  8.50% CUMULATIVE TRUST PREFERRED SECURITIES

                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                      GUARANTEED, AS DESCRIBED HEREIN, BY

                                  FIRST BANKS
                                 AMERICA, INC.

                           ------------------------

                                  $40,000,000

                         8.50% SUBORDINATED DEBENTURES

                                      OF
                           FIRST BANKS AMERICA, INC.

                           ------------------------

                                  Prospectus

                                July 15, 1998

                           ------------------------

                          STIFEL, NICOLAUS & COMPANY
                                 INCORPORATED


                                HOEFER & ARNETT
                                 INCORPORATED

--------------------------------------------------------------------------------